  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1994

                                                       REGISTRATION NO. 33-52439

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        CALIFORNIA ENERGY COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               94-2213782
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
             INCORPORATION)

                               ----------------

                              10831 OLD MILL ROAD
                             OMAHA, NEBRASKA 68154
                                 (402) 330-8900
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            STEVEN A. MCARTHUR, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        CALIFORNIA ENERGY COMPANY, INC.
                              10831 OLD MILL ROAD
                             OMAHA, NEBRASKA 68154
                                 (402) 330-8900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                WITH A COPY TO:

         PETER J. HANLON, ESQ.                   STACY J. KANTER, ESQ.
        WILLKIE FARR & GALLAGHER          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
          ONE CITICORP CENTER                       919 THIRD AVENUE
          153 EAST 53RD STREET                  NEW YORK, NEW YORK 10022
        NEW YORK, NEW YORK 10022                     (212) 735-3000
             (212) 821-8000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject To Completion, Dated March 18, 1994

PROSPECTUS

                                     [ART]

                                     $

                        CALIFORNIA ENERGY COMPANY, INC.

                         % SENIOR DISCOUNT NOTES DUE 2004

                                 ------------


  The issue price of the % Senior Discount Notes due 2004 (the "Notes") being offered hereby (the "Offering") by California Energy Company, Inc. (the "Company") will be $ per $1,000 principal amount at maturity (the "Issue Price") ( % of the principal amount at maturity). The Notes will be offered at a substantial discount from their principal amount and will provide gross proceeds of approximately $400,000,000 to the Company. The Notes will mature on January 15, 2004. The Issue Price of each Note represents a yield to maturity
of  % (computed on a semi-annual bond equivalent basis) calculated from     ,
1994. Cash interest will not accrue on the Notes prior to January 15, 1997. Commencing July 15, 1997, cash interest on the Notes will be payable on January 15 and July 15 of each year at a rate of % per annum. See "Description of the Notes" and "Certain Federal Income Tax Considerations."

  The Notes will be redeemable, at the option of the Company, at any time, in whole or in part, on or after January 15, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes--Optional Redemption." In addition, in the event of a Change of Control (as defined), each holder of the Notes (a "Holder") will have the right to require the Company to repurchase all or any part of such Holder's Notes at a repurchase price equal to 101% of the Accreted Value (as defined) thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes--Certain Covenants--Purchase of Notes Upon a Change of Control."

  The Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company and will rank senior to all other existing and future subordinated debt of the Company. The provisions of the indenture pursuant to which the Notes will be issued will permit the Company's subsidiaries, and certain joint ventures in which the Company will own a significant interest, to incur substantial indebtedness which would be effectively senior to the Notes.

                                 ------------

  SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             Principal Amount Price to  Underwriting Proceeds to
                               at Maturity    Public(1) Discount(2)  Company(3)
- --------------------------------------------------------------------------------
Per Note....................      100.0%           %          %            %
- --------------------------------------------------------------------------------
Total.......................      $             $          $            $
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Plus accrued original issue discount, if any, from      , 1994.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $     .

                                 ------------

  The Notes offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain other conditions. It is expected that the Notes will be delivered through the facilities of The Depository Trust Company, on or about March , 1994.

                                 ------------

LEHMAN BROTHERS
       SALOMON BROTHERS INC
                            DONALDSON, LUFKIN & JENRETTE
                               SECURITIES CORPORATION
                                                        BEAR, STEARNS & CO. INC.
March  , 1994

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012, on which the Company's common stock is listed and traded.

  The Company has filed with the Commission a Registration Statement on Form S-3 (which, together with all amendments and exhibits thereto, is referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated by reference as a part thereof. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

  The Company's principal executive offices are located at 10831 Old Mill Road, Omaha, Nebraska 68154, and its telephone number is (402) 330-8900. The Company was incorporated in 1971 under the laws of the State of Delaware.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference to File No. 1-9874:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.

  3. The Company's Current Reports on Form 8-K dated April 6, 1993, April 20, 1993, May 3, 1993, June 18, 1993, June 29, 1993, August 12, 1993,
     September 28, 1993, November 1, 1993 and December 1, 1993.

  4. The Company's Registration Statement on Form 8-A dated July 28, 1993.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for such copies should be directed to the Chief Financial Officer, California Energy Company, Inc., 10831 Old Mill Road, Omaha, Nebraska 68154, telephone number (402) 330-8900.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Certain capitalized terms used but not defined in this summary are used herein as defined elsewhere in this Prospectus.

                                  THE COMPANY

  California Energy Company, Inc. (the "Company"), together with its subsidiaries, is primarily engaged in the exploration for and development of geothermal resources and the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. The Company was an early participant in the domestic independent power market and is now one of the largest geothermal power producers in the United States. The Company is also actively pursuing opportunities in the international independent power market. In the year ended December 31, 1993, the Company had revenues of $149.3 million, net income of $47.2 million, and as of that date, cash and investments at the Company level of $127.8 million. Peter Kiewit Sons', Inc. ("Kiewit") is a 36.6% stockholder (on a fully-diluted basis) in the Company and a participant in certain of the Company's international private power projects.

  Through its subsidiaries, the Company currently has significant ownership interests in, and operates, four geothermal facilities that are qualified facilities under the Public Utility Regulatory Policies Act of 1978 ("PURPA"), which requires electric utilities to purchase electricity from qualified independent power producers.

                                THE COSO PROJECT

  Three of the Company's geothermal facilities, located together at the Naval Weapons Center at China Lake, California (collectively, the "Coso Project"), have an aggregate generating capacity of approximately 240 megawatts ("MW"). The Company is the managing general partner, operator and owner of an approximately 50% interest in the Coso Project, which currently constitutes the Company's primary source of revenues. Electricity generated by the Coso Project is sold pursuant to three long-term "Standard Offer No. 4" contracts (the "SO4 Agreements") to Southern California Edison Company ("SCE"). In 1993, the Coso Project achieved record MW production results and received the maximum level of capacity and capacity bonus payments under the S04 Agreements.

            OTHER DOMESTIC OPERATIONS AND DEVELOPMENT OPPORTUNITIES

  The Company also owns and operates a 10 MW geothermal power plant located at Desert Peak, Nevada, which is a qualified facility that sells power to Sierra Pacific Power Company, and operates and owns a 70% interest in a geothermal steam field at Roosevelt Hot Springs, Utah, which supplies 25 MW of geothermal steam to Utah Power & Light Company under a 30-year steam sales contract. Pursuant to a memorandum of understanding, the Company has commenced early stage site work on a proposed 30 MW geothermal project at Newberry, Oregon (the "Newberry Project"), which is expected to be completed in early 1997 and to be wholly owned and operated by the Company.

  Domestically, the Company plans to focus on developing and operating geothermal power projects, an area in which the Company believes it has a competitive advantage due to its geotechnical and project management expertise and extensive geothermal leaseholdings. The Company intends to continue to pursue geothermal opportunities in the Pacific Northwest where it has extensive geothermal leaseholdings. In addition, the Company has diversified into other environmentally responsible sources of power generation. The Company is currently constructing a 50 MW natural gas fired cogeneration project in Yuma, Arizona (the "Yuma Project"), which is expected to be wholly owned by the Company and to sell electricity to San Diego Gas & Electric Company ("SDG&E") under a 30-year power sales contract. The Company anticipates that this project will be completed by mid-year 1994. The Company expects future diversification through the selective acquisition of partially developed or existing power generating projects and intends to maintain a significant equity interest in, and to operate, the projects which it develops or acquires.

              INTERNATIONAL PROJECTS AND DEVELOPMENT OPPORTUNITIES

  The Company presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years. The Company is actively pursuing selected opportunities in nations where power demand is high and the Company's geothermal resource development and operating experience, project development expertise and strategic relationships are expected to provide it with a competitive advantage. The Company believes that the opportunities to successfully develop, construct, finance, own and operate international power projects are increasing as several countries have initiated the privatization of their power generation capacity and have solicited bids from foreign developers to purchase existing generating facilities or to develop new capacity. Some of these countries, such as the Philippines and Indonesia, also have extensive geothermal resources.

  The Company has recently entered into international joint venture agreements with Kiewit and Distral S.A. ("Distral"), two firms with significant power plant construction experience, in an effort to augment and accelerate the Company's capabilities in foreign energy markets. Joint venture activities with Distral will be conducted in South America, Central America and the Caribbean and joint venture activities with Kiewit will be conducted in Asia, in particular the Philippines and Indonesia, and in other regions not covered by the Distral joint venture agreement. See "Business--International Projects and Development Opportunities--International Joint Venture Agreements." To better position itself to pursue international project development opportunities in the Asian market, the Company recently established an office in Singapore to oversee its activities in that region, including the Philippines and Indonesia.

THE PHILIPPINES

  The Company has obtained "take-or-pay" power sales contracts for two geothermal power projects in the Philippines aggregating approximately 300 MW in capacity. The Upper Mahiao Project, a 120 MW geothermal facility with an estimated total project cost of approximately $226 million, is expected to be constructed on the island of Leyte and will be over 95% owned and operated by the Company. A syndicate of international banks is expected to provide an approximately $170 million project finance construction loan for the project. The Company expects that a portion of the proceeds of the Offering will be used to provide all or part of its approximately $56 million equity commitment to such project. The Export-Import Bank of the United States ("ExIm Bank") is expected to provide the term loan that would be used to refinance the construction loan for this project, as well as political risk insurance to the syndicate of commercial banks for the construction loan. The Company intends to arrange for similar insurance on its equity investment through the Overseas Private Investment Corporation ("OPIC") or from other governmental agencies or commercial sources. The Company expects that both the construction and term loan agreements for the Upper Mahiao Project will be executed in April 1994 and that the notice to proceed will be issued promptly thereafter under the construction contract, which was executed in January 1994. Commercial operation of this project is presently scheduled for mid-year 1996.

  The Mahanagdong Project, a proposed 180 MW geothermal project with an anticipated total project cost of approximately $310 million, is expected to be operated by the Company and owned 45% by the Company, 45% by Kiewit and up to 10% by another industrial company. The Company intends to use a portion of the proceeds of the Offering to fund all or part of its approximately $40 million equity investment to the Mahanagdong Project, and to obtain political risk insurance on its investment similar to that for the Upper Mahiao Project. The Company is in the process of arranging construction financing for this project from a syndicate of international banks on terms similar to those of the Upper Mahiao construction loan. Such construction financing documentation is expected to be executed by the end of the second quarter of 1994. The Company may use a portion of the proceeds of the Offering to fund all or part of the approximately $225 million in construction costs for the Project. The construction financing is expected to close in mid-year 1994, with commercial operation presently scheduled for mid-year 1997. See "Business--International Projects and Development Opportunities--The Philippines."

INDONESIA

  The Company has been awarded the geothermal development rights to three geothermal fields in Indonesia at Dieng, Patuha and Lampung/South Sumatra, the initial phases of which could aggregate an additional generating capacity of 500 MW. The Company is currently negotiating power sales contracts for these projects in Indonesia and, should such negotiations be successful and such projects proceed, the Company intends to utilize a portion of the proceeds of the Offering to fund equity investments and/or construction loans to these projects. See "Business--International Projects and Development Opportunities-- Indonesia."

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the Offering (i) to fund equity investments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the Indenture governing the Notes and (iv) for general corporate purposes. As project loans are repaid, the Company may use the proceeds again for any of such permitted uses. See "Use of Proceeds."

                                  THE OFFERING

Notes Offered...............  $    principal amount at maturity of  % Senior
                              Discount Notes due 2004 (the "Notes")

Issue Price.................  $   per $1,000 principal amount at maturity (or
                               % of the principal amount at maturity)

Gross Proceeds..............  $400,000,000

Maturity Date...............  January 15, 2004

Yield and Interest..........   % per annum (computed on a semi-annual bond
                              equivalent basis) calculated from     , 1994. No
                              cash interest will accrue on the Notes prior to January 15, 1997. Commencing January 15, 1997, interest on the Notes will accrue at the rate of
                               % per annum and will be payable in cash semi-
                              annually on January 15 and July 15, commencing on
                              July 15, 1997 to holders of record on the immediately preceding January 1 and July 1. See "Description of the Notes--General."


Form and Registration..       The Notes may be represented by one or more
                              Global Notes (the "Global Notes") registered in the name of The Depository Trust Company (the
                              "Depositary") or its nominee. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, Notes in certificated form will not be issued.
                              See "Description of the Notes--Global Notes."


NYSE Listing................  The Notes have been approved for listing on the
                              New York Stock Exchange, subject to official notice of issuance. See "Investment
                              Considerations--No Prior Public Market; Possible Volatility of Note Price."

Optional Redemption.........  The Notes are redeemable at the option of the
                              Company, in whole or in part, at any time on or after January 15, 1999 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes--Optional Redemption."

Change in Control...........  Upon the occurrence of a Change of Control, each
                              Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of repurchase, plus accrued and unpaid interest, if any, to the date of repurchase in accordance with the procedures set forth in the Indenture. See "Description of the Notes--Certain Covenants-- Purchase of Notes Upon a Change of Control."

Ranking.....................  The Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company. The Company is a holding company that derives substantially all of its income from its operating subsidiaries and joint venture projects. The Indenture does not limit the amount of Non-Recourse Debt (as defined) which may be incurred by the Company or at the subsidiary or project level. Accordingly, the Notes will effectively be subordinated to any secured Non-Recourse Debt of the Company and to debt at the project or subsidiary level. The Notes will rank senior to all other existing and future subordinated indebtedness of the Company. As of

                              December 31, 1993, on a pro forma basis, after giving effect to the completion of this Offering and the Company's planned defeasance of its 12% Senior Notes with Contingent Interest due 1995 (the "Senior Notes"), the Company's total consolidated indebtedness (excluding deferred income and redeemable preferred stock), would have been $746.9 million, its total consolidated assets would have been $1,077.0 million and its stockholders' equity would have been $209.2 million.

Original Issue Discount.....  The Notes will be issued with "original issue discount" for federal income tax purposes. Thus, although cash interest will not accrue on the Notes prior to January 15, 1997, and there will be no periodic payments of interest on the Notes prior to July 15, 1997, original issue discount (that is, the difference between the stated redemption price at maturity and the issue price) will accrue from the issue date of the Notes to January 15, 1997 and will be includable as interest income periodically in a Holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations."

Certain Covenants...........  The Indenture governing the Notes contains certain covenants which, among other things, will restrict the ability of the Company, its Restricted Subsidiaries (as defined) and its Eligible Joint Ventures (as defined) to incur additional Debt (as defined) (other than Non-Recourse Debt), to pay dividends and make certain other restricted payments, to encumber or sell assets, to enter into transactions with Affiliates (as defined), to enter into new lines of business, to make certain investments, to merge or consolidate with any other person or to transfer or lease assets. These covenants are described in detail below under the caption "Description of the Notes--Certain Covenants."

Events of Default...........  Events of Default under the Indenture include, among other things, (i) default in the payment of any interest on the Notes which continues for a period of 30 days, (ii) default in the payment of principal, or premium, if any, when due, including pursuant to a required repurchase,
                              (iii) the failure by the Company to perform any covenant contained in the Indenture, which breach continues for 30 days after written notice thereof, (iv) the failure of the Company or any Significant Subsidiary (as defined) to pay when due beyond any applicable grace period, or the acceleration of, Debt (other than Non-Recourse Debt of Significant Subsidiaries) in excess of $25 million, (v) the entry by a court of one of more judgments against the Company or any Significant Subsidiary for an aggregate amount in excess of $25 million, subject to certain conditions, and (vi) the occurrence of certain events of bankruptcy, insolvency or reorganization. See "Description of the Notes-- Events of Default."

     SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

  The following tables present summary selected consolidated historical financial and operating data of the Company as of and for the years ended December 31, 1989, 1990, 1991, 1992 and 1993. The financial data set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto contained elsewhere in this Prospectus.

                                         YEAR ENDED DECEMBER 31,
                           -----------------------------------------------------
                             1989      1990       1991       1992        1993
                           ------------------------------ ----------  ----------
                           (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues.................    $48,396   $96,813 $  115,563 $  127,529  $  149,253
Income before
 depreciation,
 amortization, interest,
 income taxes,
 extraordinary item and
 cumulative effect of
 change in accounting
 principle...............     34,781    59,401     74,057     82,346     102,459
Income before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle (1)...........     10,336    12,043     26,582     38,810      43,074
Net income (1)...........     10,336    12,043     26,582     33,819      47,174
Preferred dividends (paid
 in kind)................        N/A       N/A        N/A      4,275       4,630
Net income available to
 common stockholders.....     10,336    12,043     26,582     29,544      42,544
Income per share before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle (1)...........        .38       .44        .75        .92        1.00
Extraordinary item per
 share (2)...............        N/A       N/A        N/A       (.13)        N/A
Cumulative effect of
 change in accounting
 principle per share (3).        N/A       N/A        N/A        N/A         .11
Net income per share.....        .38       .44        .75        .79        1.11
Weighted average shares
 outstanding (4).........     27,019    27,254     35,471     37,495      38,485
Ratio of earnings to
 fixed charges (5).......       1.02      1.30       2.00       3.20        2.81
Capital expenditures.....    124,749    32,514     68,377     32,446      87,191

OTHER DATA (UNAUDITED):
Consolidated EBITDA (6)..      5,748     8,373     42,788     66,695      80,712
Consolidated
 EBITDA/Consolidated
 Fixed Charges (6).......       0.86      0.77       5.20       6.34        5.60

                                                AT DECEMBER 31,
                          -----------------------------------------------------------
                            1989     1990     1991     1992            1993
                          -------- -------- -------- -------- -----------------------
                                                               ACTUAL  AS ADJUSTED(7)
                                                              -------- --------------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and investments....  $     11 $    316 $ 49,279 $ 54,671 $127,756   $  476,756
Properties and plants,
 net....................   302,514  321,303  373,948  389,646  458,974      458,974
Total assets............   349,282  393,853  517,994  580,550  715,984    1,076,984
Project finance loans...   224,390  229,008  221,308  263,604  246,880      246,880
Senior Notes (8)........    35,730   35,730   35,730   35,730   35,730          N/A
Senior Discount Notes
 (7)....................       N/A      N/A      N/A      N/A      N/A      400,000
Convertible Subordinated
 Debentures.............       N/A      N/A      N/A      N/A  100,000      100,000
Total liabilities.......   305,265  331,134  298,146  336,272  425,393      788,663
Redeemable preferred
 stock..................       N/A    4,705   54,705   54,350   58,800       58,800
Total stockholders' eq-
 uity...................    42,163   55,088  143,128  168,764  211,503      209,233

- --------
(1) The Coso Project consists of three geothermal facilities (referred to herein as the "Navy I Plant," the "BLM Plant" and the "Navy II Plant"). The Navy I Plant commenced operation prior to 1989 and the BLM and Navy II Plants commenced commercial operation in February 1989 and January 1990, respectively. The Desert Peak facility and the Roosevelt Hot Springs field were acquired in March and January 1991, respectively.
(2) The refinancing of the Coso joint ventures' project financing debt resulted in an extraordinary item in 1992 in the amount of $5.0 million, after the tax effect of $1.5 million.
(3) On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," which resulted in a cumulative adjustment to net income of $4.1 million in 1993.
(4) The number of shares outstanding is calculated by using the treasury stock method.
(5) For information concerning the calculation of the ratio of earnings to fixed charges, see Note 5 to "Selected Historical Consolidated Financial and Operating Data--Statement of Operations Data."
(6) "Consolidated EBITDA" and "Consolidated Fixed Charges" are calculated in accordance with the respective definitions of such terms in the Indenture and set forth herein under "Description of the Notes--Certain Definitions." The Company has included information concerning EBITDA herein because the concept is used in the financial covenants in the Indenture under which the Notes will be issued. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to operating income (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles). In 1989, 1990 and 1991, the calculation of EBITDA was negatively affected by restrictions on cash balances imposed relating to the filing of mechanics' liens against, and related construction litigation involving, the Coso Project. Such restrictions were removed as part of the refinancing of the Coso Project in 1992 and subsequent settlement of such litigation. See Note 5 of Notes to the Consolidated Financial Statements.
(7) As adjusted to give effect to the net proceeds of the Offering and the transaction described in Note 8, before deducting certain expenses payable by the Company in connection with the Offering estimated at $500,000. See "Use of Proceeds."
(8) Simultaneously with the Offering, the Company intends to use approximately $39.0 million of its existing cash balances to defease and provide for the repayment of the entire aggregate principal amount of the Senior Notes outstanding.

                           INVESTMENT CONSIDERATIONS

  In addition to the other information contained in this Prospectus and the documents incorporated herein by reference, prospective investors should consider the factors set forth below prior to deciding whether to invest in the Notes offered hereby.

DEVELOPMENT UNCERTAINTY

  The Company is actively seeking to develop, construct, own and operate new power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development is contingent upon, among other things, negotiation of construction, fuel supply and power sales contracts with other project participants on terms satisfactory to the Company, and receipt of required governmental permits and consents. Further, there can be no assurance that the Company will obtain access to the substantial debt and equity capital required to develop and construct electric power projects or to refinance projects for which the Company has provided initial construction financing from the proceeds of the Notes. See "Business--International Projects and Development Opportunities--Funding for International Projects." The Company's future growth is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and the Company's ability to obtain contracts to supply portions of this capacity. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful. See "Business--The Independent Power Production Market" and "Use of Proceeds."

DEVELOPMENT UNCERTAINTY OUTSIDE THE UNITED STATES

  The Company believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years. The financing and development of projects outside the United States entails significant political and financial risks (including, without limitation, uncertainties associated with first time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays or material impairment of value to the project being developed, which the Company may not be fully capable of insuring against. The uncertainty of the legal environment in certain foreign countries in which the Company may develop or acquire projects could make it more difficult for the Company to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of the Company to hold a majority interest in some of the projects that it may develop or acquire. The Company's international projects may, in certain cases, be terminated by the government. See "Business--The Independent Power Production Market" and "--International Projects and Development Opportunities" and "Use of Proceeds."

HOLDING COMPANY STRUCTURE; NOTES ARE UNSECURED OBLIGATIONS

  The Company is a holding company which derives substantially all of its operating income from its subsidiaries' ownership interests in the Coso Project and through other project subsidiaries. The Company expects that its future development efforts will be similarly structured to involve operating subsidiaries, joint ventures and partnerships. The Company intends to loan or contribute a substantial portion of the net proceeds from the sale of the Notes to certain of its subsidiaries and joint ventures. See "Use of Proceeds."

  The Company will be the sole obligor with respect to the Notes, and the Notes will not be obligations of, or guaranteed by, any of the Company's subsidiaries or joint ventures, whose assets will be used to secure future project level debt. The Notes are not secured by any assets of the Company and the Company must rely upon dividends and other payments from its subsidiaries, partnerships and joint ventures to generate the funds necessary to meet its obligations, including the payment of principal, interest and premium, if any, on the Notes. The availability of distributions from the Coso Project is subject to the satisfaction of various covenants and conditions contained in the Coso joint ventures' refinancing documents. Furthermore, the Company is structuring Philippine and Indonesian project financing arrangements containing, and anticipates that future project level financings will contain, certain conditions and similar restrictions on the distribution of cash flow to the Company. See "Description of the Notes--Ranking" and "Business--The Coso Project--Non-Recourse Coso Project Financing."

HIGH LEVERAGE; ADDITIONAL DEBT PERMITTED AT SUBSIDIARY OR PROJECT LEVEL; PRIORITY OF PROJECT DEBT

  After giving effect to the Offering, the Company will be highly leveraged. As of December 31, 1993, the Company's total consolidated indebtedness was $382.6 million (excluding deferred income and redeemable preferred stock), its total consolidated assets were $716.0 million and its stockholders' equity was $211.5 million. At such date, on a pro forma basis, after giving effect to the completion of this Offering and the Company's planned defeasance of its Senior Notes, the Company's total consolidated indebtedness (excluding deferred income and redeemable preferred stock) would have been $746.9 million, its total consolidated assets would have been $1,077.0 million and its stockholders' equity would have been $209.2 million. See "Capitalization" and "Selected Historical Consolidated Financial and Operating Data."

  The Indenture does not limit the amount of Non-Recourse Debt which may be incurred by the Company or at the subsidiary or project level. See "Description of the Notes--Certain Covenants--Limitation on Subsidiary Debt." As a result, the Notes are effectively subordinated to any secured Non-Recourse Debt of the Company and to indebtedness and other obligations of the Company's subsidiaries and the partnerships and joint ventures in which the Company has direct or indirect interests. Claims of creditors of the Company's subsidiaries or joint ventures, including trade creditors, will generally have priority as to the assets of such subsidiaries or joint ventures over the claims of the Company and the holders of the Company's indebtedness, including the Notes, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or joint venture. In such case, the Company's claims would still be subordinate to any security interests in the assets of such subsidiary or joint venture and any indebtedness of such subsidiary or joint venture senior to the claims of the Company. The Company intends to loan a substantial portion of the net proceeds from the sale of the Notes to certain of its subsidiaries and joint ventures. See "Use of Proceeds" and "Business-- International Projects and Development Opportunities--Funding for International Projects." In addition, the Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company which may be subordinated to the Notes or which may rank pari passu with the Notes. See "Description of the Notes--Certain Covenants--Limitation on Debt."

ENVIRONMENTAL AND OTHER REGULATIONS

  The Company's activities are subject to complex and stringent environmental and other regulations. The construction and operation of power plants require numerous permits, approvals and certificates from appropriate U.S. and foreign federal, state and local governmental agencies as well as compliance with environmental protection legislation and other regulations. While the Company believes that it has obtained the requisite approvals for its existing operations and that its business is operated in accordance with applicable law, it remains subject to a varied and complex body of regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing regulations will not be revised or that new regulations will not be adopted or become applicable to the Company which could have an adverse impact on its operations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process and intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition. See "Business--The Coso Project--Regulatory and Environmental Matters."

EXPLORATION, DEVELOPMENT AND OPERATION UNCERTAINTIES OF GEOTHERMAL ENERGY RESOURCES

  Geothermal exploration, development and operations are subject to uncertainties similar to those typically associated with oil and gas exploration and development, including dry holes and uncontrolled releases. Because of the geological complexities of geothermal reservoirs, the geographic area and sustainable output of a geothermal reservoir can only be estimated and cannot be definitively established. There is, accordingly, a risk of an unexpected decline in the capacity of geothermal wells, and a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired. See "Business--Geothermal Energy."

CONSIDERATIONS RELATING TO THE COSO PROJECT

  The Coso Project currently constitutes the Company's primary source of revenues. The following factors should be considered in connection with these facilities:

 DEPENDENCE ON A SINGLE UTILITY CUSTOMER

  Electricity generated by the three facilities (which facilities are sometimes referred to as the "Navy I Project," the "BLM Project" and the "Navy II Project") owned by the Coso Project joint ventures (referred to herein as the "Navy I Joint Venture," the "BLM Joint Venture" and the "Navy II Joint Venture," and collectively, the "Coso Joint Ventures") is sold pursuant to three long-term SO4 Agreements to SCE. Each Coso Joint Venture currently relies on its SO4 Agreement with SCE to generate 100.0% of its operating revenues. The payments under these agreements have constituted 100.0% of the operating revenues of the Coso Joint Ventures since their inception, are expected to continue to do so for the term of the Notes, and, together, constituted approximately 94.0% of the operating revenues of the Company in 1993. Any material failure of SCE or any one of the Coso Joint Ventures to fulfill its contractual obligations under any of the SO4 Agreements could have a material adverse effect on the cash flow available to the Company from the Coso Joint Ventures. See "Business--The Coso Project--Certain Material Contracts" and "-- Non-Recourse Coso Project Financing."

 IMPACT OF AVOIDED COST PRICING

  Under the SO4 Agreement with each Coso Joint Venture, SCE pays a fixed price which escalates at an average annual rate of approximately 7.0% per year for the remainder of the initial ten-year period under each SO4 Agreement, which period continues until August 1997 for the Navy I Project, March 1999 for the BLM Project and January 2000 for the Navy II Project. After the fixed price period expires, while the basis for the capacity and capacity bonus payments under the SO4 Agreements remains the same, the energy payments adjust to SCE's then prevailing "Avoided Cost" (as determined by the California Public Utilities Commission), which at present is substantially lower than the current energy payments under the SO4 Agreements. The Company cannot predict the likely level of Avoided Cost energy prices at the expiration of the fixed price period. See "Business--The Coso Project--Certain Material Contracts."

 GOVERNMENT'S RIGHT TO TERMINATE CONTRACTS

  As is typical for any government agency which contracts for products or services, the United States Department of the Navy (the "Navy") has the right to terminate the lease of lands used by the Coso Joint Ventures under circumstances that include the convenience of the Navy. In the event of termination, the Navy is obligated to pay the Coso Joint Ventures owning the Navy I Project and the Navy II Project an aggregate maximum amount of approximately $352.5 million. Such payment would not take into consideration the loss of anticipated future profits. With respect to the Company's properties which are leased from the United States Bureau of Land Management (the "BLM"), including the BLM Project, the BLM has the right to terminate its leases if the leaseholder fails to comply with any of the provisions of such leases, subject to the notice and hearing requirements and the right to cure provided in the Geothermal Steam Act of 1970. However, if the leased premises contain a well capable of steam production in commercial quantities, such leases may be terminated only by judicial proceedings. At the present time, the property leased by the Company from the BLM, on which the BLM Project is situated, contains a well which is producing steam in commercial quantities. See "Business--The Coso Project--Certain Material Contracts."

SEISMIC DISTURBANCES; ADEQUACY OF INSURANCE

  Areas in the United States in which the Company is exploring for geothermal resources are subject to frequent low-level seismic disturbances, and more significant seismic disturbances are possible. Non-U.S. geothermal areas of interest to the Company have been subject to even higher level seismic disturbances.

While the Company's existing power generating systems are built to withstand relatively significant levels of seismic disturbance, and the Company seeks appropriate insurance protection, geothermal power production poses unusual risks of seismic activity, and there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will be available on commercially reasonable terms. See "Business--The Coso Project--Insurance."

COMPETITION

  In recent years, the domestic power production industry has been characterized by strong and increasing competition in an effort to obtain new power sales agreements, which has contributed to a reduction in prices offered by utilities. In this regard, many utilities often engage in "competitive bid" solicitation to satisfy new capacity demands. See "Business--The Independent Power Production Market." Many of the Company's competitors have more extensive and more diversified developmental or operating experience (including international experience) and greater financial resources than the Company. In the domestic market, the Energy Policy Act of 1992 is expected to increase competition.

ORIGINAL ISSUE DISCOUNT; EFFECT ON THE HOLDERS OF THE NOTES AND THE COMPANY

  The Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, purchasers of the Notes should be aware that, although cash interest will not accrue on the Notes prior to January 15, 1997, and there will be no periodic payments of cash interest on the Notes prior to July 15, 1997, original issue discount (that is, the difference between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of the Notes and will be includable as interest income periodically (including for periods ending prior to January 15, 1997) in a Holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the Holders regarding the purchase, ownership and disposition of the Notes. Further, if a bankruptcy case were to be commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a Holder with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF NOTE PRICE

  Prior to the Offering, there has been no public market for the Notes. The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. There can be no assurance, however, that an active trading market for the Notes will develop or be sustained. If such a market were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Notes; however, they are not obliged to do so and any market making may be discontinued at any time. Historically the market for non-investment grade debt has demonstrated substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the future market for the Notes will not be subject to similar volatility.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the Offering (i) to fund equity investments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the Indenture and (iv) for general corporate purposes. As project loans are repaid, the Company may use the proceeds again for any of such permitted uses. See "Business--International Projects and Development Opportunities--Funding for International Projects."

  The Upper Mahiao and Mahanagdong Projects are expected to require equity commitments by the Company of approximately $56 million and approximately $40 million, respectively. The Company may apply up to approximately $225 million to provide interim construction debt financing for the Mahanagdong Project. All or part of these costs may be funded by the proceeds of this Offering. See "Business--International Projects and Development Opportunities--The Philippines."

  The Company evaluates from time to time various acquisition opportunities. The Company may elect to pursue one or more of these opportunities, but has no present intention to effect any material acquisition.

  Pending application, the Company will invest the net proceeds from the sale of the Notes in Cash Equivalents. See "Description of the Notes--Certain Definitions."

                                 CAPITALIZATION

  The following table sets forth (i) the consolidated capitalization of the Company as of December 31, 1993 and (ii) the consolidated pro forma capitalization of the Company as adjusted to reflect the sale by the Company of the Notes offered hereby and the Company's planned defeasance of the entire aggregate principal amount of its senior notes.

                                                       AT DECEMBER 31, 1993
                                                      -------------------------
                                                       ACTUAL     AS ADJUSTED
                                                      ----------  -------------
                                                      (DOLLARS IN THOUSANDS)
Debt:
  Project finance loans (1).......................... $  246,880      $246,880
  Senior Notes (2)...................................     35,730           N/A
  Senior Discount Notes..............................        N/A       400,000
  Convertible Subordinated Debentures................    100,000       100,000
                                                      ----------  ------------
                                                         382,610       746,880
Deferred income (3)..................................     20,288        20,288
Redeemable preferred stock (4).......................     58,800        58,800
Stockholders' equity:
  Preferred stock, no par value, 2,000,000 shares
   authorized, no shares issued and outstanding
   (other than redeemable preferred stock)...........        --            --
  Common stock, $.0675 par value, 60,000,000 shares
   authorized, 35,446,000 shares issued and
   outstanding (5)...................................      2,404         2,404
  Additional paid-in capital.........................    100,965       100,965
  Retained earnings..................................    111,031       108,761
  Treasury stock, 157,000 common shares at cost......     (2,897)       (2,897)
                                                      ----------  ------------
    Total stockholders' equity.......................    211,503       209,233
                                                      ----------  ------------
      Total capitalization...........................   $673,201    $1,035,201
                                                      ==========  ============

- --------
(1) Represents the Company's proportionate share of non-recourse debt incurred by the Coso Project. See Note 5 of Notes to the Consolidated Financial Statements.
(2) Simultaneously with the Offering, the Company intends to use approximately $39.0 million of its existing cash balances to defease and provide for the repayment of the entire aggregate principal amount of Senior Notes outstanding.
(3) The Company financed the acquisition of the Roosevelt Hot Springs field in part through the pre-sale of steam from the Roosevelt Hot Springs field to the utility-owned power project located at the site. See Note 4 of Notes to the Consolidated Financial Statements.
(4) See Note 10 of Notes to the Consolidated Financial Statements.
(5) Does not include (i) 8,514,000 shares of common stock reserved at December 31, 1993 for issuance upon exercise of outstanding options, (ii) shares issuable upon conversion of the outstanding shares of the Company's Series C redeemable preferred stock and (iii) shares issuable upon conversion of the Convertible Subordinated Debentures. See Notes 7, 10 and 11 of Notes to the Consolidated Financial Statements.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following tables set forth selected historical consolidated financial and operating data, which should be read in conjunction with the Company's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected consolidated data as of and for each of the five years in the period ended December 31, 1993 have been derived from the audited historical consolidated financial statements of the Company.

                                        YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1989      1990       1991       1992        1993
                          -------- ---------- ---------- ----------  ----------
                          (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
  Sales of electricity... $  43,010 $  89,026 $  104,155 $  115,087  $  129,861
  Sales of steam.........       N/A       N/A      2,029      2,255       2,198
  Interest and other
   income................     5,386     7,787      9,379     10,187      17,194
                          --------- --------- ---------- ----------  ----------
  Total revenue..........    48,396    96,813    115,563    127,529     149,253
  Plant operations,
   general and
   administrative and
   royalty and other
   expenses..............    13,615    37,412     41,506     45,183      46,794
  Income before
   depreciation,
   amortization,
   interest, income
   taxes, extraordinary
   item and cumulative
   effect of change in
   accounting principle
   (1)...................    34,781    59,401     74,057     82,346     102,459
  Depreciation and
   amortization..........     6,605    13,372     14,752     16,754      17,812
  Interest expense, net
   of capitalized
   interest..............    15,125    30,464     24,439     14,860      23,389
  Provision for income
   taxes.................     2,715     3,522      8,284     11,922      18,184
  Income before
   extraordinary item and
   cumulative effect of
   change in accounting
   principle (1).........    10,336    12,043     26,582     38,810      43,074
  Extraordinary item-
   refinancing (2).......       N/A       N/A        N/A     (4,991)        N/A
  Cumulative effect of
   change in accounting
   principle (3).........       N/A       N/A        N/A        N/A       4,100
  Net income (1).........    10,336    12,043     26,582     33,819      47,174
  Preferred dividends
   (paid in kind)........       N/A       N/A        N/A      4,275       4,630
  Net income available to
   common stockholders...    10,336    12,043     26,582     29,544      42,544
  Income per share before
   extraordinary item and
   cumulative effect of
   change in accounting
   principle (1).........       .38       .44        .75        .92        1.00
  Extraordinary item per
   share (2).............       N/A       N/A        N/A       (.13)        N/A
  Cumulative effect of
   change in accounting
   principle per share
   (3)...................       N/A       N/A        N/A        N/A         .11
  Net income per share...       .38       .44        .75        .79        1.11
  Weighted average shares
   outstanding (4).......    27,019    27,254     35,471     37,495      38,485
  Ratio of earnings to
   fixed charges (5).....      1.02      1.30       2.00       3.20        2.81
  Capital expenditures...   124,749    32,514     68,377     32,446      87,191

OTHER DATA (UNAUDITED):
  Consolidated EBITDA
   (6)...................     5,748     8,373     42,788     66,695      80,712
  Consolidated
   EBITDA/Consolidated
   Fixed Charges (6).....      0.86      0.77       5.20       6.34        5.60

- --------
(1) The Navy I Plant commenced operation prior to 1989 and the BLM and Navy II Plants commenced commercial operation in February 1989 and January 1990, respectively. The Desert Peak facility and the Roosevelt Hot Springs field were acquired in March and January 1991, respectively.

(2) The refinancing of the Coso Project resulted in an extraordinary item in 1992 in the amount of $5.0 million, after the tax effect of $1.5 million.
(3) On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," which resulted in a cumulative adjustment to net income of $4.1 million in 1993.
(4) The number of shares outstanding is calculated by using the treasury stock method.
(5) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of the Coso Joint Ventures (see Notes 1 and 2 of Notes to the Consolidated Financial Statements), (b) fixed charges, less capitalized interest and (c) the amortization of previously capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments).
(6) "Consolidated EBITDA" and "Consolidated Fixed Charges" are calculated in accordance with the respective definitions of such terms in the Indenture and set forth herein under "Description of the Notes--Certain Definitions." The Company has included information concerning EBITDA herein because the concept is used in the financial covenants in the Indenture under which the Notes will be issued. EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to operating income (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles). In 1989, 1990 and 1991, the calculation of EBITDA was negatively affected by restrictions on cash balances imposed relating to the filing of mechanics' liens against, and related construction litigation involving, the Coso Project. Such restrictions were removed as part of the refinancing of the Coso Project in 1992 and subsequent settlement of such litigation. See Note 5 of Notes to the Consolidated Financial Statements.

                                             AT DECEMBER 31,
                         --------------------------------------------------------
                           1989     1990     1991     1992           1993
                         -------- -------- -------- -------- --------------------
                                                                          AS
                                                              ACTUAL  ADJUSTED(1)
                                                             -------- -----------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and investments.. $     11 $    316 $ 49,279 $ 54,671 $127,756 $  476,756
  Properties and plants,
   net..................  302,514  321,303  373,948  389,646  458,974    458,974
  Total assets..........  349,282  393,853  517,994  580,550  715,984  1,076,984
  Project finance loans
   (2)..................  224,390  229,008  221,308  263,604  246,880    246,880
  Senior notes (3)......   35,730   35,730   35,730   35,730   35,730        N/A
  Senior discount notes
   (1)..................      N/A      N/A      N/A      N/A      N/A    400,000
  Convertible
   subordinated
   debentures (4).......      N/A      N/A      N/A      N/A  100,000    100,000
  Total liabilities.....  305,265  331,134  298,146  336,272  425,393    788,663
  Deferred income.......    1,854    2,926   22,015   21,164   20,288     20,288
  Redeemable preferred
   stock (5)............      N/A    4,705   54,705   54,350   58,800     58,800
  Total stockholders'
   equity...............   42,163   55,088  143,128  168,764  211,503    209,233

- --------
(1) As adjusted to give effect to the net proceeds of the Offering and the transaction described in Note 3, before deducting certain expenses payable by the Company in connection with the Offering estimated at $500,000. See "Use of Proceeds."
(2) See Note 5 of Notes to the Consolidated Financial Statements.
(3) See Note 6 of Notes to the Consolidated Financial Statements. Simultaneously with the Offering, the Company intends to use approximately $39.0 million of its existing cash balances to defease and provide for the repayment of the entire aggregate principal amount of the Senior Notes outstanding.
(4) See Note 7 of Notes to the Consolidated Financial Statements.
(5) See Note 10 of Notes to the Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following is management's discussion and analysis of certain significant factors which have affected the Company's financial condition and results of operations during the periods included in the accompanying statements of operations.

GENERAL

  For purposes of consistency in financial presentation, the plants comprising the Coso Project (including the Navy I, Navy II and BLM Plants) capacity factors are based upon a capacity amount of 88 gross MW ("GMW")/80 net MW ("NMW") for each plant. The Navy I and Navy II Plants each consist of a set of three turbines located at a plant site. The BLM Plant consists of two turbines at one site ("BLM East") and one turbine at another site ("BLM West"). In April 1990, the Company completed a retrofit of the two turbines at BLM East and in July 1990 completed associated retrofitting of the cooling towers to increase the aggregate installed capacity of the BLM Plant to 88 GMW/80 NMW, effective July 2, 1990. Each plant possesses an operating margin which periodically allows for production in excess of the amount listed above. However, through 1990, the Navy I, Navy II and BLM Plant capacity amounts were restricted by the then existing PURPA 80 NMW cap. With the lifting of the PURPA 80 NMW cap in 1991, utilization of this operating margin can, at times, produce plant capacity factors in excess of 100%. Utilization of this operating margin is based upon a variety of factors and can be expected to vary throughout the year under normal operating conditions.

RESULTS OF OPERATIONS

 Three Years Ended December 31, 1993, 1992 and 1991

  Sales of electricity and steam increased to $132.1 million in the year ended December 31, 1993 from $117.3 million in the year ended December 31, 1992, a 12.5% increase. This improvement was primarily due to a 9.1% increase in the Coso Project's electric kWh sales to 2,186.7 million kWh from 2,004.0 million kWh, and an increased price per kWh in accordance with the SO4 Agreements. The increase in Coso Project kWh sales was primarily due to the completion of new production wells. The increase in sales of electricity and steam in 1992 to $117.3 million from $106.2 million in 1991 was primarily due to increasing electric kWh sales by 6.0% to 2,004.0 million kWh from 1,890.4 million kWh largely as a result of the drilling of additional production wells and the aforementioned increase in price per kWh pursuant to the SO4 Agreements.

  The following operating data includes the full capacity and electricity production of the Coso Project only:

                                  1993           1992           1991
                              -------------  -------------  -------------
   Overall capacity factor..          104.0%          95.1%          89.9%
   kWh produced.............  2,186,700,000  2,004,000,000  1,890,402,000
   Installed capacity NMW
    average.................            240            240            240

  The overall Coso plant capacity factor was 108.8% in the fourth quarter of 1993 compared to 109.1%, 100.9% and 97.1% for the third, second and first quarters of 1993, respectively. The Navy I Plant capacity factor was 111.2% in 1993, compared to 99.8% and 98.5% in 1992 and 1991, respectively. The Navy II Plant capacity factor was 102.6% in 1993, compared to 98.1% and 99.9% in 1992 and 1991, respectively. The BLM Plant capacity factor was 98.1% in 1993 compared to 87.2% and 71.4% in 1992 and 1991, respectively. The BLM Plant, Navy I Plant and the Navy II Plant were overhauled in conjunction with scheduled warranty inspections in 1993, 1992 and 1991 respectively, resulting in a temporary reduction of the plant capacity factor of 3% in the specified year.

  Electric sale price per kWh for the Coso Project varies seasonally in accordance with the rate schedule included in the SO4 Agreements. The price consists of an energy payment based on the annualized contracted rate of 10.11 cents per kWh in 1993, 9.23 cents per kWh in 1992, and 8.58 cents per kWh in 1991, and constant annual capacity payments of which the Company's share was $5.4 million to $5.8 million per annum for each of the three power plants. Capacity payments are significantly higher in the months of June through September. Bonus payments are received monthly of which the Company's share was approximately $1.0 million per annum for each of the three power plants.

  The Coso Project's average electricity prices per kWh in 1993, 1992 and 1991 were comprised of (in cents):

                                                                  CAPACITY
                                                                     &
                                                           ENERGY  BONUS   TOTAL
                                                           ------ -------- -----
   Average fiscal 1993.................................... 10.11    1.93   12.04
   Average fiscal 1992....................................  9.23    2.10   11.33
   Average fiscal 1991....................................  8.58    2.24   10.82

  The Desert Peak and Roosevelt Hot Springs facilities ran at or near capacity levels for each of the past three years. Steam sales from the Roosevelt Hot Springs field, which was acquired in January 1991, remained relatively unchanged at $2.2 million, $2.3 million, and $2.1 million in 1993, 1992 and 1991, respectively. Electric sales from Desert Peak were $5.1 million, $5.3 million and $4.0 million for the years 1993, 1992 and 1991, respectively. Desert Peak was acquired in March 1991 and, accordingly, reflects only nine months sales in 1991.

  Interest and other income increased in 1993 to $17.2 million from $10.2 million in 1992 and from $9.4 million in 1991. The increase reflects higher average cash balances, interest income on notes receivable from the Coso Joint Ventures and interest income on the Company's share of the cash reserves established in the refinancing of the Coso Project debt in December 1992.

  The Company's cost per kWh* was as follows (in cents):

                                                               1993  1992  1991
                                                               ----  ----  ----
   Plant operations (net of Company's operator fees).......... 1.64  1.65  1.77
   General and administration................................. 1.03  1.04  1.11
   Royalties..................................................  .65   .61   .49
   Depreciation and amortization.............................. 1.39  1.33  1.31
   Interest, less amounts capitalized......................... 1.82  1.17  2.16
                                                               ----  ----  ----
     Total.................................................... 6.53  5.80  6.84
                                                               ====  ====  ====

- --------
* Cost per kWh includes electrical production from the Desert Peak facility and the electrical production equivalent of the Company's share of geothermal steam produced at the Roosevelt Hot Springs field, acquired in March and January 1991, respectively.

  The Company's expenses* as a percentage of sales of electricity and steam were as follows:

                                                               1993  1992  1991
                                                               ----  ----  ----
   Plant operations (net of Company's operator fees).......... 15.8% 17.7% 18.8%
   General and administration................................. 10.0  11.1  11.7
   Royalties..................................................  6.3   6.6   5.2
   Depreciation and amortization.............................. 13.5  14.3  13.9
   Interest, less amounts capitalized......................... 17.7  12.7  23.0
                                                               ----  ----  ----
     Total.................................................... 63.3% 62.4% 72.6%
                                                               ====  ====  ====

- --------
* Expenses as a percentage of electricity sales and steam sales include electricity sales from the Desert Peak facility and steam sales from the Roosevelt Hot Springs field, acquired in March and January 1991, respectively.

  The Company's expenses, excluding interest, increased as a general result of the greater electricity production of the Coso Project. However, in 1993, plant operations and general and administration costs per kWh decreased from 1992. In 1992, the Company's total expenses, excluding interest, were proportionally less than the increase in electricity production of the Coso Project.

  The cost of plant operations increased to $25.4 million in 1993 from $24.4 million in 1992, an increase of 3.8%. The cost of plant operations increased to $24.4 million in 1992 from $23.5 million in 1991, an increase of 3.9%. General and administration costs remained relatively unchanged at $13.2 million in 1993 compared to $13.0 million in 1992. General and administration costs increased to $13.0 million in 1992 from $12.5 million in 1991, a 4.5% increase. However, for 1993 and 1992 both plant operations and general and administration costs per kWh continued to decrease due to a proportionally greater increase in electrical production than plant operations and general administration costs. Plant cost per kWh decreased to 1.64 cents in 1993 from 1.65 cents in 1992 and
1.77 cents in 1991. General and administration costs per kWh decreased to 1.03 cents in 1993 from 1.04 cents in 1992 and 1.11 cents in 1991.

  Royalty costs increased to $8.3 million in 1993 from $7.7 million in 1992, an increase of 7.3%. Royalty costs increased to $7.7 million in 1992 from $5.5 million in 1991, an increase of 40.1%, due to higher electrical sales and a contractually scheduled increase in the 1992 royalty rate for the second and third turbines of the Navy I plant. Overall, the royalty cost per kWh increased to 0.65 cents in 1993 from 0.61 cents in 1992 and 0.49 cents in 1991.

  Depreciation and amortization expense increased to $17.8 million in 1993 from $16.8 million and $14.8 million in 1992 and 1991, respectively, a 6.3% increase from 1992 to 1993, and a 13.6% increase from 1991 to 1992. Depreciation and amortization expense for 1993 was 1.39 cents per kWh compared to 1.33 cents in 1992 and 1.31 cents per kWh in 1991. The increase in 1993 was due to additional capitalized costs associated with the settlement of litigation involving the Mission Power Engineering Company ("MPE") and the Mission Power Group, as well as additional wells and gathering systems. The increase in per kWh cost in 1992 was due largely to the costs of an increased number of production and injection wells.

  Interest expense, less amounts capitalized, increased to $23.4 million in 1993 from $14.9 million in 1992, an increase of 57.4% or 1.82 cents per kWh in 1993, compared to 1.17 cents in 1992. Net interest expense decreased to $14.9 million in 1992 from $24.4 million, or 2.16 cents per kWh in 1991. Net interest expense in 1993 increased due primarily to the Company's higher weighted average interest rate, higher levels of indebtedness associated with the Coso Project and the issuance of convertible subordinated debentures in June 1993. The short-term variable rate debt on the Coso Project was refinanced in 1992 with longer-term fixed rate debt. The weighted average interest rate on the Coso Project debt was 7.9%, 5.4%, and 8.5% in 1993, 1992 and 1991, respectively. Net interest expense decreased in 1992 from 1991 as a result of low interest rates associated with the Coso Project's then variable rate debt.

  The provision for income taxes increased to $18.2 million in 1993 from $11.9 million and $8.3 million in 1992 and 1991, respectively. The effective tax rate was 29.7%, 23.5% and 23.8% in 1993, 1992 and 1991. The increase in the 1993 effective tax rate was a result of adopting Financial Accounting Standard No. 109 ("FAS 109").

  Income before the provision for income taxes increased 21.0% to $61.3 million in 1993 from $50.7 million in 1992. Net income after a cumulative effect of a change in accounting principle was $47.2 million and net income available to common shareholders was $42.5 million or $1.11 per common share for the year ended December 31, 1993. This compares to net income of $33.8 million after an extraordinary item and net income available to common shareholders of $29.5 million or $.79 per common share for the year ended December 31, 1992. Net income before cumulative effect of a change in accounting principle for the year ended December 31, 1993 was $43.1 million or $1.00 per common share versus net income before an extraordinary item of $38.8 million or $.92 per common share in 1992. In 1991, income before the provision for income taxes was $34.9 million and net income and net income available to common shareholders was $26.6 million or $.75 per share.

  Earnings per share were favorably impacted in 1992 by the Company's repurchase of common shares during 1992 at an average price of approximately $12.00 per share. The Company purchased common shares to be held as treasury stock which were reissued upon the exercise of options and warrants.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash and investments were $127.8 million at December 31, 1993 as compared to $54.7 million at December 31, 1992. In addition, the Coso Project retained cash and investments in project control accounts of which the Company's share was $14.9 million and $8.8 million at December 31, 1993 and 1992, respectively. Distributions out of the project control accounts are made monthly to the Company for operation and maintenance and capital costs and semiannually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreement by the partners. In addition to these liquid instruments, the Company recorded separately restricted cash of $48.1 million and $62.5 million at December 31, 1993 and 1992, respectively. The restricted cash balance in 1993 was comprised primarily of the Company's proportionate share of Coso Project cash reserves for debt reserve funds and in 1992 included a contingency reserve fund, both of which were established in conjunction with the Coso Project's refinancing of its previous bank debt.

  Accounts receivable normally represents two months of revenues, and fluctuates with both production and price per kWh.

  The balance due from/to the Coso Joint Ventures relates to operations, maintenance, and management fees for managing the Coso Project. This amount fluctuates based on the timing of billings and incurrence of costs.

  In December 1992, the Company refinanced the existing bank debt of the Coso Project (see Note 5 of the Notes to the Consolidated Financial Statements). Coso Funding Corp. ("Funding Corp."), a single-purpose corporation, was formed to issue $560.2 million of notes for its own account and as an agent acting on behalf of Navy I, BLM and Navy II Plants. The proceeds were used in part to replace the outstanding Coso Project bank indebtedness and to provide funding within the Coso Project for certain reserves. As of December 31, 1993 and 1992 the Company's proportionate share of the Coso Project loan was $246.9 million and $263.6 million, respectively.

  The Funding Corp. notes have remaining terms of up to eight years and different fixed interest rates for each tranche. The underlying project loans have identical terms as the Coso Project loans and are also non-recourse to the Company.

  In connection with the Coso Project refinancing, the Company purchased Community Energy Alternatives Incorporated's ("CEA") interest in the Coso Project at the close of the Coso Project refinancing. See Note 5 of the Notes to the Consolidated Financial Statements.

  On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCE Corp., and the Coso Joint Ventures reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20.0 million to MPE from the cash reserves of the Coso Project contingency funds and MPE agreed to release its mechanics' liens on the Coso Projects. After making the $20.0 million payment, the remaining balance of the Coso Project contingency funds (approximately $49.3 million) was used to increase the Coso Project debt reserve fund from approximately $43.0 million to its maximum fully-funded requirement of $67.9 million. The remaining $24.4 million balance of the contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve funds, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, are available for distribution to the Company in its proportionate share.

  On May 3, 1993, the transmission line dispute was settled and the transmission line deposit of approximately $7.7 million was released to the Company.

  In June 1993, the Company issued $100.0 million principal amount of 5% convertible subordinated debentures (the "Convertible Subordinated Debentures") due July 31, 2000. The Convertible Subordinated Debentures are convertible into shares of the Company's common stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the Convertible Subordinated Debentures is payable semiannually in arrears on July 31 and January 31 each year, commencing on July 31, 1993. The Convertible Subordinated Debentures are redeemable for cash at any time on or after July 31, 1996 at a redemption price of (expressed in percentages of the principal amount) 102%, 101%, 100% and 100% in 1996, 1997, 1998 and 1999, respectively. The Convertible Subordinated Debentures are unsecured general obligations of the Company and subordinated to all existing and future senior indebtedness of the Company.

  The Senior Notes, of which $35.7 million aggregate principal amount are currently outstanding, mature in March 1995 and bear interest at the rate of 12.0% per annum, plus contingent interest, calculated by reference to the Company's share of the cash flow from the Coso Project through December 31, 1994. Simultaneous with the closing of the Offering, the Company intends to use approximately $39.0 million of its existing cash balances to defease and provide for the repayment of the entire aggregate principal amount of Senior Notes outstanding. The Senior Notes prohibit the payment of cash dividends unless the Company has a net worth of at least $50.0 million after payment of such dividends, and dividends do not exceed 50% of accumulated net income subsequent to December 31, 1987. The Senior Notes also place restrictions on capital expenditures not related to the Coso Project.

  Proceeds and benefits from warrants and options for shares of common stock exercised in 1993 and 1992 aggregated approximately $1.4 million and $8.1 million, respectively. In addition, in August 1993, the Company acquired the Ben Holt Co. ("BHCO"), a thirty person engineering firm for a combination of cash and Company stock. In connection with this transaction, 87,000 common shares were issued having an aggregate market value of $1.6 million.

  The Company repurchased 157,000 common shares during 1993 for the aggregate amount of $2.9 million. The Company purchased common stock to be held as treasury stock in anticipation of their reissue once upon the exercise of options. The Company repurchased 565,000 shares of common stock during 1992 at an aggregate amount of $4.9 million. The shares were reissued during 1992 upon the exercise of stock options.

  On October 13, 1992, the Company repurchased, and cancelled, certain warrants exercisable for 1.025 million shares of unregistered common stock at $2.04 per share, for a purchase price of $9.16 per share, or approximately $9.4 million in the aggregate. Kiewit Energy Company ("Kiewit Energy") simultaneously purchased and exercised other warrants to purchase 600,000 shares of unregistered common stock at $2.04 per share, providing the Company with proceeds of $1.2 million. On October 27, 1992, the Company repurchased and cancelled warrants exercisable for 250,000 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.316 per share, or $2.3 million in aggregate.

  On November 15, 1992, the Company called the Company's Series B convertible preferred stock, no par value (the "Series B preferred stock"), for conversion into common stock. Each share of Series B preferred stock was converted into two shares of common stock and, accordingly, the Company issued 954,900 shares of common stock.

  In 1991, the Company and Kiewit Energy signed a stock purchase agreement and related agreements (see Note 12 to the Consolidated Financial Statements). In addition, in 1991 the Company issued 1,000 shares of its Series C redeemable preferred stock to Kiewit Energy for $50,000 per share.

  The Company is actively engaged in the acquisition of, and is seeking to develop, construct, own and operate power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. The Company is currently pursuing a number of international power project opportunities in countries where private power generation programs have been initiated, including the Philippines and Indonesia. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or financeable. Successful development is contingent upon, among other things, negotiation of construction, fuel supply and power sales contracts with other project participants on terms satisfactory to the Company, and receipt of required governmental permits and consents. Further, there can be no assurance that the Company will obtain access to the substantial debt and equity capital required for the acquisition or development and construction of electric power projects. To the extent the Company engages in international development efforts, the financing and development of projects entails significant political and financial risks (including, without limitation, uncertainties associated with first time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays or that the Company may not be fully capable of insuring against. There can be no assurance that development efforts on any particular project, or the Company's acquisition or development efforts generally, will be successful.

  In particular, the Company is developing a number of international projects, for which it may have significant capital requirements. See "Business-- International Projects and Development Opportunities."

  In addition to its international projects, the Company plans to incur domestic geothermal capital expenditures in the aggregate amount of approximate $30 million during 1994. The Company's planned capital spending includes, among other things, its share of recurring Coso Project capital expenditures, as well as the development of the Newberry Project in the Pacific Northwest.

  The Company is constructing the Yuma Project, a 50 MW natural gas fired cogeneration project in Yuma, Arizona. Engineering and equipment procurement commenced in 1993. Capital expenditures of $10 million are anticipated through the completion of the Yuma project by mid-year 1994. The capital expenditures will be funded from existing cash balances and the Company's operating cash flows.

  Inflation has not had a substantial impact on the Company's operating revenues and costs. The Coso Project's energy payments for electricity will continue to be based upon scheduled rate increases through the initial ten year period of each SO4 Agreement. Prior to the Coso Project refinancing, the project loans relating to the Coso Project were generally for periods up to twelve months at LIBOR plus a specified margin. Accordingly, the interest rates on the loans varied and over the operating period resulted in fluctuating interest payments. The refinanced Coso Project debt has fixed interest rates.

ADOPTION OF FINANCIAL ACCOUNTING STANDARD NO. 109

  On January 1, 1993, the Company adopted FAS 109. The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4.1 million. This amount is reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represents the recognition of the Company's tax credit carryforwards as a deferred tax asset. There was no cash impact to the Company upon the required adoption of FAS 109. Under FAS 109, the effective tax rate utilized increased at the time of adoption as a result of the tax credit carryforwards being recognized as an asset and unavailable to reduce the current period's effective tax rate for computing the Company's provision for income taxes. The effective tax rate continues to be less than the statutory rate primarily due to the depletion deduction and the generation of energy credits in 1993. The significant components of the deferred tax liability are the temporary differences between the financial reporting bases and income tax bases of the power plant and the well and resource development costs, and in addition, the offsetting benefits of operating loss carryforwards and investment and geothermal energy tax credit and alternative minimum tax carryforwards.

                                    BUSINESS

  The Company, together with its subsidiaries, is primarily engaged in the exploration for and development of geothermal resources and the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. The Company was an early participant in the domestic independent power market and is now one of the largest geothermal power producers in the United States. The Company is also actively pursuing opportunities in the international independent power market. In the year ended December 31, 1993, the Company had revenues of $149.3 million, net income of $47.2 million, and as of that date, cash and investments at the Company level of $127.8 million. Peter Kiewit Sons', Inc. ("Kiewit") is a 36.6% stockholder (on a fully-diluted basis) in the Company and a participant in certain of the Company's international private power projects.

  Through its subsidiaries, the Company currently has significant ownership interests in, and operates, four geothermal facilities that are qualified facilities under the Public Utility Regulatory Policies Act of 1978 ("PURPA"), which requires electric utilities to purchase electricity from qualified independent power producers. See "--The Independent Power Production Market."

  Three of the Company's geothermal facilities, located together at the Naval Weapons Center at China Lake, California (collectively, the "Coso Project"), have an aggregate generating capacity of approximately 240 megawatts ("MW"). The Company is the managing general partner, operator and owner of an approximately 50% interest in the Coso Project, which currently constitutes the Company's primary source of revenues. Electricity generated by the Coso Project is sold pursuant to three long-term "Standard Offer No. 4" contracts (the "SO4 Agreements") to Southern California Edison Company ("SCE"). In 1993, the Coso Project achieved record MW production results and received the maximum level of capacity and capacity bonus payments under the S04 Agreements. See "--The Coso Project."

  The Company also owns and operates a 10 MW geothermal power plant located at Desert Peak, Nevada, which is a qualified facility that sells power to Sierra Pacific Power Company, and operates and owns a 70% interest in a geothermal steam field at Roosevelt Hot Springs, Utah, which supplies 25 MW of geothermal steam to Utah Power & Light Company under a 30-year steam sales contract. Pursuant to a memorandum of understanding, the Company has commenced early stage site work on a proposed 30 MW geothermal project at Newberry, Oregon, which is expected to be completed in early 1997 and to be wholly owned and operated by the Company. See "--Other Domestic Projects and Development Opportunities--Newberry."

  Domestically, the Company plans to focus on developing and operating geothermal power projects, an area in which the Company believes it has a competitive advantage due to its geotechnical and project management expertise and extensive geothermal leaseholdings. The Company intends to continue to pursue geothermal opportunities in the Pacific Northwest where it has extensive geothermal leaseholdings. In addition, the Company has diversified into other environmentally responsible sources of power generation. The Company is currently constructing a 50 MW natural gas fired cogeneration project in Yuma, Arizona (the "Yuma Project"), which is expected to be wholly owned by the Company and to sell electricity to San Diego Gas & Electric Company ("SDG&E") under a 30-year power sales contract. The Company anticipates that this project will be completed by mid-year 1994. See "--Other Domestic Projects and Development Opportunities--Yuma." The Company expects future diversification through the selective acquisition of partially developed or existing power generating projects and intends to maintain a significant equity interest in, and to operate, the projects which it develops or acquires.

  The Company presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years. The Company is actively pursuing selected opportunities in nations where power demand is high and the Company's geothermal resource development and operating experience, project development expertise and strategic relationships are expected to provide it with a competitive advantage. The Company believes that the opportunities to successfully develop, construct, finance, own and operate international power projects are increasing as several countries have initiated the privatization of their power generation capacity and have solicited bids from foreign developers to purchase existing generating facilities or to develop new capacity. Some of these countries, such as the Philippines and Indonesia, also have extensive geothermal resources.

  The Company has recently entered into international joint venture agreements with Kiewit and Distral S.A. ("Distral"), two firms with significant power plant construction experience, in an effort to augment and accelerate the Company's capabilities in foreign energy markets. Joint venture activities with Distral will be conducted in South America, Central America and the Caribbean and joint venture activities with Kiewit will be conducted in Asia, in particular the Philippines and Indonesia, and in other regions not covered by the Distral joint venture agreement. See "--International Projects and Development Opportunities--International Joint Venture Agreements."

  The Company has obtained "take-or-pay" power sales contracts for two geothermal power projects in the Philippines aggregating approximately 300 MW in capacity. The Upper Mahiao Project, a 120 MW geothermal facility with an estimated total project cost of approximately $226 million, is expected to be constructed on the island of Leyte and will be over 95% owned and operated by the Company. A syndicate of international banks is expected to provide an approximately $170 million project finance construction loan for the project. The Company expects that a portion of the proceeds of the Offering will be used to provide all or part of its approximately $56 million equity commitment to such project. The Export-Import Bank of the United States ("ExIm Bank") is expected to provide the term loan that would be used to refinance the construction loan for this project, as well as political risk insurance to the syndicate of commercial banks for the construction loan. The Company intends to arrange for similar insurance on its equity investment through the Overseas Private Investment Corporation ("OPIC") or from other governmental agencies or commercial sources. The Company expects that both the construction and the term loan agreements for the Upper Mahiao Project will be executed in April 1994 and that the notice to proceed will be issued promptly thereafter under the construction contract, which was executed in January 1994. Commercial operation of this project is presently scheduled for mid-year 1996.

  The Mahanagdong Project, a 180 MW geothermal project with an anticipated total project cost of approximately $310 million, is expected to be operated by the Company and owned 45% by the Company, 45% by Kiewit and up to 10% by another industrial company. The Company intends to use a portion of the proceeds of the Offering to fund all or part of its approximately $40 million equity investment to the Mahanagdong Project, and to obtain political risk insurance on its investment similar to that for the Upper Mahiao Project. The Company is in the process of arranging construction financing for this project from a syndicate of international banks on terms similar to those of the Upper Mahiao construction loan. Such construction financing documentation is expected to be executed by the end of the second quarter of 1994. The Company may use a portion of the proceeds of the Offering to fund all or part of the approximately $225 million in construction costs for the Project. The construction financing is expected to close in mid-year 1994, with commercial operation presently scheduled for mid-year 1997. See "--International Projects and Development Opportunities--The Philippines."

  The Company has been awarded the geothermal development rights to three geothermal fields in Indonesia at Dieng, Patuha and Lampung/South Sumatra, the initial phases of which could aggregate an additional generating capacity of 500 MW. The Company is currently negotiating power sales contracts for these projects in Indonesia and, should such negotiations be successful and such projects proceed, the Company intends to utilize a portion of the proceeds of the Offering to fund equity investments and/or construction loans to these projects. See "--International Projects and Development Opportunities-- Indonesia."

  The Company intends to use the net proceeds from the Offering (i) to fund equity investments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the Indenture and (iv) for general corporate purposes. As project loans are repaid, the Company may use the proceeds again for any of such permitted uses. See "Use of Proceeds."

                    THE INDEPENDENT POWER PRODUCTION MARKET

  In the United States, the independent power industry expanded rapidly in the 1980's, facilitated by the enactment of PURPA. PURPA was enacted to encourage the production of electricity by non-utility companies. According to the Utility Data Institute and the North American Electricity Reliability Council, independent power producers were responsible for about 50,000 MW, or 43%, of the U.S. electric generation capacity which has come on line since 1980.

  As the size of United States independent power market has increased, available domestic power capacity and competition in the industry have also significantly increased. Over the past decade, obtaining a power sales contract from a U.S. utility has generally become increasingly difficult, expensive and competitive. Many states now require power sales contracts to be awarded by competitive bidding, which both increases the cost of obtaining such contracts and decreases the chances of obtaining such contracts as bids significantly outnumber awards in most competitive solicitations. The federal Energy Policy Act of 1992 is expected to further increase domestic competition.

  Due to the rapidly growing demand for new power generation capacity in many foreign countries and resulting privatization of power development, significant new markets for independent power generation now exist outside the United States. The Company intends to take advantage of opportunities in these new markets and to develop, construct and acquire generation projects outside the United States. See "--International Projects and Development Opportunities."

                               GEOTHERMAL ENERGY

  Geothermal energy is derived from the heat of the earth's interior and may be used to generate electricity where geological conditions are suitable for its commercial extraction. These conditions exist where water contained within porous or permeable rock formations comes sufficiently close to hot molten rock to heat the water to temperatures of 400 degrees Fahrenheit or more. The heated water then ascends towards the surface of the earth, where it can be extracted by drilling geothermal wells. The geothermal reservoir is a renewable source of energy if natural ground water sources and reinjection of extracted geothermal fluids are adequate over the long-term to replenish the geothermal reservoir after the withdrawal of geothermal fluids.


       [Schematic diagram illustrating how geothermal energy is derived.]

                                [ART GOES HERE]


  The geothermal production wells are normally located within approximately one to two miles of a power plant, as geothermal fluids cannot be transported economically over longer distances. The geothermal fluids produced at the wellhead consist of a mixture of hot water and steam. The mixture flows from the wellhead through a gathering system of insulated steel pipelines to high pressure separation vessels called separators. There, steam is separated from the water and is sent to a demister in the power plant, where any remaining water droplets are removed. This produces a stream of dry steam, which passes through the high pressure inlet of a turbine generator, producing electricity. The hot water previously separated from the steam at the high pressure separators is piped to low pressure separators, where low pressure steam is separated from the water and sent to the low pressure inlet of a turbine generator. The hot water remaining after low pressure steam separation is injected back into the geothermal resource.

                                THE COSO PROJECT

  The Coso Project, of which the Company owns approximately 50%, consists of three qualified geothermal facilities with an aggregate generating capacity of approximately 240 MW. Each of the three facilities (sometimes the "Navy I Plant," the "BLM Plant" and the "Navy II Plant") is owned by a separate partnership. The Company is the managing general partner for and operator of the Coso Project. The Coso Project facilities are located on land leased by the Company pursuant to long-term leases from the Navy and the BLM. In 1993, the Coso Project produced an average output of 250 MW, and achieved the maximum capacity and capacity bonus payments under the SO4 Agreements with SCE. The payments under these contracts constituted approximately 94% of the operating revenues of the Company in 1993.

  The Coso geothermal resource is located in Inyo County, California, approximately 150 miles northeast of Los Angeles. The Coso geothermal resource is a liquid-dominated hot water resource contained within the heterogeneous fractured granitic rocks of the Coso mountains. It is believed that the heat source for the Coso geothermal resource is a hot molten rock body located beneath the field. Water in the system is believed to be supplied from groundwater flow from the Sierra Nevada mountains located approximately ten miles west of the site.

  The Company believes, based on geological and engineering surveys and analysis of wells drilled, that the Coso Project's geothermal resource is sufficient to supply steam of adequate temperature and in sufficient quantities for the respective terms of the SO4 Agreements. Because of the uncertainties related to developing, exploring and operating geothermal resources and the limited history of extracting the geothermal resource at the sites of the Navy I Plant, the BLM Plant and the Navy II Plant, there is no assurance that the geothermal reservoir will continue to supply steam at current levels for the remaining terms of the SO4 Agreements. See "Investment Considerations-- Exploration, Development and Operation Uncertainties of Geothermal Energy Resources."

  The following sets forth certain information as of December 31, 1993 concerning the three facilities that comprise the Coso Project:

                                                                        GROSS
                                                    NO. OF            ELECTRICAL
                                                   PRODUCING  NO. OF  GENERATING
      FACILITY                                      WELLS*   TURBINES CAPACITY*
      --------                                     --------- -------- ----------
      Navy I......................................     32        3      96 MW
      BLM.........................................     20        3      96 MW
      Navy II.....................................     25        3      96 MW

     --------
     * Approximate

CERTAIN MATERIAL CONTRACTS

  Set forth below is a summary of certain agreements material to the Coso Project. Such summaries make use of certain terms defined in such agreements and are qualified in their entirety by reference to such agreements, copies of which may be obtained from the Company.

  The Navy Contract. In December 1979, the Company entered into a 30-year contract (the "Navy Contract") with the Government of the United States, acting through the Navy, which granted to the Company exclusive rights to explore, develop and use the geothermal resource located on 3,520 acres within the China Lake Naval Air Weapons Station near China Lake, California.

  In respect of the electricity generated by Unit 1 of the Navy I Plant, the Navy I Joint Venture is obligated to pay to the Navy $25 million on or before December 31, 2009, which amount is, in part, secured by annual contributions to a sinking fund, currently at $2,730,540. Annual payments to the sinking fund are $600,000. Both the Navy I and Navy II Joint Ventures are required to pay to the Navy royalties, or the equivalent thereof, for electricity generated from the Navy I Plant (Units 2 and 3) and the Navy II Plant. The percentage royalty due to the Navy for Units 2 and 3 of the Navy I Plant equals 10% of gross revenues attributable to such facility through 1998, 15% through 2003 and 20% for the remaining term. The percentage royalty due to the Navy for the Navy II Plant equals 4% of gross revenues attributable to such facility through 1994, 10% through 1999, 18% through 2004 and 20% for the remaining term.

  The Navy has the right to terminate the Navy Contract at any time by giving the Navy I Joint Venture or the Navy II Joint Venture, or both, as applicable, six months prior written notice, including for "reasons of national security, national defense preparedness, national emergency, or for any reasons the Contracting Officer shall determine that such termination is in the best interest of the U.S. Government." In the event of such termination, the United States Government is required to pay the Navy I Joint Venture, or the Navy II Joint Venture, or both, as applicable, for its unamortized exploratory investment and for its investment in installed power plant facilities, up to a maximum amount based on the nameplate capacity of the turbine generators. The total aggregate termination compensation for both Joint Ventures may not exceed $352.5 million. There is no provision in the Navy Contract to compensate either the Navy I or the Navy II Joint Venture for the loss of anticipated profits resulting from such termination.

  The BLM Lease. On April 29, 1985 the Company and the BLM entered into a lease (the "BLM Lease"), pursuant to which the Company acquired rights to explore, develop and use the geothermal resource on 2,500 acres of land adjacent to the land covered by the Navy Contract. The primary term of the BLM Lease is ten years. The BLM Lease will extend automatically by its terms for so long as geothermal steam is produced in commercial quantities, but in any event not in excess of 40 years after the end of the initial term.

  The BLM Joint Venture pays a nominal annual rent of $2 to the BLM. Royalties payable to the BLM under the BLM Lease are 10% of the amount (or value) of the steam produced, 5% of any by-products, and 5% of commercially demineralized water, payable monthly.

  BLM leases which have been extended due to production of commercial quantities cannot be cancelled without a noticed hearing. BLM leases can be terminated by operation of law as follows: (i) at the anniversary date, for failure to pay the full amount of the annual rental by such date, and (ii) at the end of the primary term, if there is no production in commercial quantities, there is no producing well or actual drilling operations are not being diligently prosecuted.

SO4 POWER SALES AGREEMENTS

  Each of the Coso Joint Ventures has been assigned the rights to a long-term SO4 Agreement with SCE. The SO4 Agreements relating to the Navy I Plant, the BLM Plant and the Navy II Plant have remaining terms of approximately 17, 25 and 16 years, respectively, and provide for the payment of energy, capacity and capacity bonus payments. Energy payments are fixed for the first ten years from the date of firm power delivery (1987 for the Navy I Plant, 1989 for the BLM Plant and 1990 for the Navy II Plant), with annual increases at a specified rate, after which energy prices are based upon SCE's Avoided Cost. Average energy prices under the SO4 Agreements for 1993 for the Navy I Plant, BLM Plant and Navy II Plant were approximately 12.0 cents per kWh. For the period of January 10, 1994 through February 13, 1994, SCE's Avoided Cost was 2.9 cents per kWh (weighted average of mid-peak, off-peak and super off-peak). See "Investment Considerations--Impact of Avoided Cost Pricing." Capacity payments are fixed over the life of each contract. Additional capacity bonus payments will be paid if the plant operates above an 85% capacity utilization level. The SO4 Agreement for the Navy I Plant specifies a contract capacity of 75 MW after August 1997. The SO4 Agreements for the BLM Plant and the Navy II Plant specify a contract capacity of 67.5 MW.

FINANCIAL AND OPERATING PERFORMANCE

  Set forth below are the average operating capacity factor and total sales revenues of each Coso Project facility for the years ended December 31, 1991, 1992 and 1993.

                                                       1991     1992     1993
                                                      -------  -------  -------
   Navy I:
     Capacity Factor (1).............................    98.5%    99.8%   111.2%
     Revenues........................................ $73,856  $79,694  $92,920
   BLM:
     Capacity Factor (1).............................    71.4%    87.2%    98.1%
     Revenues........................................ $56,110  $70,212  $83,738
   Navy II:
     Capacity Factor (1).............................    99.9%    98.1%   102.6%
     Revenues........................................ $74,580  $77,169  $86,667

- --------
(1) Based on a capacity of 80 NMW for each year.

NON-RECOURSE COSO PROJECT FINANCING

  In December 1992, the Coso Joint Ventures refinanced the existing bank debt of the Coso Project with the proceeds of the sale of approximately $560 million in senior secured notes (the "Coso Notes") in a private placement pursuant to Rule 144A under the Securities Act. The Coso Notes were issued by Funding Corp., a corporation owned by the Coso Joint Ventures and formed exclusively for the purpose of issuing the Coso Notes. Funding Corp. has lent the Coso Joint Ventures all of the net proceeds of the sale of the Coso Notes in loans referred to as the "Project Loans."

  Of the Coso Notes originally issued in December 1992, $47.9 million in aggregate principal amount has matured and been paid in full when due. The balance of the Coso Notes bear interest at fixed rates ranging from 6.50% to 8.87% and mature on dates ranging from June 30, 1994 to December 31, 2001. Mandatory semiannual principal repayments are required with respect to certain of the Coso Notes. The Coso Notes are currently rated "BBB-" by Standard & Poor's Corporation, "Baa3" by Moody's Investors Service Inc., and "BBB" by Duff & Phelps Credit Rating Co.

  The obligations of each Coso Joint Venture under the Project Loans are non-recourse obligations. Funding Corp. may look solely to each Coso Joint Venture's pledged assets for satisfaction of such Coso Joint Venture's Project Loan. Support loan and pledge arrangements between the Coso Joint Ventures have the effect of cross-collateralizing each Project Loan, but only to the extent of the other Coso Joint Ventures' available cash flow and, under certain circumstances, the debt service reserve funds, and not as to other assets. The Company is not liable for the repayment of the Coso Notes or the Project Loans.

  The terms of the financing restrict the ability of the Coso Joint Ventures to distribute cash to their partners. In order to distribute cash, (i) no event of default may exist under the Project Loans or the Coso Notes, and no notice of such an impending event of default may have been received from the trustee under the Indenture governing the Coso Notes, (ii) certain financial ratios must be met, and (iii) certain thresholds must be met regarding the availability of adequate geothermal resource for each Coso Plant and for the Coso Project as a whole, as described in the Coso Notes Indenture. In addition, the consent of the management committee of the Coso Joint Venture is required for cash distributions.

  In connection with the refinancing of the Coso Project, the Company contributed approximately $9.8 million to CEGC-Mojave Partnership ("CEGC-Mojave"), a newly formed partnership which used the proceeds to acquire an indirect limited partnership interest in Caithness Coso Holdings, L.P., a partner in the BLM Project and an affiliate of Caithness Corporation ("Caithness"), the Company's primary joint venture partner in the Coso Project. Certain cash flows of four Caithness affiliates resulting from distributions from the Navy I, BLM and Navy II Projects have been pledged to CEGC-Mojave . Under the terms of the CEGC-Mojave partnership agreement, with certain exceptions, up to 25.0% of the cash flows related to the Caithness affiliates will be distributed to such affiliates, and the remainder will be distributed to the Company until the Company receives a return of its initial investment plus a 17.0% annual rate of return, at which time all distributions will revert to the Caithness affiliates.

  Also in connection with the refinancing, the Coso Joint Ventures prepaid a portion of certain notes to the Company in respect of prior advances made by the Company to the Coso Project, and amended certain outstanding notes owing to the Company. As a result, the BLM Joint Venture and the Navy II Joint Venture have an aggregate of $19.0 million in principal amount of notes due to the Company on March 19, 2002, which bear interest at 12 1/2% annually. The notes are subordinated to the Project Loans and interest is not paid currently, but accrues on a pay-in-kind basis until final maturity.

REGULATORY AND ENVIRONMENTAL MATTERS

  The Coso Joint Ventures are subject to environmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of the plants. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained for the construction and operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals. Failure to operate the facility in compliance with applicable laws, permits and approvals can result in the levy of fines or curtailment of operations by regulatory agencies.

  Management of the Coso Joint Ventures believes that the Coso Joint Ventures are in compliance in all material respects with all applicable environmental regulatory requirements and that maintaining compliance with current governmental requirements will not require a material increase in capital expenditures or materially affect its financial condition or results of operations. It is possible, however, that future developments, such as more stringent requirements of environmental laws and enforcement policies thereunder, could affect the costs and the manner in which the Coso Joint Ventures conduct their businesses.

INSURANCE

  The Coso Project is insured for $600.0 million per occurrence for general property damage and $600.0 million per occurrence for general property damage and business interruption, subject to a $25,000 deductible for property damage ($500,000 for turbine generator and machinery) and a 15-day deductible on business interruption. Catastrophic insurance (earthquake and flood) is capped at $200.0 million per occurrence for property damage and $200.0 million per occurrence for business interruption. Liability insurance coverage is $51.0 million (occurrence based) with a $10,000 deductible. Operators' extra expense (control of well) insurance is $10.0 million per occurrence with a $25,000 deductible, which is non-auditable. The policies are issued by international and domestic syndicates with each company rated A- or better by A.M. Best Co. Inc. There can be no assurance, however, that earthquake, property damage, business interruption or other insurance will be adequate to cover all potential losses sustained by the Company or that such insurance will continue to be available on commercially reasonable terms.

EMPLOYEES

  The Coso Joint Ventures do not hire or retain any employees. All employees necessary to the operation of the Coso Project are provided by the Company under certain plant and field operations and maintenance agreements. As of December 31, 1993, the Company employed approximately 160 people at the Navy I, the BLM and the Navy II Plants, collectively.

             OTHER DOMESTIC PROJECTS AND DEVELOPMENT OPPORTUNITIES

DESERT PEAK

  The Company is the owner and operator of a 10 MW geothermal power plant at Desert Peak, Nevada that is currently selling electricity to Sierra Pacific Power Company under a power sales contract that expires December 31, 1995 and that may be extended on a year-to-year basis as agreed by the parties. The price for electricity under this contract is 6.3 cents per kWh, comprising an energy payment of 1.8 cents per kWh (which is adjustable pursuant to an inflation-based index) and a capacity payment of 4.5 cents per kWh. The Company is currently negotiating the terms of an extension to this contract.

ROOSEVELT HOT SPRINGS

  The Company operates and owns an approximately 70% interest in a 25 MW geothermal steam field which supplies geothermal steam to a power plant owned by Utah Power & Light Company ("UP&L") located on the Roosevelt Hot Springs property under a 30-year steam sales contract. The Company obtained approximately $20.3 million of the cash portion of the purchase price for the properties under a pre-sale agreement with UP&L whereby UP&L paid in advance the entire purchase price for the Company's proportionate share of the steam produced by the steam field. The Company must make certain penalty payments to UP&L if the steam produced does not meet quantity and quality requirements.

YUMA

  During 1992, the Company acquired a development stage 50 MW natural gas fired cogeneration project in Yuma, Arizona. The Yuma Project is designed to be a qualified facility under PURPA and to provide 50 MW (net) of electricity to SDG&E over an existing 30-year power purchase sales contract. The electricity is to be sold at SDG&E's Avoided Cost. The power will be transferred to SDG&E over transmission lines constructed and owned by Arizona Public Service Company ("APS"). A transmission agreement has been executed between APS and the Yuma Project but is subject to review by the Federal Energy Regulatory Commission.

  The power sales contract with SDG&E requires the Yuma Project to commence reliable operation by December 31, 1994. The Company currently anticipates that construction will be completed by mid-year 1994. The project entity has executed steam sales contracts with an adjacent industrial entity to act as its thermal host in order to maintain its status as a qualified facility, which is a requirement of its SDG&E contract. Since the industrial entity has the right to terminate the agreement upon one year's notice if a change in its technology eliminates its need for steam, and in any case to terminate the agreement at any time upon three years notice, there can be no assurance that the Yuma Project will maintain its status as a qualified facility. However, if the industrial entity terminates the agreement, the Company anticipates that it will be able to locate an alternative thermal host in order to maintain its status as a qualified facility or build a greenhouse at the site which the Company believes would enable the project to maintain its qualified facility status. A natural gas supply and transportation agreement has been executed with Southwest Gas Corporation.

  The Yuma Project is being constructed pursuant to a fixed price turnkey contract with Raytheon Engineers & Constructors for approximately $43 million, of which the Company has to date funded approximately $37 million from internal sources. The Company currently intends to fund the balance from internal sources as construction expenses are incurred.

NEWBERRY

  Under a Bonneville Power Administration ("BPA") geothermal pilot program, the Company is developing a 30 MW geothermal project at Newberry, Oregon. Pursuant to a memorandum of understanding executed in January 1993, the Company has agreed to sell 20 MW of power to BPA and 10 MW to Eugene Water and Electric Board ("EWEB") from the project. In addition, BPA has an option to purchase up to an additional 100 MW of production from the project under certain circumstances. In a public-private development effort, the Company is responsible for development, permitting, financing, construction and operation of the project (which will be 100% owned by the Company), while EWEB will cooperate in the development efforts by providing assistance with government and community affairs and sharing in the development costs (up to 30%). The project is currently expected to commence commercial operation in 1997. The memorandum of understanding provides that under certain circumstances the contracts may be utilized at an alternate location.

  A draft environmental impact study with respect to the project was completed in January 1994 and is expected to be finalized in mid-year 1994, at which time the Company expects to commence drilling of the geothermal wells and to execute the power sales contracts, subject to obtaining all governmental permits and approvals. The Company may use a portion of the proceeds of the Offering to fund its equity investment in, and/or the construction costs of, the Newberry Project.

GLASS MOUNTAIN

  In March 1993, the Company completed the acquisition of an approximate 65% interest in 26,000 acres of geothermal leaseholds at Glass Mountain in Northern California, which include three successful production wells with an aggregate existing capacity of between 15 to 30 MW. The Company believes that this acreage represents one of the finest undeveloped geothermal reservoirs in the country. The Company has attempted to negotiate the terms of a power sales contract to exploit this geothermal resource, however, no agreement exists to date.

              INTERNATIONAL PROJECTS AND DEVELOPMENT OPPORTUNITIES

OVERVIEW

  The Company presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years, because the demand for new generating capacity is growing more rapidly in foreign markets, especially emerging nations, than in the United States. The World Bank estimates that developing countries will need approximately 380,000 MW of new generating capacity over the next decade. The need for such rapid expansion has forced many countries to select private power development as their only practical alternative and to restructure their legislative and regulatory schemes to facilitate such development. The Company believes that this significant need for power has created strong local support for private power projects in many foreign countries and increased the availability of long-term multilateral lending agency and foreign source financing and political risk insurance for certain international private power projects, particularly those utilizing indigenous fuel sources and renewable or otherwise environmentally responsible generating facilities. The Company intends to focus its efforts on the development, construction, ownership and operation of such projects.

  In developing its international strategy, the Company intends to pursue development opportunities in countries which it believes have an acceptable risk profile and where the Company's geothermal resource development and operating experience, project development expertise or strategic relationship with Kiewit or local partners are expected to provide it with a competitive advantage. The Company is currently pursuing a number of electric power project opportunities in countries such as the Philippines and Indonesia, which have initiated private power programs and have extensive geothermal resources. The Company's development efforts include both so-called "green field" development, in which the Company attempts to negotiate unsolicited power sales contracts for new generation capacity or engages in competitive bids in response to government agency or utility requests for proposals for new capacity, as well as the acquisition of or participation in the joint development of projects which are under development or already operating. To better position itself to pursue international project development opportunities in the Asian market, the Company recently established an office in Singapore to oversee its activities in that region, including the Philippines and Indonesia. In pursuing international projects, the Company intends to maintain a significant equity interest in, and to operate, the projects that it develops or acquires.

     [Map of Pacific Basin showing countries having geothermal resources.]



  In order to compete more effectively internationally, the Company's strategy is to diversify its project portfolio, reduce its future equity commitments and leverage its capabilities in international projects by developing most international projects on a joint venture basis. To that end, the Company has recently entered into international joint venture agreements with Kiewit and Distral (two firms with extensive power plant construction experience) in an effort to augment and accelerate the Company's capabilities in foreign energy markets. Joint venture activities with Distral will be conducted in South America, Central America and the Caribbean and joint venture activities with Kiewit will be conducted in Asia (in particular the Philippines and Indonesia) and in other regions not covered by the Distral joint venture agreement. See "--International Joint Venture Agreements."

FUNDING FOR INTERNATIONAL PROJECTS

  The Company intends to utilize a substantial portion of the net proceeds of the Offering to fund all or part of its equity investments in, and loans to, certain of the Company's international private power projects and related facilities. Such proceeds will give the Company the ability to bid projects without a financing contingency, to provide accelerated funding for construction and to guarantee its equity commitments, which will enhance the Company's competitive position in developing international projects. It is the Company's experience that the amount of time necessary to negotiate and conclude a construction credit facility for an international project is significantly longer than the amount of time necessary to finance an already proven and operating project. By having the financing available to commence construction as soon as the principal project contracts and permits are completed, the Company believes that it will be able to shorten the time required to bring an international power project to commercial operation.

  The Company may use the proceeds of the Offering to provide a loan or other financing for a project owned by a subsidiary or eligible joint venture to fund construction of a domestic or international private power project and related facilities. The Company does not intend to permit the drawdown of such loans or other financing in any significant amount for the construction of such projects until certain project milestones have been achieved, including signing power sales contracts and financeable "turnkey" construction contracts and obtaining permits and approvals that would be required for a traditional non-recourse project financing. On or before the commencement of commercial operation of such a project, the Company intends either to retire its construction financing with the proceeds of a third-party non-recourse project finance term loan or, if such a third-party loan is not then available on terms acceptable to the Company or is otherwise disadvantageous, to convert the construction loan into a medium or long-term facility provided by the Company.

  If the Company uses the proceeds of the Offering to provide a construction or term loan to a subsidiary or joint venture project, payment of such loan will generally be secured by substantially all the assets and cash flows of that project, although the financing structure and collateral could also take other forms such as preferred stock or partnership interests of the project entity. To the extent the Company chooses to fund all or part of the construction costs of a project on behalf of its joint venture partners, the Company intends to negotiate appropriate terms and conditions, including equity transfer restrictions and lending fees or other compensation for providing such financing. The Company has no intention of advancing any equity funds on behalf of its joint venture partners. Once construction financing made from the proceeds of this Offering has been repaid, then the Company may use those proceeds again for any of the permitted uses.

  The proceeds of the Offering that are devoted to construction debt financing for, and the equity contributions to, international power projects will be subject to all of the usual risks that are inherent in project financing. In addition, international projects may involve certain additional risks that are not present to the same extent in domestic project financings, including political, currency conversion and repatriation risks. In evaluating and negotiating international projects, the Company intends to employ a strategy whereby a substantial portion of the political and financial risks are, through contract provisions or insurance coverage, borne by parties other than the Company. However, there can be no assurance that such insurance coverage or contract provisions will be available on commercially reasonable terms, or if obtained, will be performed by the parties thereto. See "Investment Considerations--Development Uncertainty" and "--Development Uncertainty Outside the United States."

  The following is a brief description of the international joint ventures and project development activities that the Company has undertaken to date.

INTERNATIONAL JOINT VENTURE AGREEMENTS

  As part of the Company's international development strategy, the Company recently signed separate joint venture agreements with Kiewit and Distral. These joint ventures provide the Company with strategic alliances with firms possessing unique private power and construction expertise. The Company believes these strategic joint venture relationships will augment and accelerate its development capabilities in foreign energy markets and provide it with a relative competitive advantage. In addition, the Company believes that participation in these joint ventures will help the Company to diversify its project risk profile, leverage its development capabilities and reduce future requirements to raise additional equity for the Company's projects. The Company also believes that it is important in foreign transactions to establish strong relationships with local partners (such as Distral in South America and P.T. Himpurna and P.T. ESA (each as defined below) in Indonesia) who are knowledgeable of local cultural, political and commercial practices and who provide a visible local presence and local project representation.

 Kiewit Joint Venture

  On December 14, 1993, the Company signed a joint venture agreement with Kiewit. Kiewit is one of the largest construction companies in North America and has been in the construction business since 1884. Kiewit is a diversified industrial company with approximately $2.0 billion in revenues in 1993 from operations in construction, mining and telecommunications. Kiewit has built a number of power plants in the United States and large infrastructure projects and industrial facilities worldwide, and owns a 36.6% beneficial interest in the Company.

  The Kiewit joint venture agreement, which has an initial term of three years, provides each party a right of first refusal to pursue jointly all "build, own and operate" or "build, own, operate and transfer" power projects identified by the other party or its affiliates outside of the United States, except in locations covered by the Distral joint venture agreement described below. The Kiewit joint venture agreement provides that, if both parties agree to participate in a project, they will share all development costs equally, each of the Company and Kiewit will provide 50% of the equity required for financing a project developed by the joint venture and the Company will operate and manage any such project. The agreement contemplates a joint development structure under which, on a project by project basis, the Company will be the development manager, managing partner and/or project operator, an equal equity participant with Kiewit and a preferred participant in the construction consortium and Kiewit will be an equal equity participant and the preferred turnkey construction contractor, with the construction consortium providing customary security to project lenders (including the Company) for liquidated damages and completion guarantees. The joint venture agreement may be terminated by either party on 15 days written notice, provided that such termination cannot affect the pre-existing contractual obligations of either party.

 Distral Joint Venture

  On December 14, 1993, the Company entered into a joint venture agreement with Distral of the Lancaster Distral Group, a South American engineering and manufacturing company. Distral, a turnkey construction contractor and manufacturer of boilers, generators and heavy equipment, has constructed, engineered or supplied equipment to numerous coal, gas and hydroelectric power plants located in Central and South America. The Company believes that, in addition to its extensive experience in energy-related business, Distral brings substantial knowledge of the customs and commercial practices in Central and South America, as well as knowledge of the general power markets and specific power project opportunities in such regions.

  The joint venture agreement, which has an initial term of three years, provides that the joint venture will have the right of first refusal to jointly pursue all power projects identified by the joint venture, the Company, Distral or their affiliates (other than Kiewit) in the Caribbean, South America and that part of Central America south of Mexico. The agreement provides that the Company and Distral will share all development costs equally, if both parties agree to participate in a project. The Company is required to provide at least 50% of the equity required to finance any project developed by the joint venture; provided, however, that the Company may assign up to 50% of its equity interest in any such project to Kiewit and its affiliates. The agreement contemplates a joint development structure under which the Company and Distral will jointly operate and maintain each joint venture project, with the Company responsible for overall supervision and management. The Distral agreement may be terminated at any time by the Company or Distral, provided that such termination cannot affect the pre-existing contractual obligations of either party.

THE PHILIPPINES

  The Company believes that increasing industrialization, a rising standard of living and an expanding power distribution network has significantly increased demand for electrical power in the Philippines. Currently, according to the 1993 Power Development Program of the National Power Corporation of the Philippines ("NAPOCOR"), demand for electricity exceeds supply. NAPOCOR has also reported that its ability to sustain current levels of electric production from existing facilities has been limited due to frequent breakdowns in many of its older electric generating plants and an extended drought, which has limited hydroelectric generation. As a result, the Philippines has experienced severe power outages, with Manila suffering significant daily brownouts during much of 1993. Although the occurrence of brownouts has been recently reduced, NAPOCOR has said that it still anticipates significant energy shortages in the future.

  In 1993, the Philippine Congress, pursuant to Republic Act 7648, granted President Ramos emergency powers to remedy the Philippines' energy crisis, including authority to (i) exempt power projects from public bidding requirements, (ii) increase power rates and (iii) reorganize NAPOCOR. Until 1987, NAPOCOR had a monopoly on power generation and transmission in the Philippines. In 1987, then President Aquino issued

Executive Order No. 215, which grants private companies the right to develop certain power generation projects, such as those using indigenous energy sources on a "build-operate-transfer" or "build-transfer" basis. In 1990, the Philippine Congress enacted Republic Act No. 6957, which authorizes private development of priority infra-structure projects on a "build-operate-transfer" and a "build-transfer" basis. In addition, under that Act, such power projects are eligible for certain tax benefits, including exemption from Philippine national income taxes for at least six years and exemption from, or reimbursement for, customs duties and value added taxes on capital equipment to be incorporated into such projects.

  In an effort to remedy the shortfall of electricity, the Republic of the Philippines, NAPOCOR and the Philippine National Oil Company-Energy Development Company ("PNOC-EDC") are jointly soliciting bids for private power projects. The potential Philippine indigenous resources include geothermal, hydro and coal, of which geothermal power has been identified as a preferred alternative. The Philippine Government has elected to promote geothermal power development due to the domestic availability and the minimal environmental effects of geothermal power, in addition to other forms of power production. PNOC-EDC, which is responsible for developing the Philippines' domestic energy sources, has been successful in the exploration and development of geothermal resources.



                            [Map of the Philippines]



  The Company has been awarded and signed power contracts with PNOC-EDC for two geothermal projects, Upper Mahiao and Mahanagdong, aggregating 300 MW. The following is a summary description of certain information concerning these and other projects as it is currently known to the Company. Since these projects are still in development, however, there can be no assurance that this information will not change over time. In addition, there can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful. These summaries also include brief descriptions of certain of the agreements material to these projects. Such summaries are qualified in their entirety by reference to such agreements.

 Upper Mahiao

  The Company is negotiating the final terms of the construction and term project financing for a 120 MW geothermal project to be located in the Greater Tongonan area of the island of Leyte, Republic of the Philippines (the "Upper Mahiao Project"). The Upper Mahiao Project will be built, owned and operated by CE Cebu Geothermal Power Company, Inc. ("CE Cebu"), a Philippine corporation that will be more than 95% indirectly owned by the Company. It will sell 100% of its capacity on a "take-or-pay" basis (described below) to PNOC-EDC, which will in turn sell the power to NAPOCOR for distribution to the island of Cebu, located about 40 miles west of Leyte.

  The Company estimates that Upper Mahiao will have a total project cost of approximately $226 million, including interest during construction, project contingency costs and a debt service reserve fund. A consortium of international banks is expected to provide an approximately $170 million project-financed construction loan, supported by political risk insurance from ExIm Bank. The Company expects that the term loan for the project will also be provided by ExIm Bank, and that both the construction and the term loan agreements will be executed in April 1994. Shortly thereafter, the Company expects to issue a notice to proceed to the contractor under the EPC Contract (as defined below), with commercial operations scheduled for mid-year 1996. The Company expects that a portion of the proceeds of the Offering would be used to fund all or part of its $56 million equity commitment to the Project. The Company intends to arrange for political risk insurance on this equity investment through OPIC or from governmental agencies or commercial sources.

  The Upper Mahiao Project will be constructed by Ormat, Inc. ("Ormat") and its affiliates pursuant to supply and construction contracts (collectively the "Mahiao EPC Contract"), which, taken together, provide for the construction of the plant on a fixed-price, date-certain, turnkey basis. Ormat is an international manufacturer and construction contractor that builds binary geothermal turbines; it has provided its equipment to several geothermal power projects throughout the United States and internationally. The Mahiao EPC Contract provides liquidated damage protection of 30% of the Mahiao EPC Contract price. Ormat's performance under the Mahiao EPC Contract will be backed by a completion guaranty of Ormat, by letters of credit, and by a guaranty of Ormat Industries, Ltd., an Israeli corporation and the parent of Ormat, in each case for the benefit of, and satisfactory to, the Project lenders.

  Under the terms of the Energy Conversion Agreement, executed on September 6, 1993 (the "Upper Mahiao ECA"), CE Cebu will build, own and operate the Project during the two-year construction period and the ten-year cooperation period, after which ownership will be transferred to PNOC-EDC at no cost. The effectiveness of the Upper Mahiao ECA is subject to the satisfaction or waiver of certain conditions prior to April 8, 1994 (subject to extension by agreement of the parties) including finalization of the principal project documents (including, a power purchase agreement between PNOC-EDC and NAPOCOR), posting by Ormat of a construction performance bond in favor of PNOC-EDC in the amount of approximately $11.8 million, obtaining permits and approvals from various Philippine governmental authorities and arranging financing commitments. In the event the parties are unable to satisfy such conditions before the agreed upon effectivity date, either party may terminate the Upper Mahiao ECA and such party shall reimburse the other party for its costs and expenses incurred in connection with such agreement.

  The Project will be located on land to be provided by PNOC-EDC at no cost; it will take geothermal steam and fluid, also provided by PNOC-EDC at no cost, and convert its thermal energy into electrical energy to be sold to PNOC-EDC on a "take-or-pay" basis. Specifically, PNOC-EDC will be obligated to pay for the electric capacity that is nominated each year by CE Cebu, irrespective of whether PNOC-EDC is willing or able to accept delivery of such capacity. PNOC-EDC will pay to CE Cebu a fee (the "Capacity Fee") based on the plant capacity nominated to PNOC-EDC in any year (which, at the plant's design capacity is approximately 95% of total contract revenues) and a fee (the "Energy Fee") based on the electricity actually delivered to PNOC-EDC (approximately 5% of total contract revenues). The Capacity Fee consists of three separate components: a fee to recover the capital costs of the project, a fee to recover fixed operating costs and a fee to cover return on investment. The Energy Fee is designed to cover all variable operating and maintenance costs of the power plant. Payments under the Upper Mahiao ECA will be denominated in U.S. dollars, or computed in dollars and paid in Philippine pesos at the then-current exchange rate, except for the Energy Fee, which will be used to pay peso-denominated expenses. The ECA provides a mechanism to convert Philippine pesos to dollars. Significant portions of the Capacity Fee and Energy Fee will be indexed to U.S. and Philippine inflation rates, respectively. PNOC-EDC's "take-or-pay" performance requirement, and its other obligations under the Upper Mahiao ECA, are guaranteed by the Republic of the Philippines through a performance undertaking.

  The payment of Capacity Fees is not excused if PNOC-EDC fails to deliver or remove the steam or fluids or fails to provide the transmission facilities, even if its failure was caused by a force majeure event. In addition, PNOC-EDC must continue to make Capacity Fee payments if there is a force majeure event (e.g., war, nationalization, etc.) that affects the operation of the Project and that is within the reasonable control of PNOC-EDC or the government of the Republic of the Philippines or any agency or authority thereof. If CE Cebu fails to meet certain construction milestones or the power plant fails to achieve 70% of its design capacity by the date that is 120 days after the scheduled completion date (as that date may be extended for force majeure and other reasons under the Upper Mahiao ECA), the Project may, under certain circumstances, be deemed "abandoned," in which case the Project must be transferred to PNOC-EDC at no cost, subject to any liens existing thereon.

  PNOC-EDC is obligated to purchase CE Cebu's interest in the facility under certain circumstances, including (i) extended outages resulting from the failure of PNOC-EDC to provide the required geothermal fluid, (ii) changes in tax, environmental or other laws which would materially adversely affect CE Cebu's interest in the project, (iii) transmission failure, (iv) failure of PNOC-EDC to make timely payments of amounts due under the Upper Mahiao ECA,
(v) privatization of PNOC-EDC or NAPOCOR, and (vi) certain other events. Prior to completion of the Project, the buy-out price will be equal to all costs incurred through the date of the buy-out, including all Project debt, plus an additional rate of return on equity of ten percent per annum. In a post-completion buy-out, the price will be the net present value at a ten percent discount rate of the total remaining amount of Capacity Fees over the remaining term of the Upper Mahiao ECA.

 Mahanagdong

  The Mahanagdong project (the "Mahanagdong Project") is expected to be a 180 MW geothermal project, which will also be located on the island of Leyte. The Mahanagdong Project will be built, owned and operated by CE Luzon Geothermal Power Company, Inc. ("CE Luzon"), a Philippine corporation that is currently expected to be indirectly owned as follows: 45% by the Company, 45% by Kiewit and up to 10% by another industrial company. It will sell 100% of its capacity on a take-or-pay basis (as described above for the Upper Mahiao Project) to PNOC-EDC, which will in turn sell the power to NAPOCOR for distribution to the island of Luzon.

  The Company estimates that Mahanagdong will have a total project cost of approximately $310 million, including interest during construction, project contingency costs and a debt service reserve fund. The proposed capital structure is 75% debt, with a construction and term loan of approximately $225 million, and 25% equity, or approximately $85 million in equity contributions. The Company believes that political risk insurance from ExIm Bank for financing of the procurement of U.S. goods and services is available and, if appropriate, will request similar coverage from the Export-Import Bank of Japan for Japanese goods and services. The Company is in the process of arranging construction financing for the Project from a consortium of international banks, but may use some of the proceeds of this Offering to provide all or part of theinterim construction debt financing of $225 million. Construction of the Project is expected to commence in mid-year 1994, with commercial operation presently scheduled for mid-year 1997. The Company also intends to provide some or all of its approximately $40 million share of the $85 million equity contribution from these proceeds, and to arrange for political risk insurance on this investment through OPIC or from governmental agencies or commercial sources.

  The Mahanagdong Project will be constructed by a consortium consisting of Kiewit Construction Group, Inc. ("KCG") and The Ben Holt Co., Inc. ("BHCO") (the "EPC Consortium") pursuant to fixed-price, date-certain, turnkey supply and construction contracts (collectively the "Mahanagdong EPC Contract"). The obligations of the EPC Consortium under the Mahanagdong EPC Contract will be supported by letters of credit, bonds, guarantees or other acceptable security in an aggregate amount equal to approximately 30% of the Mahanagdong EPC Contract's price, plus a joint and several guaranty of each of the EPC Consortium members. KCG, a wholly-owned subsidiary of Kiewit, will be the lead member of the EPC Consortium, with an 80% interest. KCG performs construction services for a wide range of public and private customers in the U.S. and internationally. Construction projects undertaken by KCG during 1992 included: transportation projects, including highways, bridges, airports and railroads; power facilities; buildings and sewer and waste disposal systems; with the balance consisting of water supply systems, utility facilities, dams and reservoirs. KCG accounted for 80% of Kiewit's revenues, contributing $1.7 billion in revenues in 1993. KCG has an extensive background in power plant construction.

  BHCO will provide design and engineering services for the EPC Consortium, holding a 20% interest. BHCO, wholly-owned by the Company, is a California based engineering firm with over 25 years of geothermal experience, specializing in feasibility studies, process design, detailed engineering, procurement, construction and operation of geothermal power plants, gathering systems and related facilities. The Company will provide a guarantee of BHCO's obligations under the Mahanagdong EPC Contract.

  The terms of the Energy Conversion Agreement (the "Mahanagdong ECA"), executed on September 18, 1993, are substantially similar to those in the Upper Mahiao ECA. The Mahanagdong ECA provides for a three-year construction period, and its effectivity deadline date is in July 1994. All of PNOC-EDC's obligations under the Mahanagdong ECA will be guaranteed by the Republic of the Philippines through a performance undertaking. The Capacity Fees are expected to be approximately 97% of total revenues at the expected capacity levels and the Energy Fees are expected to be approximately 3% of such total revenues.

 Casecnan

  The Company has been granted exclusive rights to negotiate an energy sales contract with NAPOCOR and a water sales contract with the National Philippine Irrigation Administration in connection with a proposed 60 MW hydro-electric generating facility to be located in the Casecnan area on the island of Luzon. These contracts will be structured as take-or-pay capacity and energy agreements, with capacity payments representing the bulk of the revenues. Negotiations have only recently commenced on this potential project, and there can be no assurance at this time that any agreement will be reached by the parties.

INDONESIA

  The Republic of Indonesia is experiencing demand for electrical power that exceeds current supply, and has a number of promising geothermal reservoirs. Recent Indonesian legislation has facilitated foreign ownership and operation of private electrical power generation and transmission facilities. The Company's subsidiaries are currently negotiating several potential project agreements for geothermal power facilities in Indonesia, and if one or more of those projects proceeds, it intends to utilize a portion of the proceeds of this Offering in connection with such projects.


                               [MAP OF INDONESIA]



  The following is a summary description of certain information concerning these projects as it is currently known to the Company. Since these projects are still in development, however, there can be no assurance that this information will not change materially over time. In addition, there can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful.

 Dieng

  Through memoranda of understanding executed by Perusahaan Pertambangan Minyak Dan Gas Bumi Negara ("Pertamina"), the Indonesian national oil company, and assigned to the Company, the Company has been awarded the exclusive right to develop geothermal resources in the Dieng region of central Java, Indonesia (the "Dieng Project"). A subsidiary of the Company has entered into a Joint Development Agreement with P.T. Himpurna Enersindo Abadi ("P.T. HEA"), its Indonesian partner, which is a subsidiary of Himpurna, an association of Indonesian military veterans, whereby the Company and P.T. HEA have agreed to work together on an exclusive basis to develop the Dieng Project (the "Dieng JV"). The Dieng JV is expected to be structured such that subsidiaries of the Company will have a 45% interest, subsidiaries of Kiewit will have the option to take a 45% interest and P.T. HEA will have a 10% interest in the Project. The Dieng JV expects to conduct geothermal exploration and development in the Dieng field, to build, own and operate power generating facilities and to sell the power generated to Perusahaan Umum Listrik Negara ("PLN"), the Indonesian national electric utility.

  The Dieng JV and Pertamina are currently negotiating a proposed Joint Operation Contract (the "Dieng JOC") pursuant to which Pertamina would contribute the geothermal field and the wells and other facilities presently located thereon and the Dieng JV initially would build, own and operate four power production units comprising an aggregate of 220 MW. The Dieng JV will accept the field operation responsibilities and geothermal resource risk in connection with the Dieng Project, and the Dieng JV will be responsible for developing and supplying the geothermal steam and fluids required to operate the plants. The current proposed Dieng JOC would expire (subject to extension by mutual agreement) on the date which is the later of (i) 42 years following completion of well testing and (ii) 30 years following the date of commencement of commercial operation of the final unit completed. Upon the expiration of the proposed Dieng JOC, all facilities would be transferred to Pertamina at no cost. Under the proposed Dieng JOC, the Dieng JV would be required to pay Pertamina a production allowance equal to three percent of the Dieng JV's net operating income from the Dieng Project, plus a further percentage based upon the negotiated value of existing Pertamina geothermal production facilities that the Company expects will be contributed by Pertamina.

  The Dieng JV and Pertamina are currently negotiating a proposed "take-or-pay" Energy Sales Contract (the "Dieng ESC") with PLN whereby PLN would agree to purchase and pay for all electricity delivered or capacity made available from the Dieng Project for a term equal to that of the Dieng JOC. Under the current draft, the price paid for electricity would equal a base energy price per kWh multiplied by the number of kWh the plants deliver or are "capable of delivering," whichever is greater. Electricity revenue payments would also be adjusted for inflation and fluctuations in exchange rates.

  Assuming execution of the Dieng JOC and the Dieng ESC, the Company presently intends to begin well testing by the second quarter of 1994 and to commence construction of an initial 55 MW unit in the fourth quarter of 1994, and then to proceed on a modular basis with construction of three additional units to follow shortly thereafter, resulting in an aggregate first phase at this site of 220 MW. The Company estimates that the total project cost of these units will be approximately $450 million. The Company anticipates that the Dieng Project will be designed and constructed by a consortium consisting of KCG and BHCO, and that the Company (through a subsidiary) will be responsible for operating and managing the Dieng Project.

  The Dieng field has been explored domestically for over 20 years and BHCO has been active in the area for more than five years. The Company has a significant amount of data, which it believes to be reliable as to the production capacity of the field. However, a number of significant steps, both financial and operational, must be completed before the Dieng Project can proceed. These steps, none of which can be assured, include obtaining required regulatory permits and approvals, entering into the Dieng JOC, undertaking and completing the well testing contemplated by the Dieng JOC, entering into the Dieng ESC, the construction agreement and other project contracts and arranging financing.

 Patuha

  The Company has also negotiated a memorandum of understanding and expects to execute a definitive agreement with Pertamina for the exclusive geothermal development rights with respect to the Patuha geothermal field in Java, Indonesia (the "Patuha Project"). The Company has entered into an agreement to establish a joint venture for Patuha with P.T. Enerindo Supra Abadi, an Indonesian company ("P.T. ESA") (the "Patuha JV"). P.T. ESA is an affiliate of the Bukaka Group, which has extensive experience in general construction, fabrication and electrical transmission construction in Indonesia. In exchange for project development services, P.T. ESA is expected to receive a 10% equity interest in the Patuha Project with an option to acquire an additional 20% interest for cash upon the satisfaction of certain conditions. Subject to the exercise of that option, subsidiaries of the Company will have a 45% interest and subsidiaries of Kiewit will have the option to take a 45% interest in the Patuha Project.

  The Patuha JV is currently negotiating both a joint operation contract ("JOC") and an energy sales contract ("ESC"), each of which currently contains terms substantially similar to those described above for the Dieng Project. The Patuha JV presently intends to proceed on a modular basis like the Dieng Project, with an initial 55 MW unit to be built followed by three additional units, in total aggregating 220 MW. The Company estimates that the total cost of these four units will be approximately $450 million. Assuming execution of both a JOC and an ESC, field development is expected to commence in the first quarter of 1995 with construction of the first unit expected to begin by mid-year 1996.

  The Patuha Project remains subject to a number of significant uncertainties, as described above in connection with the Dieng Project, and there can be no assurance that the Patuha Project will proceed or reach commercial operation.

 Lampung/South Sumatra

  The Company and P.T. ESA have also formed a joint venture (the "Lampung JV") to pursue development of geothermal resources in the Lampung/South Sumatra regions (the "Lampung Project"). The Lampung JV is presently exploring several geothermal fields in this region and is negotiating a memorandum of understanding for a JOC and ESC for these prospects containing terms substantially similar to those described above for the Dieng Project.

  The Company presently intends to develop the Lampung Project and other possible Indonesian projects using a structure similar to that contemplated for the Dieng Project, with the same construction consortium, similar equipment and similar financing arrangements.

  The Lampung Project remains subject to a number of significant uncertainties, as described above for the Dieng Project, and there can be no assurance that the Company will pursue the Lampung Project or that it will proceed or reach commercial operation.

                               LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The current directors and executive officers of the Company and their positions with the Company as of March 1, 1994 are as follows:

                  NAME                AGE                POSITION
                  ----                ---                --------
   Richard R. Jaros..................  42 Chairman of the Board, Director
   David L. Sokol....................  37 President and Chief Executive Officer,
                                           Director
   Gregory E. Abel...................  31 Assistant Vice President and
                                           Controller
   Edward F. Bazemore................  57 Vice President, Human Resources
   David W. Cox......................  38 Vice President, Legislative and
                                           Regulatory Affairs
   Philip E. Essner..................  51 Vice President, Land Management and
                                           Insurance
   Vincent R. Fesmire................  53 Vice President, Development and
                                           Implementation
   Thomas R. Mason...................  50 Senior Vice President, Project
                                           Development and Operations
   Steven A. McArthur................  36 Senior Vice President, General Counsel
                                           and Secretary
   Donald M. O'Shei, Sr. ............  60 Vice President; President, California
                                           Energy International Ltd.
   John G. Sylvia....................  36 Vice President, Chief Financial
                                           Officer and Treasurer
   Edgar D. Aronson..................  59 Director
   Judith E. Ayres...................  49 Director
   Harvey F. Brush...................  73 Director
   James Q. Crowe....................  44 Director
   Richard K. Davidson...............  52 Director
   Ben M. Holt.......................  79 Director
   Everett B. Laybourne..............  82 Director
   Daniel J. Murphy..................  72 Director
   Herbert L. Oakes, Jr. ............  47 Director
   Walter Scott, Jr. ................  62 Director
   Barton W. Shackelford.............  73 Director
   David E. Wit......................  31 Director

  Set forth below is certain information with respect to each director and executive officer of the Company:

  RICHARD R. JAROS, Chairman of the Board and Director. Mr. Jaros has been a director of the Company since March 1991. Mr. Jaros has served as Chairman of the Board since April 19, 1993 and served as President and Chief Operating Officer of the Company from January 8, 1992 to April 5, 1993. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of Kiewit and is currently an Executive Vice President and a director of Kiewit. Mr. Jaros serves as a director of MFS Communications Company, Inc., and C-Tec Corporation, both of which are publicly traded companies in which Kiewit holds a majority ownership interest. From 1986 to 1990, Mr. Jaros served as a Vice President for Mergers and Acquisitions for Kiewit Holdings, a subsidiary of Kiewit.

  DAVID L. SOKOL, President, Chief Executive Officer and Director. Mr. Sokol has been a director of the Company since March 1991 and has served as President and Chief Executive Officer of the Company since April 19, 1993. Mr. Sokol was Chairman, President and Chief Executive Officer of the Company from February 1991 until January 1992. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy, a subsidiary of Kiewit and the Company's largest shareholder. From 1983 to November 1990, Mr. Sokol was the President and Chief Executive Officer of Ogden Projects, Inc.

  GREGORY E. ABEL, Assistant Vice President and Controller. Mr. Abel joined the Company in 1992. Mr. Abel is a Chartered Accountant and from 1984 to 1992 he was employed by Price Waterhouse. As a Manager in the San Francisco office of Price Waterhouse, he was responsible for clients in the energy industry.

  EDWARD F. BAZEMORE, Vice President, Human Resources. Mr. Bazemore joined the Company in July 1991. From 1989 to 1991, he was Vice President, Human Resources, at Ogden Projects, Inc. in New Jersey. Prior to that, Mr. Bazemore was Director of Human Resources for Ricoh Corporation, also in New Jersey. Previously, he was Director of Industrial Relations for Scripto, Inc. in Atlanta, Georgia.

  DAVID W. COX, Vice President, Legislative and Regulatory Affairs. Mr. Cox joined the Company in 1990. From 1987 to 1990, Mr. Cox was Vice President with Bank of America N.T.& S.A. in the Consumer Technology and Finance Group. From 1984 to 1987, Mr. Cox held a variety of management positions at First Interstate Bank.

  PHILIP E. ESSNER, Vice President, Land Management and Insurance. Mr. Essner administers the Company's geothermal lease acquisition and land position programs, and obtains permits from regulatory agencies. He has been a Vice President of the Company since 1983.

  VINCENT R. FESMIRE, Vice President, Development and Implementation. Mr. Fesmire joined the Company in October 1993. Prior to joining the Company, Mr. Fesmire was employed for 19 years with Stone & Webster, an engineering firm serving in various management level capacities, with an expertise in geothermal design engineering.

  THOMAS R. MASON, Senior Vice President, Project Development and Operations. Mr. Mason joined the Company in March 1991. From October 1989 to March 1991, Mr. Mason was Vice President and General Manager of Kiewit Energy. Mr. Mason acted as a consultant in the energy field from June 1988 to October 1989. Prior to that, Mr. Mason was Director of Marketing for Energy Factors, Inc., a non-utility developer of power facilities.

  STEVEN A. McARTHUR, Senior Vice President, General Counsel and Secretary. Mr. McArthur joined the Company in February 1991. From 1988 to 1991, he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988 he was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

  DONALD M. O'SHEI, SR., Vice President; President, California Energy International, Ltd. General O'Shei was in charge of engineering and operations for the Company from October 1988 until October 1991. He rejoined the Company as a Vice President in August 1992. Previously he was President and Chief Executive Officer of AWD Technologies, Inc., a hazardous waste remediation firm, and President and General Manager of its predecessor company, Atkinson-Woodward Clyde. He was a brigadier general in the U.S. Army prior to joining the Guy F. Atkinson Co. in 1982 as Director of Corporate Planning and Development.

  JOHN G. SYLVIA, Vice President, Chief Financial Officer and Treasurer. Mr. Sylvia joined the Company in 1988. From 1985 to 1988, Mr. Sylvia was a Vice President in the San Francisco office of the Royal Bank of Canada, with responsibility for global corporate finance and capital markets banking. In addition, from 1986 to 1990, Mr. Sylvia served as an Adjunct Professor of Applied Economics at the University of San Francisco. From 1982 to 1985, Mr. Sylvia was a Vice President with Bank of America.

  EDGAR D. ARONSON. Mr. Aronson has been a director of the Company since April 1983. Mr. Aronson founded EDACO Inc., a private venture capital company, in 1981; and has been President of EDACO since that time. Mr. Aronson was Chairman of Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979.

  JUDITH E. AYRES. Ms. Ayres has been a director of the Company since July 1990. Since 1989 Ms. Ayres has been Principal of The Environmental Group, an environmental and management consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was Vice President/Principal of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988 Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada and the Western Pacific Islands) of the United States Environmental Protection Agency.

  HARVEY F. BRUSH. Mr. Brush has been a director of the Company since July 1990. Mr. Brush served on an interim basis as President and Chief Operating Officer of the Company from January 25, 1991 until February 19, 1991. Prior to his retirement in 1986, Mr. Brush was for several years Executive Vice President of Bechtel Group, Inc., a construction company.

  JAMES Q. CROWE. Mr. Crowe has been a director of the Company since March 1991. Mr. Crowe is Chairman and Chief Executive Officer of MFS Communications Company, Inc., a wholly-owned subsidiary of Kiewit. Prior to assuming his current position in 1991, Mr. Crowe was President of Kiewit Industrial Company, a major subsidiary of Kiewit. Before joining Kiewit in 1986, Mr. Crowe was Group Vice President, Power Group at Morrison-Knudsen Corporation. Mr. Crowe is a director of C-Tec Corporation, a publicly traded company in which Kiewit holds a majority ownership interest.

  RICHARD K. DAVIDSON. Mr. Davidson was appointed a Director of the Company in March 1993. Mr. Davidson has been Chairman and Chief Executive Officer of Union Pacific Railroad since 1991. From 1989 to 1991 he was Executive Vice President--Operations of Union Pacific Railroad, and from 1986 to 1989 he was Vice President--Operations of Union Pacific Railroad. Mr. Davidson is also a director of FirsTier Financial Inc., Chicago & Northwestern Holdings Corporation and Missouri Pacific Railroad Company.

  BEN M. HOLT. Mr. Holt was elected to the Board of Directors in September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer of The Ben Holt Co., an engineering firm located in Pasadena, California, which the Company acquired in September 1993. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and is currently a consultant to the Company.

  EVERETT B. LAYBOURNE. Mr. Laybourne has been a director of the Company since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was a senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles, California, whose successor firm is Baker & McKenzie for which he served as of counsel for five years. He continues to practice law in Los Angeles.

  DANIEL J. MURPHY. Adm. Murphy, USN (RET.), has been a director of the Company since January 1988. He is Chairman and President of Murphy and Associates, consultants in domestic and foreign affairs. Prior to forming Murphy and Associates in September 1992, Admiral Murphy was Chairman and co-owner of Murphy & Demory, Ltd., a consulting firm in foreign and domestic affairs. Prior to that, Adm. Murphy was the Vice Chairman of Hill & Knowlton Public Affairs Worldwide, in charge of the International Division. Prior to that he was Vice Chairman of Gray & Co., a public relations firm in Washington, D.C.

  HERBERT L. OAKES, JR. Mr. Oakes has been a director of the Company since October 1987. In 1982, Mr. Oakes founded and became President of H.L. Oakes & Co., Inc., a corporate advisor and dealer in securities. From 1988 to the present, Mr. Oakes has served as Managing Director of Oakes, Fitzwilliams Co., Limited, a member of the Securities and Futures Authority Limited and The London Stock Exchange. Mr. Oakes is a director of Shared Technologies, Inc., Harcor Energy Inc. and New World Power Corporation.

  WALTER SCOTT, JR. Mr. Scott has been a director of the Company since June 1991, and served as Chairman and Chief Executive Officer of the Company from January 8, 1992 to April 5, 1993. Mr. Scott is Chairman and President of Kiewit, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., Canadian Imperial Bank of Commerce, ConAgra, Inc., FirsTier Financial Inc., and Valmont Industries, Inc. Mr. Scott also serves as a director of MFS Communications Company, Inc. and C-Tec Corporation, both subsidiaries of Kiewit.

  BARTON W. SHACKELFORD. Mr. Shackelford has been a director of the Company since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.

  DAVID E. WIT. Mr. Wit has been a director of the Company since April 1987. He is a co-chief executive officer of LOGICAT, INC., a software publishing firm. Prior to working at LOGICAT, Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.

         SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information with respect to all stockholders known by the Company to beneficially own more than 5% of either of the Company's common stock (the "Common Stock") or Series C redeemable preferred stock, and certain information with respect to the beneficial ownership of Common Stock of each director of the Company and certain executive officers of the Company (and all directors and executive officers of the Company, as a group). All information is as of December 31, 1993, unless otherwise indicated.

                                                NUMBER OF SHARES    PERCENTAGE
          NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED(1) OF CLASS(1)
          ------------------------            --------------------- -----------
SERIES C REDEEMABLE PREFERRED STOCK:
Kiewit Energy Company........................           1,180           100%
COMMON STOCK:
Kiewit Energy Company (2)....................      16,146,892         36.57%
Merrill Lynch & Co., Inc. (3)................       2,249,210          6.35%
The Equitable Companies, Inc. (4)............       2,027,182          5.72%
Forstmann-Leff Associates Inc.(5)............       1,829,235          5.10%
Edgar D. Aronson.............................          47,000          0.13%
Judith E. Ayres..............................          50,000          0.14%
Harvey F. Brush..............................             --             --
James Q. Crowe...............................          10,000          0.03%
Richard K. Davidson..........................          30,000          0.08%
Ben Holt.....................................          89,372          0.25%
Richard R. Jaros.............................         252,891          0.71%
Everett B. Laybourne.........................          17,589          0.05%
Thomas R. Mason..............................          50,086          0.14%
Steven A. McArthur...........................          65,920          0.19%
Daniel J. Murphy.............................             --             --
Donald M. O'Shei, Sr. .......................          36,985          0.10%
Herbert L. Oakes, Jr. (6)....................          61,365          0.17%
Walter Scott, Jr. ...........................          10,000          0.03%
Barton W. Shackelford........................           2,660          0.01%
David L. Sokol...............................         362,142          1.01%
John G. Sylvia...............................          57,462          0.16%
David E. Wit (7).............................          37,774          0.11%
All directors and executive officers as a
 group (18 persons)..........................       1,181,246          3.24%

- --------
(1) Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days.
(2) Includes the 7,436,112 shares of Common Stock held by Kiewit Energy on October 29, 1992, the date of Amendment No. 6 to its Schedule 13D, and, as of December 31, 1993, options to purchase an additional 5,500,000 shares of Common Stock and 3,210,780 shares of Common Stock into which the 1,180 shares of Series C Redeemable Preferred Stock held by Kiewit Energy are convertible.
(3) According to a Schedule 13G filed by such parties in February 1994, includes shares registered in the names of Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Asset Management, L.P.
(4) According to a Schedule 13G filed by such parties in February 1994, includes shares registered in the names of The Equitable Companies Incorporated, Axa Assurances I.A.R.D. Mutuelle, Axa Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and Axa.
(5) According to a Schedule 13G filed by such parties in February 1994, includes shares registered in the name of Forstmann-Leff Associates Inc., FLA Asset Management, Inc. and Stamford Advisors Corp.
(6) Includes 9,093 shares registered in the name of H.L. Oakes & Co., Inc., a company of which Mr. Oakes is a director and of which his wife is a principal stockholder, 4,746 shares owned by Mr. Oakes' wife and 4,996 shares registered to H.L. Oakes, trustee for Harrison Oakes, Mr. Oakes' minor son. Mr. Oakes disclaims beneficial ownership of all of such shares.
(7) Includes 3,748 shares held jointly with Mr. Wit's spouse.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

TRANSACTIONS AND RELATIONSHIPS WITH KIEWIT AND ITS AFFILIATES

 Stock Purchase and Related Agreements

  The Company and Kiewit Energy are parties to a stock purchase agreement and related agreements, dated as of February 18, 1991, pursuant to which Kiewit Energy purchased 4,000,000 shares of Common Stock at $7.25 per share and received options to buy 3,000,000 shares of Common Stock at a price of $9.00 per share exercisable over three years, and an additional 3,000,000 shares of Common Stock at a price of $12.00 per share exercisable over five years (subject to customary adjustments).

  In connection with such stock purchase, the Company and Kiewit Energy also entered into certain other agreements pursuant to which, among other things,
(i) Kiewit Energy and its affiliates agreed, subject to certain conditions, not to acquire more than 34% of the outstanding Common Stock (the "Standstill Percentage") for a five-year period, (ii) Kiewit Energy became entitled to nominate at least three of the Company's directors, (iii) Kiewit Energy agreed that Kiewit and its affiliates would present to the Company any opportunity to acquire, develop, operate or own a geothermal resource or geothermal power plant, and (iv) the Company and Kiewit Energy agreed to use their best efforts to negotiate and execute a definitive joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah. Messrs. Crowe, Jaros and Scott are the current Board nominees of Kiewit Energy.

  In June 19, 1991, the Board of Directors approved a number of amendments to the stock purchase agreement and the related agreements. Pursuant to such amendments, the Company reacquired from Kiewit Energy the rights to develop the Nevada and Utah properties, and Kiewit Energy agreed to exercise options to acquire 1,500,000 shares of Common Stock at $9.00 per share, providing the Company with $13.5 million in cash. The Company also extended the term of the $9.00 and $12.00 options to seven years, modified certain of the other terms of these options, granted to Kiewit Energy an option to acquire an additional 1,000,000 shares of the outstanding Common Stock at a price of $11.625 per share exercisable over ten years (the closing price for the shares on the American Stock Exchange on June 18, 1991), and increased the Standstill Percentage from 34% to 49%.

 Joint Venture Agreements

  The Company entered into a joint venture agreement with Kiewit on December 14, 1993. The agreement provides a framework for the joint development of power projects located in the Philippines, Indonesia and countries outside the region covered by the joint venture agreement between the Company and Distral. See "Business--International Projects and Development Opportunities--International Joint Venture Agreements."

 Other Transactions

  Gilbert Industrial. Commencing in 1991, Gilbert Industrial Corporation ("Gilbert"), a wholly-owned subsidiary of Kiewit, constructed modifications to the geothermal power production facility owned by the BLM Joint Venture. Through the year ended December 31, 1993, the Company's portion of amounts paid by the BLM Joint Venture to Gilbert under this contract was approximately $3.6 million.

  Aircraft Lease. The Company is subleasing to Midwest Aviation, a division of a subsidiary of Kiewit, an airplane leased by the Company from an unaffiliated third-party aircraft lessor (the "Lessor"). The Company pays monthly lease payments of $38,669 to the Lessor. Midwest Aviation, in turn, pays monthly sublease payments of $25,000 to the Company. Both the lease and the sublease terminate on July 31, 1995. Upon termination of the lease, the Company has the right to purchase the aircraft; Midwest Aviation, in turn, has the right to purchase the aircraft from the Company for the price paid by the Company.

  The Company believes that the terms of the engineering and construction contracts and sublease described above are comparable to available terms in similar transactions with unaffiliated third parties.

CERTAIN RELATIONSHIPS

  Mr. Scott, a director of the Company, is also the Chairman and President of Kiewit, and owns Kiewit stock. Mr. Crowe, a director of the Company, is the Chairman and President of MFS, a subsidiary of Kiewit, and owns shares of Kiewit's common stock. Mr. Jaros, the Chairman and a Director of the Company, is an officer and director of Kiewit and owns shares of Kiewit's common stock.

  Ben Holt, a director of the Company, provides consulting and other services to the Company for an annual fee of $75,000 pursuant to the terms of a consulting agreement which expires in 1998. The Company believes the terms of this agreement are comparable to those in similar transactions with unaffiliated third parties.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH OTHERS

  The Company retained the law firm of Baker & McKenzie during the first half of 1993. Everett B. Laybourne, a director of the Company, was of counsel to the Los Angeles office of Baker & McKenzie. The Company paid to Baker & McKenzie a total of approximately $615,636 in legal fees during 1993.

  The Company believes that the fees payable to Baker & McKenzie are comparable to fees that would be payable in similar transactions with unaffiliated third parties.

                            DESCRIPTION OF THE NOTES

  The Notes will be issued under an Indenture (hereinafter referred to as the
"Indenture") dated as of    , 1994 between the Company and IBJ Schroder Bank &
Trust Company (hereinafter referred to as the "Trustee"). A copy of the form of the Indenture will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the Notes is set forth below under "Certain Definitions."

GENERAL

  The Notes will be senior, unsecured obligations of the Company, will rank pari passu with all other senior unsecured indebtedness of the Company, will be
limited to $    million aggregate principal amount and will mature on January
15, 2004.

  The principal of, premium, if any, and any interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee), or at such additional offices or agencies as the Company from time to time may designate for such purpose. At the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address may appear in the Security Register. While the Notes are represented by Global Notes, the Company will make payments of principal and interest by wire transfer to the Depositary or its nominee, as the case may be, which will distribute payments to beneficial holders in accordance with its customary procedures. The Notes (other than Global Notes and beneficial interests therein) are transferable and exchangeable at the office of the Security Registrar. The Company has initially appointed the Trustee as the Paying Agent and the Security Registrar.

  The Notes will be issued at an original issue discount to their principal
amount to generate gross proceeds to the Company of approximately $    million.
Discount on the Notes will accrete at a rate of    %, compounded semi-annually
on each January 15 and July 15, to an aggregate principal amount of $
million by January 15, 1997. Thereafter, cash interest on the Notes will accrue
at the rate of    % per annum and will be payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 1997, to the Holders thereof at the close of business on the preceding January 1 and July 1, respectively. Interest on overdue principal and (to the extent permitted by applicable law) on overdue interest will accrue at a rate of 1% in excess of the rate per annum borne by the Notes. Interest on the Notes will be computed on the basis of a 360-day year of 12 30-day months.

  The Notes will be issued without coupons and in fully registered form only in denominations of $1,000 and integral multiples thereof.

  The Company is subject to the informational reporting requirements of Sections 13 and 15(d) under the Exchange Act and, in accordance therewith, files certain reports and other information with the Commission. See "Available Information." In addition, if Sections 13 and 15(d) cease to apply to the Company, the Company will covenant in the Indenture to file comparable reports and information with the Trustee and the Commission, and mail such reports and information to Noteholders at their registered addresses, for so long as any Notes remain outstanding.

OPTIONAL REDEMPTION

  The Notes may be redeemed at the Company's option, in whole or in part, at any time on or after January 15, 1999 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest (if any) to the date of redemption, if redeemed during the 12-month period commencing on or after January 15 of the years set forth below:

             YEAR                     REDEMPTION PRICE
             ----                     ----------------
             1999....................
             2000....................
             2001 and thereafter.....       100%

  If less than all the outstanding Notes are to be redeemed, the Notes or portions of Notes to be redeemed will be selected by the Trustee pro rata or otherwise in such manner as the Trustee deems to be fair and appropriate in the circumstances.

  The Notes will not be subject to any mandatory sinking fund.

RANKING

  The Notes will be general, unsecured senior obligations of the Company and will rank pari passu with all other unsecured senior indebtedness of the Company. As of December 31, 1993, the Company's total consolidated indebtedness was $382.6 million (excluding deferred income and redeemable preferred stock), its total consolidated assets were $716.0 million and its stockholders' equity was $211.5 million. At such date, on a pro forma basis, after giving effect to the completion of this Offering and the Company's planned defeasance of its Senior Notes, the Company's total consolidated indebtedness (excluding deferred income and redeemable preferred stock) would have been $746.9 million, its total consolidated assets would have been $1,077.0 million and its stockholders' equity would have been $209.2 million. See "Capitalization" and "Selected Historical Consolidated Financial and Operating Data." The Indenture does not limit the amount of Non-Recourse Debt which may be incurred by the Company or at the subsidiary or project level. As a result, the Notes are effectively subordinated to any secured Non-Recourse Debt of the Company and to indebtedness and other obligations of the Company's subsidiaries and the partnerships and joint ventures in which the Company has direct or indirect interests. See "Investment Considerations--High Leverage; Additional Debt Permitted at Subsidiary or Project Level; Priority of Project Debt."

GLOBAL NOTES

  The Notes will be issued in the form of registered global notes (the "Global Notes") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Unless and until exchanged in whole or in part for Notes in certificated registered form, the Global Notes may not be transferred except as a whole by the Depositary to another nominee of the Depositary or to a successor depositary or a nominee of such successor.

  Upon the issuance of the Global Notes, the Depositary will credit on its book-entry registration and transfer system, the principal amount of the Notes represented by the Global Notes to accounts of participant institutions that have accounts with the Depositary. The accounts to be credited shall be designated by the Underwriters, dealers or agents. Owners of beneficial interests in the Global Notes that are not participants or Persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the Notes by book-entry on the records of the Depositary may do so only through participants and Persons that may hold through participants. Because the Depositary can only act on behalf of participants and Persons that may hold through participants, the ability of an owner of a beneficial interest in the Global Notes to pledge Notes to Persons that do not participate in the book-entry and transfer system of the Depositary, or otherwise take actions in respect of such Notes, may be limited. In addition, the laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

  So long as the Depositary, or its nominee, is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their name, will not receive or be entitled to receive physical delivery of the Notes in certificated form and will not be considered the owners or Holders thereof under the Indenture.

  Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such Global Note desires to take any action that the Depositary, as the Holder of the Global Notes is entitled to take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners holding through such participants to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Payment of principal of and interest on the Global Notes will be made to the Depositary or its nominee, as the case may be, as the sole registered owner of the Global Notes. None of the Company, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Depositary has advised the Company and the Trustee that its current practice is upon receipt of any payment of principal, premium, if any, or interest, if any, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Notes as shown in the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants. Owners of beneficial interests in the Global Notes that hold through the Depositary under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since the Depositary will forward payments to its participants, which in turn will forward them to Persons that hold through participants or such owners.

  If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company or the Depositary within ninety days, the Company will issue Notes in definitive form in exchange for the Global Notes. In addition, the Company or the Depositary may at any time and in its sole discretion determine not to have the Notes represented by the Global Notes and, in such event, the Company will issue Notes in definitive form in exchange for the Global Notes. In either instance, an owner of a beneficial interest in the Global Notes will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

  The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of participants and to facilitate the clearance and settlement of securities transactions among the participants in deposited securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants. The rules applicable to the Depositary and the participants are on file with the Commission. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law.

CERTAIN COVENANTS

  The Indenture will contain certain covenants, including the ones summarized below, which covenants will be applicable (unless they are waived or amended or unless the Notes are defeased, see "Defeasance" below) so long as any of the Notes are outstanding.

 Limitation on Debt

  The Company will not Incur any Debt, including Acquisition Debt, unless, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of the Company would be equal to or greater than 2.0 to 1.

  Notwithstanding the foregoing, the Company may Incur each and all of the following: (i) Company Refinancing Debt, (ii) Debt of the Company to any of its Restricted Subsidiaries or any Eligible Joint Venture that is expressly subordinated in right of payment to the Notes, provided that any transfer of such Debt by a Restricted Subsidiary or an Eligible Joint Venture (other than to another Restricted Subsidiary or another Eligible Joint Venture), or any transfer of the Company's ownership interest, or a portion thereof, in such Restricted Subsidiary or such Eligible Joint Venture or the interest, or a portion thereof, of Kiewit in a Permitted Joint Venture or an Eligible Joint Venture (which transfer has the effect of causing such Restricted Subsidiary or such Eligible Joint Venture to cease to be a Restricted Subsidiary or an Eligible Joint Venture, as the case may be), will be deemed to be an Incurrence of Debt that is subject to the provisions of this covenant other than this clause (ii), (iii) Debt in an aggregate principal amount not to exceed $50 million outstanding at any one time may be issued under or in respect of Permitted Working Capital Facilities, (iv) Non-Recourse Debt Incurred in respect of a Permitted Facility in which the Company has a direct interest, (v) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements, (vi) Purchase Money Debt, provided that the amount of such Debt (net of any original issue discount) does not exceed 90% of the fair market value of the Property acquired, (vii) the Notes and other Debt outstanding as of the date of original issuance of the Notes (other than Debt to the extent that it is extinguished, retired, defeased or repaid in connection with the original issuance of the Notes), including Debt that is Incurred in respect of interest or discount on such Debt (or Redeemable Stock issued as dividends in respect of Redeemable Stock) pursuant to the terms of the agreement or instrument that governs such Debt (or such Redeemable Stock) as in effect on the date of original issuance of the Notes and (viii) Debt in an aggregate principal amount not to exceed $50 million outstanding at any one time.

 Limitation on Subsidiary Debt

  The Company will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture, to Incur any Debt.

  Notwithstanding the foregoing, each and all of the following Debt may be Incurred by a Restricted Subsidiary or an Eligible Joint Venture: (i) Debt outstanding as of the date of original issuance of the Notes, (ii) Debt owed by a Restricted Subsidiary or an Eligible Joint Venture to the Company or another Restricted Subsidiary of the Company or another Eligible Joint Venture that either directly or indirectly owns all or a portion of the Company's interest in, or directly or indirectly is owned by, such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, and that does not own any Permitted Facility or a direct or indirect interest therein, other than the Permitted Facility or any other Permitted Facility that is located on the same localized geothermal reservoir or a direct or indirect interest therein owned by such Restricted Subsidiary or Eligible Joint Venture, (iii) Non-Recourse Debt Incurred in respect of a Permitted Facility in which such Restricted Subsidiary or such Eligible Joint Venture has a direct or an indirect interest (which may include Construction Financing provided by the Company to the extent permitted under the covenant described under "Limitation on Restricted Payments" below as a "Permitted Investment"), (iv) Subsidiary Refinancing Debt, (v) Acquired Debt,
(vi) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements and (vii) Permitted Funding Company Loans.

 Limitation on Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, directly or indirectly, make any Restricted Payment unless at the time of such Restricted Payment and after giving effect thereto (a) no Event of Default and no event that, after the giving of notice or lapse of time or both, would become an Event of Default, has occurred and is continuing, (b) the Company could Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above and (c) the aggregate amount of all Restricted Payments made by the Company, its Restricted Subsidiaries and the Eligible Joint Ventures (the amount so made, if other than in cash, to be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $15 million, by the Board of Directors, as evidenced by a Board resolution) after the date of original issuance of the Notes, is less than the sum (without duplication) of
(i) 50% of the Adjusted Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter that begins after the date of the original issuance of the Notes and ending on the last day of the fiscal quarter immediately prior to the date of such calculation, provided that if throughout any fiscal quarter within such period the Ratings Categories applicable to the Notes are rated Investment Grade by Standard & Poor's Corporation and Moody's Investors Service, Inc. (or if both do not make a rating of the Notes publicly available, an equivalent Rating Category is made publicly available by another Rating Agency), then 75% (instead of 50%) of the Adjusted Consolidated Net Income (if more than zero) with respect to such fiscal quarter will be included pursuant to this clause
(i), and provided further that if Adjusted Consolidated Net Income for such period is less than zero, then minus 100% of the amount of such net loss, plus
(ii) 100% of the aggregate net cash proceeds received by the Company from and after the date of original issuance of the Notes from (A) the issuance and sale (other than to a Restricted Subsidiary or an Eligible Joint Venture) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for Redeemable Stock or securities other than its Capital Stock), (B) the issuance and sale or the exercise of warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock) and (C) the issuance and sale of convertible Debt upon the conversion of such convertible Debt into Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock (I) that is convertible (whether at the option of the Company or the holder thereof or upon the happening of any event) into (x) any security other than its Capital Stock or (y) its Redeemable Stock or (II) that is Capital Stock referred to in clauses (ii) and (iii) of the definition of "Permitted Payment", plus (iii) the net reduction in Investments of the types specified in clauses (iv) and (v) of the definition of "Restricted Payment" that result from payments of interest on

Debt, dividends, or repayment of loans or advances, the proceeds of the sale or disposition of the Investment or other return of the amount of the original Investment to the Company, the Restricted Subsidiary or the Eligible Joint Venture that made the original Investment from the Person in which such Investment was made, provided that (x) the aggregate amount of such payments will not exceed the amount of the original Investment by the Company or such Restricted Subsidiary that reduced the amount available pursuant to this clause
(c) for making Restricted Payments and (y) such payments may be added pursuant to this clause (iii) only to the extent such payments are not included in the calculation of Adjusted Consolidated Net Income, provided further that if Investments of the types specified in clauses (iv) and (v) of the Definition of "Restricted Payment" have been made in any Person and such Person thereafter becomes a Restricted Subsidiary or an Eligible Joint Venture, then the aggregate amount of such Investment (to the extent that they have reduced the amount available pursuant to this clause (c) for making Restricted Payments), net of the amounts previously added pursuant to this clause (iii), may be added to the amount available for making Restricted Payments. The foregoing clause
(c) will not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this covenant.

  None of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture will be deemed to have made an Investment at the time that a Person that is a Restricted Subsidiary of the Company or an Eligible Joint Venture ceases to be a Restricted Subsidiary or an Eligible Joint Venture (other than as a result of being designated as an Unrestricted Subsidiary), although any subsequent Investment made by the Company, its Restricted Subsidiaries and Eligible Joint Ventures in such Person will be Investments that will be subject to the foregoing paragraph unless and until such time as such Person becomes a Restricted Subsidiary or an Eligible Joint Venture. Notwithstanding the foregoing, (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in the manner provided in the definition of "Unrestricted Subsidiary," will be an Investment that will be subject to the foregoing paragraph and (ii) the transfer of the Company's interest (or any portion thereof) in an entity that has been deemed to be an Eligible Joint Venture, directly or indirectly, to an Unrestricted Subsidiary will be an Investment (to the extent of the interest transferred) that will be subject to the foregoing paragraph.

  Restricted Payments are defined in the Indenture to exclude Permitted Payments, which include Permitted Investments. See "Certain Definitions" below.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, create or cause to become, or as a result of the acquisition of any Person or Property, or upon any Person becoming a Restricted Subsidiary or an Eligible Joint Venture, remain subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary or any Eligible Joint Venture to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or such Eligible Joint Venture owned by the Company, any other Restricted Subsidiary or any other Eligible Joint Venture,
(b) make payments in respect of any Debt owed to the Company, any other Restricted Subsidiary of the Company or any Eligible Joint Venture, (c) make loans or advances to the Company or to any other Restricted Subsidiary of the Company or any other Eligible Joint Venture that is directly or indirectly owned by such Restricted Subsidiary or such Eligible Joint Venture or (d) transfer any of its Property to the Company or to any other Restricted Subsidiary or any other Eligible Joint Venture that directly or indirectly owns or is owned by such Restricted Subsidiary or such Eligible Joint Venture, other than those encumbrances and restrictions created or existing (i) on the date of the original issuance of the Notes, (ii) pursuant to the Indenture, (iii) in connection with the Incurrence of any Debt permitted under the provisions described in clause (iii) of the second paragraph of "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to Persons other than the Company, its Restricted Subsidiaries and any Eligible Joint Venture, the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary or the applicable Eligible Joint Venture to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through
(d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (iv) in connection with the execution and delivery of an electric power or thermal energy purchase contract, or other contract related to the output or product of, or services rendered by a Permitted Facility, to which such Restricted Subsidiary or such Eligible Joint Venture is the supplying party or other contracts with customers, suppliers and contractors to which such Restricted Subsidiary or such Eligible Joint Venture is a party and where such Restricted Subsidiary or such Eligible Joint Venture is engaged, directly or indirectly, in the development, design, engineering, procurement, construction, acquisition, ownership, management or operation of such Permitted Facility, provided that the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary or the applicable Eligible Joint Venture to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (v) in connection with any Acquired Debt, provided that such encumbrance or restriction was not incurred in contemplation of such Person becoming a Restricted Subsidiary or an Eligible Joint Venture and provided further that such encumbrance or restriction does not extend to any other Property of such Person at the time it became a Restricted Subsidiary or an Eligible Joint Venture, (vi) in connection with the Incurrence of any Debt permitted under clause (iv) of the provision described in the second paragraph of "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to Persons other than the Company and its Restricted Subsidiaries, the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions taken as a whole are not materially more restrictive than the encumbrances and restrictions applicable to the Debt and/or equity being exchanged or refinanced, (vii) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business of the Company, any Restricted Subsidiary or any Eligible Joint Venture, (viii) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of any Restricted Subsidiary or Joint Venture that apply pending the closing of such sale or disposition, (ix) in connection with Liens on the Property of such Restricted Subsidiary or such Eligible Joint Venture that are permitted by the covenant described under "Limitation on Liens" below but only with respect to transfers referred to in clause (d) above or (x) in connection with the Incurrence of any Debt permitted under clause (ii) of the provisions described in the second paragraph of "Limitation on Subsidiary Debt" above.

 Limitation on Dispositions

  Subject to the covenant described under "Mergers, Consolidations and Sales of Assets" below, the Company will not make, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to make, any Asset Disposition unless (i) the Company, the Restricted Subsidiary or the Eligible Joint Venture, as the case may be, receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the Property or securities sold or otherwise disposed of (to be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $15 million, by the Board of Directors, as evidenced by a Board resolution), (ii) at least 85% of such consideration is received in cash or Cash Equivalents or, if less than 85%, the remainder of such consideration consists of Property related to the business of the Company as described in the first sentence of the covenant described under "Limitation on Business" below, and (iii) unless otherwise required under the terms of Senior Debt, at the Company's election, the Net Cash Proceeds are either (A) invested in the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture or (B) applied to the payment of any Debt of the

Company or any of its Restricted Subsidiaries or any Eligible Joint Venture (or as otherwise required under the terms of such Debt), provided that, no such payment of Debt (x) under Permitted Working Capital Facilities or any other revolving credit agreement will count for this purpose unless the related loan commitment, standby facility or the like will be permanently reduced by an amount equal to the principal amount so repaid or (y) owed to the Company, a Restricted Subsidiary thereof or an Eligible Joint Venture will count for this purpose, provided further that such investment or such payment, as the case may be, must be made within 365 days from the later of the date of such Asset Disposition or the receipt by the Company, such Restricted Subsidiary or such Eligible Joint Venture of the Net Cash Proceeds related thereto. Any Net Cash Proceeds from Asset Dispositions that are not applied as provided in clause (A) or (B) of the preceding sentence will constitute "Excess Proceeds." Excess Proceeds will be applied, as described below, to make an offer (an "Offer") to purchase Notes at a purchase price equal to 100% of Accreted Value thereof, plus accrued interest, if any, to the date of purchase.

  Notwithstanding anything in the foregoing to the contrary, the Company, its Restricted Subsidiaries and the Eligible Joint Ventures may exchange with other Persons (i) Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture for Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture, (ii) Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture for Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture, (iii) Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture for Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture and (iv) Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture for Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture, provided that in each case the fair market value of the Property received is at least equal to the fair market value of the Property exchanged as determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $25 million, by the Board of Directors, as evidenced by a Board resolution, provided that the Investment in the Property received in the exchanges described in clauses (ii) and (iii) of the prior sentence will be subject to the covenant described under "Limitation on Restricted Payments" above. Notwithstanding anything in the foregoing to the contrary, the Company may not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, make an Asset Disposition of any of their interest in, or Property of, any of the Coso Project other than for consideration consisting solely of cash.

  To the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition are prohibited from (or delayed in) being repatriated to the United States by applicable local law, the portion of such Net Cash Proceeds so affected will not be required to be applied at the time provided above but may be retained by any Restricted Subsidiary or any Eligible Joint Venture so long, but only so long, as the applicable local law does not permit (or delays) repatriation to the United States. If such Net Cash Proceeds are transferred by the Restricted Subsidiary or Eligible Joint Venture that conducted the Foreign Asset Disposition to another Restricted Subsidiary or Eligible Joint Venture, the Restricted Subsidiary or Eligible Joint Venture receiving such Net Cash Proceeds must not be directly or indirectly obligated on any Debt owed to any Person other than the Company. The Company will take or cause such Restricted Subsidiary or such Eligible Joint Venture to take all actions required by the applicable local law to permit such repatriation promptly. Once repatriation of any of such Net Cash Proceeds is permitted under the applicable local law, repatriation will be effected immediately and the repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if such Asset Disposition had occurred on the date of such repatriation. In addition, if the Chief Financial Officer determines, in good faith, as evidenced by an Officers' Certificate, that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would have a material adverse tax consequence to the Company, the Net Cash Proceeds so affected may be retained outside of the United States by the applicable Restricted Subsidiary or the applicable Eligible Joint Venture for so long as such material adverse tax consequence would continue. Notwithstanding the foregoing provisions of this paragraph to the contrary, if applicable local law prohibits (or delays) the repatriation of Net Cash Proceeds of a Foreign Asset Disposition but such local law does not prohibit the application of such Net Cash Proceeds pursuant to the first sentence of the first paragraph of this covenant, the Company may apply such Net Cash Proceeds pursuant to such provision.

  If the Notes tendered pursuant to an Offer have an aggregate purchase price that is less than the Excess Proceeds available for the purchase of the Notes, the Company may use the remaining Excess Proceeds for general corporate purposes without regard to the provisions of this covenant. The Company will not be required to make an Offer pursuant to this covenant if the Excess Proceeds available therefor are less than $10 million, provided that the lesser amounts of such Excess Proceeds will be carried forward and cumulated for each 36 consecutive month period for purposes of determining whether an Offer is required with respect to any Excess Proceeds of any subsequent Asset Dispositions. Any such lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes, provided that such use will not reduce the amount of cumulated Excess Proceeds or relieve the Company of its obligation hereunder to make an Offer with respect thereto.

  The Company will make an Offer by mailing to each Holder, with a copy to the Trustee, within 30 days after the receipt of Excess Proceeds that cause the cumulated Excess Proceeds to exceed $10 million, a written notice that will specify the purchase date, which will not be less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date"), that will contain certain information concerning the business of the Company that the Company believes in good faith will enable the Holders to make an informed decision and that will contain information concerning the procedures applicable to the Offer (including, without limitation, the right of withdrawal) and the effect of such Offer on the Notes tendered. Holders that elect to have their Notes purchased will be required to surrender such Notes at least one Business Day prior to the Purchase Date. If at the expiration of the Offer period the aggregate purchase price of the Notes properly tendered by Holders pursuant to the Offer exceeds the amount of such Excess Proceeds, the Notes or portions of Notes to be accepted for purchase will be selected by the Trustee in such manner as the Trustee deems to be fair and appropriate in the circumstances.

  If the Company is prohibited by applicable law from making the Offer or purchasing Notes thereunder, the Company need not make an Offer pursuant to this covenant for so long as such prohibition is in effect.

  The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with an Offer.

 Limitation on Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Company, such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, unless (i) such business, transaction or series of related transactions is in the best interest of the Company, such Restricted Subsidiary or such Eligible Joint Venture, (ii) such business, transaction or series of related transactions is on terms no less favorable to the Company, such Restricted Subsidiary or such Eligible Joint Venture than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate and (iii) with respect to such business, transaction or series of related transactions that has a fair market value or involves aggregate payments equal to, or in excess of, $10 million, such business, transaction or series of transactions is approved by a majority of the Board of Directors (including a majority of the disinterested directors), which approval is set forth in a Board resolution delivered to the Trustee certifying that, in good faith, the Board of Directors believes that such business, transaction or series of transactions complies with clauses (i) and (ii) above.

 Limitation on Liens

  The Company may not Incur any Debt that is secured, directly or indirectly, with, and the Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, grant a Lien on the Property of the Company, its Restricted Subsidiaries or any Eligible Joint Venture now owned or hereafter acquired unless contemporaneous therewith or prior thereto the Notes are equally and ratably secured except for (i) any such Debt secured by Liens existing on the Property of any entity at the time such Property is acquired by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, whether by merger, consolidation, purchase of such Property or otherwise, provided that such Liens (x) are not created, incurred or assumed in contemplation of such Property being acquired by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture and (y) do not extend to any other Property of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, (ii) any other Debt that is required by the terms thereof to be equally and ratably secured as a result of the Incurrence of Debt that is permitted to be secured pursuant to another clause of this covenant,
(iii) Liens that are granted in good faith to secure Debt (A) contemplated by clause (iv) of the covenant described under "Limitation on Debt" above or (B) contemplated by clauses (ii), (iii) and (vi) of the covenant described under "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to a Person other than the Company or a Restricted Subsidiary, the President or Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such Liens are required in order to effect such financing and are not materially more restrictive, taken as a whole, than Liens, taken as a whole, customarily accepted (or in the absence of industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (iv) Liens existing on the date of the original issuance of the Notes, (v) Liens incurred to secure Debt incurred by the Company as permitted by clause (vi) of the covenant described under "Limitation on Debt" above, provided that such Liens may not cover any Property other than that being purchased, (vi) Liens on any Property of the Company securing Permitted Working Capital Facilities, Guarantees thereof and any Interest Rate Protection Agreements or Currency Protection Agreements, provided that such Liens may not extend to the Capital Stock owned by the Company in any Subsidiary of the Company or any Joint Venture, (vii) Liens in respect of extensions, renewals, refundings or refinancings of any Debt secured by the Liens referred to in the foregoing clauses, provided that the Liens in connection with such renewal, extension, refunding or refinancing will be limited to all or part of the specific property that was subject to the original Lien, (viii) Liens incurred to secure obligations in respect of letters of credit, bankers' acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (in each case, to the extent incurred in the ordinary course of business), (ix) any Lien arising by reason of (A) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is appropriately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired, (B) taxes, duties, assessments, imposts or other governmental charges that are not yet delinquent or are being contested in good faith, (C) security for payment of worker's compensation or other insurance, (D) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, (E) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business, (F) the operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings that suspend the collection thereof, (G) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture or (H) leases and subleases of real property that do not interfere with the ordinary conduct of the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture and that are made on customary and usual terms applicable to similar properties, or
(x) Liens, in addition to the foregoing, that secure obligations not in excess of $5 million in the aggregate.

 Purchase of Notes Upon a Change of Control

  Upon the occurrence of a Change of Control, each Holder of the Notes will have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued interest, if any, to the date of purchase.

  The Change of Control provisions may not be waived by the Trustee or by the Board of Directors, and any modification thereof must be approved by each Holder. Nevertheless, the Change of Control provisions will not necessarily afford protection to Holders, including protection against an adverse effect on the value of the Notes, in the event that the Company or its Subsidiaries Incur additional Debt, whether through recapitalizations or otherwise.

  Within 30 days following a Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, stating (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at the purchase price described above (the "Change of Control Offer"), (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control), (3) the purchase date (which will be not earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Purchase Date"), (4) that original issue discount on any Note not tendered or purchased will continue to accrete until January 15, 1997, and thereafter interest on any such Note will continue to accrue, (5) any Note properly tendered pursuant to the Change of Control Offer will cease to accrete original issue discount or accrue interest, as the case may be, after the Purchase Date (assuming sufficient moneys for the purchase thereof are deposited with the Trustee), (6) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder To Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the fifth Business Day prior to the Purchase Date, (7) that a Holder will be entitled to withdraw such Holder's election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased and (8) that Holders that elect to have their Notes purchased only in part will be issued new Notes having a principal amount equal to the portion of the Notes that were surrendered but not tendered and purchased.

  On the Purchase Date, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered for purchase and (iii) deliver or cause to be delivered to the Trustee the Notes properly tendered together with an Officers' Certificate identifying the Notes or portions thereof tendered to the Company for purchase. The Trustee will promptly mail, to the Holders of the Notes properly tendered and purchased, payment in an amount equal to the purchase price, and promptly authenticate and mail to each Holder a new Note having a principal amount equal to any portion of such Holder's Notes that were surrendered but not tendered and purchased, the Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

  If the Company is prohibited by applicable law from making the Change of Control Offer or purchasing Notes thereunder, the Company need not make a Change of Control Offer pursuant to this covenant for so long as such prohibition is in effect.

  The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

 Limitation on Business

  The Company will, and will cause its Restricted Subsidiaries and the Eligible Joint Ventures to, engage only in (i) the ownership, design, engineering, procurement, construction, development, acquisition, operation, servicing, management or disposition of Permitted Facilities, (ii) the ownership, creation, development, acquisition, servicing, management or disposition of Restricted Subsidiaries and Joint Ventures that own, construct, develop, design, engineer, procure, acquire, operate, service, manage or dispose of Permitted Facilities, (iii) obtaining, arranging or providing financing incident to any of the foregoing and (iv) other related activities incident to any of the foregoing. The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, make any Investment or otherwise acquire any Property that is not directly related to the business of the Company as described in the preceding sentence (collectively, the "Ineligible Investments") other than as a part of an Investment or an acquisition of Property that is predominantly and directly related to the business of the Company as described above, and if the aggregate fair market value of such Ineligible Investments in the aggregate exceeds 10% (the "10% Limit") of the total assets of the Company and its consolidated Restricted Subsidiaries (as determined in accordance with GAAP) as determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, the Company, its Restricted Subsidiaries and the Eligible Joint Ventures must cease acquiring any additional Ineligible Investments and, within 18 months of the acquisition that caused the Ineligible Assets to exceed the 10% Limit, must return to compliance with the 10% Limit by disposing of Ineligible Assets or otherwise, provided that such 18-month period may be extended up to an additional six months if, despite the Company's active efforts during such 18-month period to dispose of such Ineligible Investments or to otherwise come into compliance with such 10% Limit, the Company is unable to do so because of regulatory restrictions or delays or adverse market conditions.

 Limitation on Certain Sale-Leasebacks

  The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, Incur or otherwise become obligated with respect to any sale-leaseback (other than a sale-leaseback with respect to a Permitted Facility that is Non-Recourse) unless, (i) (a) if effected by the Company, the Company would be permitted to Incur such obligation under the covenant described under "Limitation on Debt" above or, (b) if effected by a Restricted Subsidiary or an Eligible Joint Venture, such Restricted Subsidiary or such Eligible Joint Venture would be permitted to Incur such obligation under the covenant described under "Limitation on Subsidiary Debt" above, assuming for the purpose of this covenant and the covenants described under "Limitation on Debt" and "Limitation on Subsidiary Debt" that (x) the obligation created by such sale-leaseback is a Capitalized Lease and (y) the Capitalized Lease Obligation with respect thereto is the Attributable Value thereof, (ii) the Company, such Restricted Subsidiary or such Eligible Joint Venture is permitted to grant a Lien with respect to the property that is the subject of such sale-leaseback under the covenant described under "Limitation on Liens" above, (iii) the proceeds of such sale-leaseback are at least equal to the fair market value of the property sold (determined in good faith as evidenced by an Officers' Certificate delivered to the Trustee in respect of a transaction involving less than $25 million, or, if equal to or in excess of $25 million, by the Board of Directors, as evidenced by a Board resolution) and
(iv) the Net Cash Proceeds of the sale-leaseback are applied pursuant to the covenants described under "Limitation on Dispositions" above.

 Limitation on Sale of Subsidiary Preferred Stock

  The Company will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to create, assume or otherwise cause or suffer to exist any Preferred Stock except: (i) Preferred Stock outstanding on the date of the Indenture, including Preferred Stock issued as dividends in respect of such Preferred Stock pursuant to the terms of the agreement or instrument that governs such Preferred Stock as in effect on the date of original issuance of the Notes, (ii) Preferred Stock held by the Company, a Restricted Subsidiary of the Company or an Eligible Joint Venture, (iii) Preferred Stock issued by a Person prior to the time (a) such Person becomes a Restricted Subsidiary or an Eligible Joint Venture, (b) such Person merges with or into another Restricted Subsidiary or another Eligible Joint Venture or (c) a Restricted Subsidiary or an Eligible Joint Venture merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary or an Eligible Joint Venture), provided that such Preferred Stock was not issued in anticipation of such Person becoming a Restricted Subsidiary or an Eligible Joint Venture or of such merger, (iv) Preferred Stock issued or agreed to be issued by a Restricted Subsidiary or an Eligible Joint Venture in connection with the financing of the construction, design, engineering, procurement, equipping, developing, operation, ownership, management, servicing or acquisition of a Permitted Facility or the retirement of Debt or Preferred Stock secured by such Permitted Facility or in order to enhance the repatriation of equity, advances or income or the increase of after-tax funds available for distribution to the owners of such Permitted Facility, (v) Preferred Stock issued or agreed to be issued by a Restricted Subsidiary or an Eligible Joint Venture in satisfaction of legal requirements applicable to a Permitted Facility or to maintain the ordinary course of conduct of such Restricted Subsidiary's or such Eligible Joint Venture's business in the applicable jurisdiction and (vi) Preferred Stock that is exchanged for, or the proceeds of which are used to refinance, any Preferred Stock permitted to be outstanding pursuant to clauses (i) through (v) hereof (or any extension, renewal or refinancing thereof), having a liquidation preference not to exceed the liquidation preference of the Preferred Stock so exchanged or refinanced and having a redemption period no shorter than the redemption period of the Preferred Stock so exchanged or refinanced.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

  The Company may not consolidate with, merge with or into, or transfer all or substantially all its Property (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company will be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the Property of the Company is transferred will be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and will expressly assume in writing all the obligations of the Company under the Indenture and the Notes, (ii) immediately after giving effect to such transaction, no Event of Default and no event or condition that through the giving of notice or lapse of time or both would become an Event of Default will have occurred and be continuing, (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the surviving entity would be able to Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above and (iv) the Net Worth of the Company or the surviving entity, as the case may be, on a pro forma basis after giving effect to such transaction (without giving effect to the fees and expenses incurred in respect of such transaction), is not less than the Net Worth of the Company immediately prior to such transaction.

  None of the Company, any of its Restricted Subsidiaries or any Eligible Joint Ventures may merge with or into, or be consolidated with, an Unrestricted Subsidiary of the Company, except to the extent that such Unrestricted Subsidiary has been designated a Restricted Subsidiary as provided in the Indenture in advance of or in connection with such merger.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Notes, except that no such modification may (i) extend the final maturity of any of the Notes, reduce the principal amount thereof, reduce the rate or extend the time of accretion of original issue discount thereon beyond January 15, 1997 or the time of payment of any cash interest thereon, reduce any amount payable on redemption or purchase thereof or impair the right of any Holder to institute suit for the payment thereof or make any change in the covenants regarding a Change of Control or an Asset Disposition or the related definitions without the consent of the Holder of each of the Notes so affected or (ii) reduce the percentage of Notes, the consent of the Holders of which is required for any such modification, without the consent of the Holders of all Notes then outstanding.

EVENTS OF DEFAULT

  An Event of Default is defined in the Indenture as being: (i) default as to the payment of principal, or premium, if any, on any Note or as to any payment required in connection with a Change of Control or an Asset Disposition, (ii) default as to the payment of interest on any Note for 30 days after payment is due, (iii) failure to make an offer required under either of the covenants described under "Limitation on Dispositions" or "Purchase of Notes Upon a Change of Control" above or a failure to purchase Notes tendered in respect of such offer, (iv) default in the performance, or breach, of any covenant, agreement or warranty contained in the Indenture and the Notes and such failure continues for 30 days after written notice is given to the Company by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture, (v) default on any other Debt of the Company or any Significant Subsidiary (other than Non-Recourse Debt of Significant Subsidiaries) if either (x) such default results from failure to pay principal of such Debt in excess of $25 million when due after any applicable grace period or (y) as a result of such default, the maturity of such Debt has been accelerated prior to its scheduled maturity and such default has not been cured within the applicable grace period, and such acceleration has not been rescinded, and the principal amount of such Debt, together with the principal amount of any other Debt of the Company and its Significant Subsidiaries (not including Non-Recourse Debt of the Significant Subsidiaries) that is in default as to principal, or the maturity of which has been accelerated, aggregates $25 million or more, (vi) the entry by a court of one or more judgments or orders against the Company or any Significant Subsidiary for the payment of money that in the aggregate exceeds $25 million (excluding the amount thereof covered by insurance or by a bond written by a Person other than an Affiliate of the Company), which judgments or orders have not been vacated, discharged or satisfied or stayed pending appeal within 60 days from the entry thereof, provided that such a judgment or order will not be an Event of Default if such judgment or order does not require any payment by the Company or any Significant Subsidiary, except to the extent that such judgment is only against Property that secures Non-Recourse Debt that was permitted under the Indenture, and the Company could, at the expiration of the applicable 60 day period, after giving effect to such judgment or order and the consequences thereof, Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above, and (vii) certain events involving bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries.

  The Indenture provides that the Trustee may withhold notice to the Holders of any default (except in payment of principal of, premium, if any, or interest on the Notes and any payment required in connection with a Change of Control or an Asset Disposition) if the Trustee considers it in the interest of Holders to do so.

  The Indenture provides that if an Event of Default (other than an event of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the Default Amount of all Notes to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest on the Notes or any payment required in connection with a Change of Control or an Asset Disposition, as the case may be) may be waived by the Holders of a majority in principal amount of the Notes then outstanding. If an Event of Default due to the bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs, the Indenture provides that the Default Amount of all Notes will become immediately due and payable.

  The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture, provided that the Holders of Notes must have offered to the Trustee reasonable indemnity against expenses and liabilities. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the principal covenants contained in the Indenture.

DEFEASANCE

 Legal Defeasance

  The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes, on the 123rd day after the deposit referred to below has been made (or immediately if an Opinion of Counsel is delivered to the effect described in clause
(B)(iii)(y) below), and the provisions of the Indenture will cease to be applicable with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes, on the respective Stated Maturities of the Notes or, if the Company makes arrangements satisfactory to the Trustee for the redemption of the Notes prior to their Stated Maturity, on any earlier redemption date in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and the Company had paid or redeemed such Notes on the applicable dates, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the Indenture or (y) a ruling directed to the Trustee or the Company received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and (iii) an Opinion of Counsel to the effect that either (x) after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 or 548 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law or
(y) based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. Government Obligations as provided in clause (A) would not constitute a preference voidable under
Section 547 or 548 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of such deposit or (unless an Opinion of Counsel is delivered to the effect described in clause (B)(iii)(y) above) during the period ending on the 123rd day after the date of such deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

 Covenant Defeasance

  The Indenture further provides that the provisions of clause (iii) under "Mergers, Consolidations and Sales of Assets" and all the covenants described herein under "Certain Covenants," clause (iv) under "Events of Default" with respect to such covenants and with respect to clause (iii) under "Mergers, Consolidations and Sales of Assets," clauses (i) and (iii) with respect to certain offers for the Notes required by certain covenants and clauses (v) and
(vi) under "Events of Default" will cease to be applicable to the Company, its Restricted Subsidiaries and its Eligible Joint Ventures upon the satisfaction of the provisions described in clauses (A), (B)(ii) and (iii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and the Company had paid or redeemed such Notes on the applicable dates.

 Defeasance and Certain Other Events of Default

  If the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity or scheduled redemption, but may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such Event of Default. The Company will remain liable for such payments.

THE TRUSTEE

  IBJ Schroder Bank & Trust Company is the Trustee under the Indenture.

GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York, including Section 5-1401 of the New York General Obligations Law, but otherwise without regard to conflict of laws rules.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" is defined to mean, with respect to each Note of a minimum denomination, the lesser of (i) $1,000 and (ii) an amount per $1,000 of principal amount that is equal to the sum of (i) the issue price of such Note as determined in accordance with Section 1273 of the Internal Revenue Code or any successor provision plus (ii) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provision, whether denominated as principal or interest, over the issue price of such Note) that will theretofore have accrued pursuant to Section 1272 of the Internal Revenue Code or any successor provision (without regard to Section 1272(a)(7) of the Internal Revenue Code or any successor provision) from the date of issue of such Note (a) for each six months or shorter period ending January 15 and July 15 (to January 15, 1997) prior to the date of determination and (b) for the shorter period, if any, from the end of the immediately preceding six month period, as the case may be, to the date of determination, minus (iii) all amounts theretofore paid in respect of such Note, which amounts are considered as part of the "stated redemption price at maturity" of such Note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provision (whether such amounts were denominated principal or interest).

  "Acquired Debt" is defined to mean Debt Incurred by a Person prior to the time (i) such Person becomes a Restricted Subsidiary of the Company or an Eligible Joint Venture, (ii) such Person merges with or into a Restricted Subsidiary of the Company or an Eligible Joint Venture, or (iii) a Restricted Subsidiary of the Company or an Eligible Joint Venture merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary of the Company or an Eligible Joint Venture), provided that, after giving effect to such transaction, the Non-Recourse Debt of such Person could have been Incurred pursuant to clause (iii) of the provision described under "Limitation on Subsidiary Debt" and all the other Debt of such Person could have been Incurred by the Company at the time of such merger or acquisition pursuant to the provision described in the first paragraph of "Limitation on Debt" above, and provided further that such Debt was not Incurred in connection with, or in contemplation of, such merger or such Person becoming a Restricted Subsidiary of the Company or an Eligible Joint Venture.

  "Acquisition Debt" is defined to mean Debt of any Person existing at the time such Person is merged into the Company or assumed in connection with the acquisition of Property from any such Person (other than Property acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person being merged into the Company (but excluding Debt of such Person that is extinguished, retired or repaid in connection with such merger or acquisition).

  "Adjusted Consolidated Net Income" is defined to mean for any period, for any Person (the "Referenced Person") the aggregate Net Income (or loss) of the Referenced Person and its consolidated Subsidiaries for such period determined in conformity with GAAP, provided that the following items will be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the Net Income (or loss) of any other Person (other than a Subsidiary of the Referenced Person) in which any third Person has an interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Referenced Person during such period, or after such period and on or before the date of determination, by such Person in which the interest is held, which dividends and distributions will be included in such computation, (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the provision described in clause (c) of the first paragraph of "Limitation on Restricted Payments" above (and in such case, except to the extent includable pursuant to clause (i) above), the Net Income (if positive) of any other Person accrued prior to the date it becomes a Subsidiary of the Referenced Person or is merged into or consolidated with the Referenced Person or any of its Subsidiaries or all or substantially all the Property of such other Person are acquired by the Referenced Person or any of its Subsidiaries,
(iii) the Net Income (if positive) of any Subsidiary of the Referenced Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary to such Person or to any other Subsidiary of such Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales (except, solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the provision described in clause (c) of the first paragraph of "Limitation on Restricted Payments" above, any gains or losses of the Company and any of its Restricted Subsidiaries from Asset Sales of Capital Stock of Unrestricted Subsidiaries), (v) the cumulative effect of a change in accounting principles and (vi) any amounts paid or accrued as dividends on Preferred Stock of any Subsidiary of the Referenced Person that is not held by the Referenced Person or another Subsidiary thereof. When the "Referenced Person" is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

  "Affiliate" of any Person is defined to mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purpose of the covenant described under "Limitation on Transactions with Affiliates" above, the term "Affiliate" will be deemed to include only Kiewit, any entity owning beneficially 10% or more of the Voting Stock of the Company and their respective Affiliates other than the Restricted Subsidiaries and the Eligible Joint Ventures and the other equity investors in the Restricted Subsidiaries and the Eligible Joint Ventures (solely on account of their investments in the Restricted Subsidiaries and the Eligible Joint Ventures), and for such purpose such term also will be deemed to include the Unrestricted Subsidiaries.

  "Asset Acquisition" is defined to mean (i) an investment by the Company, any of its Subsidiaries or any Joint Venture in any other Person pursuant to which such Person will become a direct or indirect Subsidiary of the Company or a Joint Venture or will be merged into or consolidated with the Company, any of its Subsidiaries or any Joint Venture or (ii) an acquisition by the Company, any of its Subsidiaries or any Joint Venture of the Property of any Person other than the Company, any of its Subsidiaries or any Joint Venture that constitutes substantially all of an operating unit or business of such Person.

  "Asset Disposition" is defined to mean any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture to any Person (other than to the Company, a Restricted Subsidiary of the Company or an Eligible Joint Venture and other than in the ordinary course of business) of any Property of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture other than any shares of Capital Stock of the Unrestricted Subsidiaries. Notwithstanding the foregoing to the contrary, the term "Asset Disposition" will include the sale, transfer, conveyance or other disposition of any shares of Capital Stock of any Unrestricted Subsidiary to the extent that the Company or any of its Restricted Subsidiaries or Eligible Joint Ventures made an Investment in such Unrestricted Subsidiary pursuant to clause (vii) of the definition of "Permitted Payment," and the Company will, and will cause each of its Restricted Subsidiaries and Eligible Joint Ventures to, apply pursuant to the covenant described under "Limitation on Dispositions" that portion of the Net Cash Proceeds from the sale, transfer, conveyance or other disposition of such Unrestricted Subsidiary that is equal to the portion of the total Investment in such Unrestricted Subsidiary that is represented by the Investment that was made pursuant to clause (vii) of the definition of "Permitted Payment." For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law will not constitute an Asset Disposition. In addition, the term "Asset Disposition" will not include (i) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or Property of Restricted Subsidiaries or Eligible Joint Ventures pursuant to the terms of any power sales agreements or steam sales agreements to which such Restricted Subsidiaries or such Eligible Joint Ventures are parties on the date of the original issuance of the Notes or pursuant to the terms of any power sales agreements or steam sales agreements, or other agreements or contracts that are related to the output or product of, or services rendered by, a Permitted Facility as to which such Restricted Subsidiary or such Eligible Joint Venture is the supplying party, to which such Restricted Subsidiaries or such Eligible Joint Ventures become a party after such date if the President or Chief Financial Officer of the Company determines in good faith (evidenced by a Officers' Certificate) that such provisions are customary (or, in the absence of any industry custom, reasonably necessary) in order to effect such agreements and are reasonable in light of comparable transactions in the applicable jurisdiction, (ii) any sale, transfer, conveyance, lease or other disposition of Property governed by the covenant described under "Mergers, Consolidations and Sales of Assets" above, (iii) any sale, transfer, conveyance, lease or other disposition of any Cash Equivalents,
(iv) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or Property with a fair market value aggregating less than $5 million and (v) any Permitted Payment or any Restricted Payment that is permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments" above. The term "Asset Disposition" also will not include (i) the grant of or realization upon a Lien permitted under the covenant described under "Limitation on Liens" above or the exercise of remedies thereunder, (ii) a sale-leaseback transaction involving substantially all the Property constituting a Permitted Facility pursuant to which a Restricted Subsidiary of the Company or an Eligible Joint Venture sells the Permitted Facility to a Person in exchange for the assumption by that Person of the Debt financing the Permitted Facility and the Restricted Subsidiary or the Eligible Joint Venture leases the Permitted Facility from such Person, (iii) dispositions of Capital Stock, contract rights, development rights and resource data made in connection with the initial development of Permitted Facilities, or the formation or capitalization of Restricted Subsidiaries or Eligible Joint Ventures in respect of the initial development of Permitted Facilities, in respect of which only an insubstantial portion of the prospective Construction Financing that would be required to commence commercial operation has been funded or (iv) transactions determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, made in order to enhance the repatriation of Net Cash Proceeds for a Foreign Asset Disposition or in order to increase the after-tax proceeds thereof available for immediate distribution to the Company. Any Asset Disposition that results from the bona fide exercise by any governmental authority of its claimed or actual power of eminent domain need not comply with the provisions of clauses (i) and (ii) of the covenant described under "Limitation on Dispositions" above. Any Asset Disposition that results from a casualty loss need not comply with the provisions of clause (i) of the covenant described under "Limitation on Dispositions" above.

  "Asset Sale" is defined to mean the sale or other disposition by the Company, any of its Subsidiaries or any Joint Venture (other than to the Company, another Subsidiary of the Company or another Joint Venture) of (i) all or substantially all of the Capital Stock of any Subsidiary of the Company or any Joint Venture or (ii) all or substantially all of the Property that constitutes an operating unit or business of the Company, any of its Subsidiaries or any Joint Venture.

  "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

  "Average Life" is defined to mean, at any date of determination with respect to any Debt security or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal or involuntary liquidation value payment of such Debt security or Preferred Stock, respectively, multiplied by (B) the amount of such principal or involuntary liquidation value payment by (ii) the sum of all such principal or involuntary liquidation value payments.

  "Board of Directors" is defined to mean either the Board of Directors of the Company or any duly authorized committee of such Board.

  "Business Day" is defined to mean a day that, in the city (or in any of the cities, if more than one) where amounts are payable in respect of the Notes, is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close.

  "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in, or interests (however designated) in, the equity of such Person that is outstanding or issued on or after the date of Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests in such Person.

  "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

  "Cash Equivalent" is defined to mean any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000 with a maturity date not more than two years from the date of acquisition, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses
(i) or (v) that was entered into with any bank meeting the qualifications set forth in clause (ii) or another financial institution of national reputation,
(iv) direct obligations issued by any state or other jurisdiction of the United States of America or any other country or any political subdivision or public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof and, at the time of acquisition, having a rating of A from Standards & Poor's Corporation ("S&P") or A-2 from Moody's Investors Service, Inc. ("Moody's") (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee), (v) commercial paper issued by (a) the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, and (b) others having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee) and in each case maturing within one year after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, (vii) deposits available for withdrawal on demand with any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi) and (ix), and (ix) auction rate securities or money market preferred stock having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee).

  "Change of Control" is defined to mean the occurrence of one or more of the following events:

    (i) for so long as at least $25 million principal amount of the Company's 5% Convertible Subordinated Debentures due July 1, 2000 remain outstanding and are not defeased, (x) a report is filed on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any person (for the purposes of this provision only, as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the then outstanding shares of the Voting Stock of the Company and (y) such beneficial ownership is acquired by means of a tender offer in which cash is the sole consideration paid and the purchase price for each share tendered is less than the conversion price then in effect under the Company's 5% Convertible Subordinated Debentures due July 1, 2000; provided that a person will not be deemed to be the beneficial owner of, or to own beneficially, any securities tendered until such tendered securities are accepted for purchase under the tender offer;

    (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Kiewit, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (ii), any person will be deemed to beneficially own any Voting Stock of any corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation) and Kiewit "beneficially owns" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the Company and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company;

    (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors elected by such Board of Directors or nominated for election by the shareholders of the Company by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, unless a majority of such new directors were elected or appointed by Kiewit; or

    (iv) the Company or its Restricted Subsidiaries sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all the Property of the Company and the Restricted Subsidiaries taken as a whole;

provided that with respect to the foregoing subparagraphs (ii), (iii) and (iv), a Change of Control will not be deemed to have occurred unless and until a Rating Decline has occurred as well.

  "Common Stock" is defined to mean with respect to any Person, Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Company Refinancing Debt" is defined to mean Debt issued in exchange for, or the proceeds of which are used to refinance (including to purchase), outstanding Notes or other Debt of the Company Incurred pursuant to clauses
(i), (iv), and (vii) of "Limitation on Debt" and Debt Incurred pursuant to the first paragraph under "Limitation on Debt" in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and all fees, premiums (in excess of the accreted value) and expenses related to such exchange or refinancing), for which purpose the amount so exchanged or refinanced will be deemed to equal the lesser of (x) the principal amount of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such exchange or refinancing, provided that (A) such Debt will be subordinated in right of payment to the Notes at least to the same extent, if any, as the Debt so exchanged or refinanced is subordinated to the Notes, (B) such Debt will be Non-Recourse if the Debt so exchanged or refinanced is Non-Recourse,
(C) the Average Life of the new Debt will be equal to or greater than the Average Life of the Debt to be exchanged or refinanced and (D) the final Stated Maturity of the new Debt will not be sooner than the earlier of the final Stated Maturity of the Debt to be exchanged or refinanced or six months after the final Stated Maturity of the Notes, provided that if such new Debt refinances the Notes in part only, the final Stated Maturity of such new Debt must be at least six months after the final Stated Maturity of the Notes.

  "Consolidated EBITDA" of any Person for any period is defined to mean the Adjusted Consolidated Net Income of such Person, plus, only to the extent deducted in computing Adjusted Consolidated Net Income and without duplication,
(i) income taxes, excluding income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, (ii) Consolidated Fixed Charges, (iii) depreciation and amortization expense, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP and
(iv) all other non-cash items reducing Adjusted Consolidated Net Income for such period, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, and less all non-cash items increasing Adjusted Consolidated Net Income during such period, provided that depreciation and amortization expense of any Subsidiary of such Person and any other non-cash item of any Subsidiary of such Person that reduces Adjusted Consolidated Net Income will be excluded (without duplication) in computing Consolidated EBITDA, except to the extent that the positive cash flow associated with such depreciation and amortization expense and other non-cash items is actually distributed in cash to such Person during such period, provided further that as applied to the Company, cash in respect of depreciation and amortization and other non-cash items of Restricted Subsidiaries and Eligible Joint Ventures may be deemed to have been distributed or paid to the Company to the extent that such cash (I) is or was under the exclusive dominion and control of such Restricted Subsidiary or such Eligible Joint Venture and is or was free and clear of the Lien of any other Person,
(II) is or was immediately available for distribution and (III) could be or could have been repatriated to the United States by means that are both lawful and commercially reasonable, provided that the amount of the cash deemed by this sentence to have been distributed or paid will be reduced by the amount of tax that would have been payable with respect to the repatriation thereof, provided further that any cash that enables the recognition of depreciation and amortization and other non-cash items pursuant to this sentence may not be used to enable the recognition of depreciation and amortization and other non-cash items with respect to any prior or subsequent period, regardless of whether such cash is distributed to the Company, and provided further that the recognition of any depreciation and amortization and other non-cash items as a result of this sentence will be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate that will set forth in reasonable detail the relevant facts and assumptions supporting such recognition. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

  "Consolidated Fixed Charges" of any Person is defined to mean, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Subsidiary that is Non-Recourse to such Person, and (iii) cash and non-cash dividends due (whether or not declared) on the Preferred Stock of any Subsidiary of such Person held by any Person other than such Person and any Redeemable Stock of such Person or any Subsidiary of such Person. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

  "Consolidated Interest Expense" of any Person is defined to mean, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements and Currency Protection Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized, provided that Consolidated Interest Expense of the Company will not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements or Currency Protection Agreements) in respect of that portion of any Debt that is Non-Recourse, and provided further that Consolidated Interest Expense of the Company in respect of a Guarantee by the Company of Debt of another Person will be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under a bank credit agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) the Company is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Company on an unconsolidated basis to record such Debt as a liability of the Company. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

  "Construction Financing" is defined to mean the debt and/or equity financing provided (over and above the owners' equity investment) to permit the acquisition, development, design, engineering, procurement, construction and equipping of a Permitted Facility and to enable it to commence commercial operations, provided that Construction Financing may remain outstanding after the commencement of commercial operations of a Permitted Facility, without any increase in the amount of such financing, and such Construction Financing will not cease to be Construction Financing.

  "Currency Protection Agreement" is defined to mean, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in currency values to or under which such Person is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

  "Debt" is defined to mean, with respect to any Person, at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit, bankers' acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (except, in each case, to the extent incurred in the ordinary course of business), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) the Attributable Value of all obligations of such Person as lessee under Capitalized Leases,
(vi) all Debt of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such Property, the amount of such Debt will be limited to the lesser of the fair market value of such Property or the amount of such Debt, (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person,
(viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all net obligations of such Person under Currency Protection Agreements and Interest Rate Protection Agreements.

  For purposes of determining any particular amount of Debt that is or would be outstanding, Guarantees of, or obligations with respect to letters of credit or similar instruments supporting (to the extent the foregoing constitutes Debt), Debt otherwise included in the determination of such particular amount will not be included. For purposes of determining compliance with the Indenture, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

  "Default Amount" is defined to mean, prior to January 15, 1997, the Accreted Value, and from and including January 15, 1997, the principal amount plus accrued interest.

  "Eligible Joint Venture" is defined to mean a Joint Venture (other than a Subsidiary) (i) that is or will be formed with respect to the construction, development, acquisition, servicing, ownership, operation or management of one or more Permitted Facilities and (ii) in which the Company and Kiewit together, directly or indirectly, own at least 50% of the Capital Stock therein (of which the Company must own at least half (in any event not less than 25% of the total outstanding Capital Stock)) and (iii) in respect of which the Company alone or in combination with Kiewit, directly or indirectly, (a) controls, by voting power, board or management committee membership, or through the provisions of any applicable partnership, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture or any Permitted Facilities of the Joint Venture or (b) otherwise has significant influence over the management or operation of the Joint Venture or any Permitted Facility of the Joint Venture in all material respects (significant influence includes, without limitation, the right to control or veto any material act or decision) in connection with such management or operation. Any Joint Venture that is an Eligible Joint Venture pursuant to this definition because of the ownership of Capital Stock therein by Kiewit will cease to be an Eligible Joint Venture if (x) Kiewit disposes of any securities issued by the Company and, as a result of such disposition, Kiewit becomes the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of less than 25% of the outstanding shares of Voting Stock of the Company or (y) (I) as a result of any action other than a disposition of securities by Kiewit, Kiewit becomes the beneficial owner of less than 25% of the outstanding shares of Voting Stock of the Company and (II) thereafter Kiewit disposes of any securities issued by the Company as a result of which the beneficial ownership by Kiewit of the outstanding Voting Stock of the Company is further reduced, provided that thereafter such Joint Venture may become an Eligible Joint Venture if Kiewit becomes the beneficial owner of at least 25% of the outstanding shares of Voting Stock of the Company and the other conditions set forth in this definition are fulfilled.

  "Fixed Charge Ratio" is defined to mean the ratio, on a pro forma basis, of
(i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Fixed Charges of such Person during such Reference Period, provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom (including the retirement or defeasance of Debt) will be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions that occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset

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Acquisition to be made with the Debt Incurred pursuant to (1) above) and any related retirement of Debt pursuant to an Offer (in the amount of the Excess Proceeds with respect to which such Offer has been made or would be made on the Transaction Date if the purchase of Notes pursuant to such Offer has not occurred on or before the Transaction Date) will be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom (including the retirement or defeasance of other Debt) will be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless the obligor on such Debt is a party to an Interest Rate Protection Agreement (that will remain in effect for the twelve month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) will be used and (5) there will be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt that was outstanding during or subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause (4)) (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or (y) pursuant to the provision described in clause (iii) in the second paragraph of "Limitation on Debt" above. For the purpose of making this computation, Asset Sales and Asset Acquisitions that have been made by any Person that has become a Restricted Subsidiary of the Company or an Eligible Joint Venture or been merged with or into the Company or any Restricted Subsidiary of the Company or an Eligible Joint Venture during the Reference Period, or subsequent to the Reference Period and prior to the Transaction Date, will be calculated on a pro forma basis, as will be all the transactions contemplated by the calculations referred to in clauses (1) through (5) above with respect to the Persons or businesses that were the subject of such Asset Sales and Asset Dispositions, assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

  "Foreign Asset Disposition" means an Asset Disposition in respect of the Capital Stock or Property of a Restricted Subsidiary of the Company or an Eligible Joint Venture to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

  "GAAP" is defined to mean generally accepted accounting principles in the U.S. as in effect as of the date of the Indenture, applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

  "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any Debt obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements (other than solely by reason of being a general partner of a partnership), or by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business or the grant of a Lien in connection with any Non-Recourse Debt. The term "Guarantee" used as a verb has a corresponding meaning.


                                       74
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  "Holder", "holder of Notes", "Noteholder" and other similar terms are defined to mean the registered holder of any Note.

  "Incur" is defined to mean with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt, provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount will be considered an Incurrence of Debt. The term "Incurrence" has a corresponding meaning.

  "Interest Rate Protection Agreement" is defined to mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

  "Investment" in a Person is defined to mean any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to such Person (other than sales of products and services in the ordinary course of business).

  "Investment Grade" is defined to mean with respect to the Notes, (i) in the case of S&P, a rating of at least BBB--, (ii) in the case of Moody's, a rating of at least Baa3, and (iii) in the case of a Rating Agency other than S&P or Moody's, the equivalent rating, or in each case, any successor, replacement or equivalent definition as promulgated by S&P, Moody's or other Rating Agency as the case may be.

  "Joint Venture" is defined to mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

  "Kiewit" is defined to mean and include Kiewit Energy Company and any other Subsidiary of Peter Kiewit Sons', Inc., Kiewit Construction Group Inc. or Kiewit Diversified Group, Inc.

  "Lien" is defined to mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, but will not include any partnership, joint venture, shareholder, voting trust or other similar governance agreement with respect to Capital Stock in a Subsidiary or Joint Venture. For purposes of the Indenture, the Company will be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

  "Net Cash Proceeds" from an Asset Disposition is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of any such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or received in any form other than cash) therefrom, in each case, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses of any kind (including consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof) incurred, (ii) all federal, state, provincial, foreign and local taxes and other governmental charges required to be accrued as a liability under GAAP
(a) as a consequence of such Asset Disposition, (b) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (c) as a result of any repatriation of any proceeds of such Asset Disposition, (iii) a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture in connection with such Asset Disposition (but excluding any payments that by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes), (iv) all payments made on any Debt that is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or that must by its terms or by applicable law or in order to obtain a required consent or waiver be repaid out of the proceeds from or in connection with such Asset Disposition, and (v) all distributions and other payments made to holders of Capital Stock of Restricted Subsidiaries or Eligible Joint Ventures (other than the Company or its Restricted Subsidiaries) as a result of such Asset Disposition.

  "Net Income" of any Person for any period is defined to mean the net income
(loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP will be excluded.

  "Net Worth" of any Person is defined to mean, as of any date, the aggregate of capital, surplus and retained earnings (including any cumulative currency translation adjustment) of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

  "Non-Recourse", as applied to any Debt or any sale-leaseback, is defined to mean any project financing that is or was Incurred with respect to the development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one Permitted Facility (or two or more Permitted Facilities that are operated in the form of a single business and as one technological unit), provided that such financing is without recourse to the Company, any Restricted Subsidiary or any Eligible Joint Venture other than any Restricted Subsidiary or any Eligible Joint Venture that does not own any Property other than such Permitted Facility or a direct or indirect interest therein, provided further that such financing may be secured by a Lien on only (i) the Property that constitutes such Permitted Facility,
(ii) the income from and proceeds of such Permitted Facility, (iii) the Capital Stock of the Restricted Subsidiary or Eligible Joint Venture that owns the Property that constitutes such Permitted Facility and (iv) the Capital Stock of the Restricted Subsidiary or Eligible Joint Venture obligated with respect to such financing and of any Subsidiary or Joint Venture (that is a Restricted Subsidiary or an Eligible Joint Venture) of such Person that owns a direct or indirect interest in the Permitted Facility, and provided further that an increase in the amount of Debt with respect to a Permitted Facility pursuant to the financing provided pursuant to the terms of this definition (except for the first refinancing of Construction Financing) may not be Incurred to fund or enable the funding of any dividend or other distribution in respect of Capital Stock. The fact that a portion of financing with respect to a Permitted Facility is not Non-Recourse will not prevent other portions of the financing with respect to such Permitted Facility from constituting Non-Recourse Debt if the foregoing requirements of this definition are fulfilled with respect to such other portions. Notwithstanding anything in this definition to the contrary, (i) Non-Recourse Debt in respect of any Permitted Facility that uses thermal energy drawn from a single localized geothermal reservoir may be cross-collateralized with the Property, income, proceeds and Capital Stock in respect of any other Permitted Facility that uses thermal energy drawn from the same localized geothermal reservoir, (ii) Acquired Debt of a Person that was Incurred with respect to, and that is jointly secured by, two or more Permitted Facilities (all of which need not use thermal energy drawn from the same localized geothermal reservoir) (and other Property related to such Permitted Facilities) will be deemed to be Non-Recourse if, upon such Person, becoming a Restricted Subsidiary or an Eligible Joint Venture, such Acquired Debt would fulfill the requirements of the first sentence of this definition if such Permitted Facilities constituted a single Permitted Facility and (iii) for the purpose of the Indenture, (a) the Permitted Facilities that jointly secure a single Non-Recourse Debt pursuant to clause (i) of this sentence will be deemed to be a single Permitted Facility and (b) the Permitted Facilities that jointly secure a single Acquired Debt will be deemed to be a single Permitted Facility.

  "Officers' Certificate" is defined to mean a certificate signed by the Chairman of the Board of Directors, the President or any Vice President and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Assistant Controller, the Secretary or any Assistant Secretary of the Company and delivered to the Trustee. Each such certificate will comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture if and to the extent required thereby.

  "Opinion of Counsel" is defined to mean an opinion in writing signed by legal counsel who may be an employee of or counsel to the Company or who may be other counsel satisfactory to the Trustee. Each such opinion will comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture, if and to the extent required thereby.

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


  "Permitted Facility" is defined to mean (i) an electric power or thermal energy generation or cogeneration facility or related facilities (including residual waste management and facilities that use thermal energy from a cogeneration facility), and its or their related electric power transmission, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management, servicing, ownership or operation of the foregoing, owned by a utility or otherwise, as well as other contractual arrangements with customers, suppliers and contractors or (ii) any infrastructure facilities related to (A) the treatment of water for municipal and other uses, (B) the treatment and/or management of waste water, (C) the treatment, management and/or remediation of waste, pollution and/or potential pollutants and (D) any other process or environmental purpose.

  "Permitted Funding Company Loans" is defined to mean (a) Debt of a Restricted Subsidiary, all the Capital Stock of which is owned, directly or indirectly, by the Company and that (x) does not own any direct or indirect interest in a Permitted Facility and (y) is not directly or indirectly obligated on any Debt owed to any Person other than the Company, a Restricted Subsidiary or an Eligible Joint Venture (a "Funding Company"), owed to a Restricted Subsidiary or an Eligible Joint Venture that is not directly or indirectly obligated on any Debt owed to any Person other than the Company, a Restricted Subsidiary or an Eligible Joint Venture (except to the extent that it has pledged the Capital Stock of its Subsidiaries and Joint Ventures to secure Non-Recourse Debt) (a "Holding Company"), provided that such Debt (i) does not require that interest be paid in cash at any time sooner than six months after the final Stated Maturity of the Notes, (ii) does not require any payment of principal at any time sooner than six months after the final Stated Maturity of the Notes, (iii) is subordinated in right of payment to all other Debt of such Restricted Subsidiary other than Debt Incurred pursuant to clause (vii) of the covenant described under "Limitation on Subsidiary Debt," all of which will be pari passu, and (iv) is evidenced by a subordinated note in the form attached to the Indenture, and (b) Debt of a Holding Company to a Funding Company.

  "Permitted Investment" is defined to mean any Investment that is made directly or indirectly by the Company and its Restricted Subsidiaries in (i) a Restricted Subsidiary or Eligible Joint Venture (excluding for the purpose of this clause (i) any Construction Financing) that, directly or indirectly, is or will be engaged in the construction, development, acquisition, operation, servicing, ownership or management of a Permitted Facility or in any other Person as a result of which such other Person becomes such a Restricted Subsidiary or an Eligible Joint Venture, provided that at the time that any of the foregoing Investments is proposed to be made, no Event of Default or event that, after giving notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing, (ii) Construction Financing provided by the Company (A) to any of its Restricted Subsidiaries (other than an Eligible Joint Venture) up to 100% of the Construction Financing required by such Restricted Subsidiary and (B) to any Eligible Joint Venture a portion of the Construction Financing required by such Eligible Joint Venture that does not exceed the ratio of the Capital Stock in such Eligible Joint Venture that is owned directly or indirectly by the Company to the total amount of the Capital Stock in such Eligible Joint Venture that is owned directly and indirectly by the Company and Kiewit together (provided that the Company may provide such Construction Financing to such Eligible Joint Venture only if Kiewit provides the balance of such Construction Financing or otherwise causes it to be provided), if, in either case, (x) the aggregate proceeds of all the Construction Financing provided is not more than 85% of the sum of the aggregate proceeds of all the Construction Financing and the aggregate owners' equity investment in such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, (y) the Company receives a pledge or assignment of all the Capital Stock of such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, that is owned by non-governmental Person (other than the Company, its Subsidiaries or the Eligible Joint Ventures) that is permitted to be pledged for such purpose under applicable law and (z) neither the Company nor Kiewit reduces its beneficial ownership in such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, prior to the repayment in full of the Company's portion of the Construction Financing, (iii) any Cash Equivalents, (iv) prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits in the ordinary course of business consistent with past practice, (v) loans and advances to employees made in the ordinary course of business and consistent with past practice, (vi) Debt incurred pursuant to Currency Protection Agreements and Interest Rate Protection Agreements as otherwise permitted by the Indenture, (vii) bonds, notes, debentures or other debt securities and instruments received as a result of Asset Dispositions to the extent permitted by the covenants described under "Limitation on Dispositions" above and "Limitation on Business" above, (viii) any Lien permitted under the provisions described under "Limitation on Liens" above and
(ix) bank deposits and other Investments (to the extent they do not constitute Cash Equivalents) required by lenders in connection with any Non-Recourse Debt, provided that the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such bank deposits or Investments are required to effect such financings and are not materially more restrictive, taken as a whole, than comparable requirements in comparable financings in the applicable jurisdiction.

  "Permitted Joint Venture" is defined to mean a Joint Venture (i) that is or will be formed with respect to the construction, development, acquisition, servicing, ownership, operation or management of one or more Permitted Facilities and (ii) in which (A) the Company or (B) the Company and Kiewit together, directly or indirectly, own at least 70% of the Capital Stock therein (of which the Company must own at least half (in any event not less than 35% of the total outstanding Capital Stock)), provided that if applicable non-U.S. law restricts the amount of Capital Stock that the Company may own, the Company must own at least 70% of the amount of Capital Stock that it may own pursuant to such law, which in any event must be not less than 35% of the total outstanding Capital Stock therein and (iii) in respect of which the Company alone or in combination with Kiewit, directly or indirectly, (a) controls, by voting power, board or management committee membership, or through the provisions of any applicable partnership, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture or any Permitted Facilities of the Joint Venture or (b) otherwise has significant influence over the management or operation of the Joint Venture or any Permitted Facility of the Joint Venture in all material respects (significant influence includes, without limitation, the right to control or veto any material act or decision) in connection with such management or operation. Any Joint Venture that is a Permitted Joint Venture pursuant to this definition because of the ownership of Capital Stock therein by Kiewit will cease to be a Permitted Joint Venture if
(x) Kiewit disposes of any securities issued by the Company and, as a result of such disposition, Kiewit becomes the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of less than 25% of the outstanding shares of Voting Stock of the Company or (y) (I) as a result of any action other than a disposition of securities by Kiewit, Kiewit becomes the beneficial owner of less than 25% of the outstanding shares of Voting Stock of the Company and (II) thereafter Kiewit disposes of any securities issued by the Company as a result of which the beneficial ownership by Kiewit of the outstanding Voting Stock of the Company is further reduced, provided that thereafter such Joint Venture may become a Permitted Joint Venture if Kiewit becomes the beneficial owner of at least 25% of the outstanding shares of Voting Stock of the Company and the other conditions set forth in this definition are fulfilled.

  "Permitted Payments" is defined to mean, with respect to the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, (i) any dividend on shares of Capital Stock of the Company payable (or to the extent paid) solely in Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock) of the Company and any distribution of Capital Stock (other than Redeemable Capital Stock) of the Company in respect of the exercise of any right to convert or exchange any instrument (whether Debt or equity and including Redeemable Capital Stock) into Capital Stock (other than Redeemable Capital Stock) of the Company, (ii) the purchase or other acquisition or retirement for value of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock, (iii) any defeasance, redemption, purchase or other acquisition for value of any Debt that by its terms ranks subordinate in right of payment to the Notes with the proceeds from the issuance of (x) Debt that is

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


subordinate to the Notes at least to the extent and in the manner as the Debt to be defeased, redeemed, purchased or otherwise acquired is subordinate in right of payment to the Notes, provided that such subordinated Debt provides for no mandatory payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by the Company (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to a "change of control" or an "asset disposition" covenant that is no more favorable to the holders of such Debt than comparable covenants for the Debt being defeased, redeemed, purchased or acquired or, if none, the covenants described under "Limitation on Dispositions" and "Purchase of Notes Upon a Change of Control" above and such Debt is not in an amount (net of any original issue discount) greater than, any Stated Maturity of the Debt being replaced and the proceeds of such subordinated Debt are utilized for such purpose within 45 days of issuance or (y) Capital Stock (other than Redeemable Stock), (iv) Restricted Payments in an amount not to exceed $50 million in the aggregate provided that no payment may be made pursuant to this clause (iv) if an Event of Default, or an event that, after giving notice or lapse of time or both, would become an Event of Default, has occurred and is continuing, (v) any payment or Investment required by applicable law in order to conduct business operations in the ordinary course, (vi) a Permitted Investment and (vii) Investments in Unrestricted Subsidiaries and other Persons that are not Restricted Subsidiaries or Eligible Joint Ventures in an amount not to exceed $50 million in the aggregate, provided that no payment or Investment may be made pursuant to this clause (vii) if an Event of Default, or an event that, after giving notice or lapse of time or both, would become an Event of Default, has occurred and is continuing. Notwithstanding the foregoing, the amount of Investments that may be made pursuant to clauses (iv) or (vii), as the case may be, may be increased by the net reduction in Investments of the type made previously pursuant to clauses (iv) or (vii), as the case may be, that result from payments of interest on Debt, dividends, or repayment of loans or advances, the proceeds of the sale or disposition of the Investment or other return of the amount of the original Investment to the Company, the Restricted Subsidiary or the Eligible Joint Venture that made the original Investment from the Person in which such Investment was made or any distribution or payment of such Investment to the extent that such distribution or payment constituted either a Restricted Payment or a Permitted Payment, provided that (x) the aggregate amount of such payments will not exceed the amount of the original Investment by the Company, such Restricted Subsidiary or Eligible Joint Venture that reduced the amount available pursuant to clause (iv) or clause (vii), as the case may be, for making Restricted Payments and (y) such payments may be added pursuant to this proviso only to the extent such payments are not included in the calculation of Adjusted Consolidated Net Income.

  "Permitted Working Capital Facilities" is defined to mean one or more loan or credit agreements providing for the extension of credit to the Company for the Company's working capital purposes, which credit agreements will be ranked pari passu with or subordinate to the Notes in right of payment and may be secured or unsecured.

  "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or preferred or preference stock of such Person that is outstanding or issued on or after the date of original issuance of the Notes.

  "Property" of any Person is defined to mean all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

  "Purchase Money Debt" means Debt representing, or Incurred to finance, the cost of acquiring any Property, provided that (i) any Lien securing such Debt does not extend to or cover any other Property other than the Property being acquired and (ii) such Debt is Incurred, and any Lien with respect thereto is granted, within 180 days of the acquisition of such Property.

  "Rating Agencies" is defined to mean (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both do not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P, Moody's or both, as the case may be.

  "Rating Category" is defined to mean (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories) and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P, 1, 2 and 3 for Moody's or the equivalent gradations for another Rating Agency) will be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

  "Rating Decline" is defined to mean the occurrence of the following on, or within 90 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the date of public notice of the occurrence of a Change of Control or of the public notice of the intention of the Company to effect a Change of Control (the "Rating Date") which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrading by any of the Rating Agencies: (a) in the event that the Notes are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of the Notes by both such Rating Agencies will be reduced below Investment Grade, or
(b) in the event the Notes are rated below Investment Grade by both such Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency will be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

  "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of the Notes, provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "Limitation on Dispositions" and "Purchase of Notes Upon a Change of Control" above and such Capital Stock specifically provides that the Company will not purchase or redeem any such Capital Stock pursuant to such covenants prior to the Company's purchase of Notes required to be purchased by the Company under the covenants described under "Limitation on Dispositions" and "Purchase of Notes Upon a Change of Control" above.

  "Reference Period" is defined to mean the four most recently completed fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

  "Restricted Payment" is defined to mean (i) any dividend or other distribution on any shares of the Company's Capital Stock, provided that a dividend or other distribution consisting of the Capital Stock of an Unrestricted Subsidiary will not constitute a Restricted Payment except to the extent of the portion thereof that is equal to the portion of the total Investment in such Unrestricted Subsidiary that is represented by the Investment that was made pursuant to clause (vii) of the definition of "Permitted Payment," (ii) any payment on account of the purchase, redemption, retirement or acquisition for value of the Company's Capital Stock, (iii) any defeasance, redemption, purchase or other acquisition or retirement for value prior to the scheduled maturity of any Debt ranked subordinate in right of payment to the Notes other than repayment of Debt of the Company to a Restricted Subsidiary or an Eligible Joint Venture, (iv) any Investment made in a Person (other than the Company or any Restricted Subsidiary or any Eligible Joint Venture) and (v) designating a Restricted Subsidiary as an Unrestricted Subsidiary (the Restricted Payment made upon such a designation to be determined as the fair market value of the Capital Stock of such Restricted Subsidiary owned directly or indirectly by the Company at the time of the designation, but in no event less than the amount of the Investment made in such Restricted Subsidiary directly or indirectly by the Company). Notwithstanding the foregoing, "Restricted Payment" will not include any Permitted Payment, except that any payment made pursuant to clauses (iv) and (v) of the definition of "Permitted Payment" will be counted in the calculation set forth in clause (c) of the covenant described under "Limitation on Restricted Payments."

  "Restricted Subsidiary" is defined to mean any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Senior Debt" is defined to mean the principal of and interest on all Debt of the Company whether created, Incurred or assumed before, on or after the date of original issuance of the Notes (other than the Notes), provided that Senior Debt will not include (i) Debt that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was without recourse to the Company, (ii) Debt of the Company to any Affiliate and (iii) any Debt of the Company that, by the terms of the instrument creating or evidencing the same, is specifically designated as being junior in right of payment to the Notes or any other Debt of the Company.

  "Significant Subsidiary" is defined to mean a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

  "Subsidiary" is defined to mean, with respect to any Person including, without limitation, the Company and its Subsidiaries, (i) any corporation or other entity of which such Person owns, directly or indirectly, a majority of the Capital Stock or other ownership interests and has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, and (ii) with respect to the Company and, as appropriate, its Subsidiaries, any Permitted Joint Venture, including, without limitation, Coso Land Company Joint Venture, Coso Finance Partners, Coso Energy Developers and Coso Power Developers, provided that in respect of any Subsidiary that is not a Permitted Joint Venture, the Company must exercise control over such Subsidiary and its Property to the same extent as a Permitted Joint Venture.

  "Subsidiary Refinancing Debt" is defined to mean Debt issued in exchange for, or the proceeds of which are used to refinance (including to purchase), outstanding Debt of a Restricted Subsidiary or an Eligible Joint Venture, including, without limitation, Construction Financing, in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest or dividends and all fees, premiums (in excess of accreted value) and expenses related to such exchange or refinancing), for which purpose the amount so exchanged or refinanced will not exceed, in the case of Debt, to the lesser of (x) the principal amount of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such exchange or refinancing, and, in the case of an equity investment made in lieu or as part of Construction Financing, Debt, in an amount not to exceed the capital and surplus shown on the balance sheet of such Restricted Subsidiary or Eligible Joint Venture, provided that (A) such Debt will be Non-Recourse if the Debt so exchanged or refinanced is Non-Recourse and (B) the Average Life of the new Debt will be equal to or greater than the Average Life of the Debt to be exchanged or refinanced, provided further that upon the first refinancing of any Construction Financing of a Restricted Subsidiary or an Eligible Joint Venture, (i) the amount of the Subsidiary Refinancing Debt issued in exchange for or to refinance such Construction Financing will not be limited by this provision and (ii) the Subsidiary Refinancing Debt issued in exchange for or to refinance such Construction Financing will not be subject to the provisions of the foregoing clause (B) of this provision.

  "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors Incurred, created, assumed or Guaranteed by such Person or any of its Subsidiaries or Joint Ventures arising in the ordinary course of business.

  "Unrestricted Subsidiary" is defined to mean any Subsidiary of the Company that becomes an Unrestricted Subsidiary in accordance with the requirements set forth in the next sentence. The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (a) such designation is in compliance with the first paragraph of the covenant described under "Limitation on Restricted Payments" above and (b) after giving effect to such designation, such Subsidiary does not own, directly or indirectly, a majority of the Capital Stock or the Voting Stock of any other Restricted Subsidiary unless such other Restricted Subsidiary is designated as an Unrestricted Subsidiary at the same time. Any such designation will be effected by filing with the Trustee an Officers' Certificate certifying that such designation complies with the requirements of the immediately preceding sentence. No Debt or other obligation of an Unrestricted Subsidiary may be with recourse to the Company, any of its Restricted Subsidiaries, any Eligible Joint Venture or any of their respective Property. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the provision described under "Limitation on Subsidiary Debt" above and (ii) any portion of such Debt could not be Incurred under such provision, if the Company could borrow all such remaining Debt under the provision described in the first paragraph under "Limitation on Debt" above.

  "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the U.S. for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S., the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., that, in either case are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

  "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors (or persons fulfilling similar responsibilities) of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a summary, based on the opinion of Willkie Farr & Gallagher, counsel to the Company, of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date of this Prospectus and all of which are subject to change at any time, which change may be retroactive. In particular, the discussion below of "Original Issue Discount" is based in part on proposed regulations released on December 22, 1992, but not yet effective (the "Proposed OID Regulations"). While the 1992 Proposed OID Regulations will be effective for debt instruments issued on or after April 4, 1994 and therefore may not be applicable to the Notes, the 1992 Proposed OID Regulations are the most current indication of the views of the Internal Revenue Service (the "Service") with respect to the federal income tax treatment of debt instruments having original issue discount ("OID").

  Unless otherwise specified, the discussion below assumes that the rules set forth in the Proposed OID Regulations will control the tax treatment of the Notes. However, changes may be made to the Proposed OID Regulations or final OID regulations may be adopted that would apply to the Notes and that may be contrary to the interpretations of the Proposed OID Regulations discussed below. Because of the lack of definitive regulatory authority, no assurance can be given that the Service will agree with the interpretations of the Proposed OID Regulations discussed below or that the final OID regulations will not differ materially from the Proposed OID Regulations or subsequent versions thereof.

  This summary applies only to those persons who are the initial Holders of the Notes and who hold Notes as capital assets and does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies) or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. Accordingly, purchasers of Notes should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the Notes, including the applicability of any state, local or foreign tax laws to which they may be subject as well as with respect to the possible effects of changes in federal and other tax laws.

ORIGINAL ISSUE DISCOUNT

  General. Because the Notes are being issued at a discount from their "stated redemption price at maturity," the Notes will have OID for federal income tax purposes. For federal income tax purposes, OID on a Note will be the excess of the stated redemption price at maturity of the Note over its issue price. Because the Notes will be treated as being publicly offered under the Proposed OID Regulations, the issue price of the Notes will be the first price to the public (excluding bond houses and brokers) at which a substantial amount of Notes is sold.

  The stated redemption price at maturity of a Note will be the sum of all payments to be made on such Note other than "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. As cash interest payments on the Notes will not commence prior to July 15, 1997, the interest payments on the Notes will not constitute qualified stated interest and thus will be included along with principal in the stated redemption price at maturity of the Notes. As a result, each Note will bear OID in an amount equal to the excess of
(i) the sum of its principal amount and all stated interest payments over (ii) its issue price.

  A Holder will be required to include OID in income periodically over the term of a Note before receipt of the cash or other payment attributable to such income. In general, a Holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the Note for each day during the taxable year or portion of a taxable year on which such Holder holds the Note ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the Note at the beginning of the accrual period multiplied by the yield to maturity of the Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. The adjusted issue price of a Note at the beginning of any accrual period is the issue price of the Note increased by the Accrued OID for all prior accrual periods (less any cash payments on the Notes). Under these rules, Holders may have to include in gross income increasingly greater amounts of OID in each successive accrual period.

  Optional Redemption. If the Company exercises its rights to redeem the Notes (See "Description of the Notes--Optional Redemption"), the tax treatment of the redemption would be governed by the rules for dispositions generally. See "Disposition of the Notes." However, if the Company were found to have an intention at the time the Notes were issued to redeem them before maturity, any taxable income arising from such redemption would be treated as ordinary income to the extent of any unamortized OID.

  If a Holder tenders Notes for redemption as a result of a Change of Control (See "Description of the Notes--Certain Covenants--Repurchase of Notes Upon a Change of Control"), the Holder may be required to include as ordinary income any amount the Holder is entitled to receive in excess of the Accreted Value of a Note on the date of the redemption. Holders should consult their own tax advisors regarding the treatment of payments upon optional redemptions.

DISPOSITION OF THE NOTES

  Generally, any sale or redemption of the Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a Note will initially equal the cost of the Note to such Holder and will be increased by any Accrued OID includible in such Holder's gross income and decreased by the amount of any cash payments received by such Holder regardless of whether such payments are denominated as principal or interest. Any gain or loss upon a sale or other disposition of a Note will generally be capital gain or loss, which will be long term if the Note has been held by the Holder for more than one year.

BACKUP WITHHOLDING

  A Holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments received with respect to the Notes. This withholding generally applies only if the Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Service that he or she has failed to report properly payments of interest or dividends and the Service has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's Federal income tax liability, provided that the required information is furnished to the Service. Certain Holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described below under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

FOREIGN HOLDERS

  The following discussion is a summary of certain United States federal income tax consequences to a Foreign Person that holds a Note. The term "Foreign Person" means a Holder that is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or any state or (iii) an estate or trust, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, but only if the income or gain on the Note is not effectively connected with the conduct of a trade or business within the United States by such Holder. If the income or gain on the Note is effectively connected with the conduct of a trade or business within the United States, then the nonresident alien individual or foreign corporation will be subject to tax on such income or gain in essentially the same manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to the branch profits tax (unless such branch profits tax is reduced or eliminated under an applicable treaty).

  Under the "portfolio interest" exception to the general rules for the withholding of tax on interest and OID paid to a Foreign Person, a Foreign Person will not be subject to U.S. tax (or to withholding) on interest or OID on a Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to the United States that is related to the Company through stock ownership, and (ii) the Company, its paying agent or the person who would otherwise be required to withhold tax receives either (A) a statement (an "Owner's Statement") signed under penalties of perjury by the beneficial owner of the Note in which the owner certifies that the owner is not a U.S. person and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by the Financial Institution holding the Note on behalf of the beneficial owner, together with a copy of the Owner's Statement. The term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a Note on behalf of the owner of the Note. A Foreign Person who does not qualify for the "portfolio interest" exception would, under current law, generally be subject to U.S. withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on interest payments and payments (including redemption proceeds) attributable to OID on the Notes.

  In general, gain recognized by a Foreign Person upon the redemption, sale or exchange of a Note will not be subject to U.S. tax. However, a Foreign Person may be subject to U.S. tax at a flat rate of 30% (unless exempt by an applicable treaty) on any such gain if the Foreign Person is an individual present in the United States for 183 days or more during the taxable year in which the Note is redeemed, sold or exchanged, and certain other requirements are met.

                                  UNDERWRITING

  The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the principal amount of the Notes set forth opposite their respective names below:

                                                                       PRINCIPAL
                                                                       AMOUNT OF
                       UNDERWRITERS                                      NOTES
                       ------------                                    ---------
   Lehman Brothers Inc................................................  $
   Salomon Brothers Inc...............................................  $
   Donaldson, Lufkin & Jenrette Securities Corporation................  $
   Bear, Stearns & Co. Inc............................................  $
                                                                        ------
     Total............................................................  $
                                                                        ======

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to the approval of certain legal matters by their counsel and certain other conditions, and that if any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Notes agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

  The Company has been advised that the Underwriters propose to offer the Notes initially at the public offering price set forth on the cover page of this Prospectus plus accrued original issue discount, if any, to the date of delivery and to certain selected dealers (who may include Underwriters) at such public offering price
less a selling concession not to exceed    % of the principal amount of the
Notes. The selected dealers may reallow a concession to certain other dealers
not to exceed    % of the principal amount of the Notes. After the initial
public offering of the Notes, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

  The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Company has been advised by each Underwriter that it presently intends to make a market in the Notes; however, the Underwriters are not obliged to do so. Any such market-making activity may be discontinued at any time, for any reason, without notice. If each Underwriter ceases to act as a market maker for the Notes for any reason, there can be no assurance that another firm or person will make a market in the Notes. There can be no assurance that an active market for the Notes will develop or, if a market does develop, at what price the Notes will trade. See "Investment Considerations--No Prior Public Market; Possible Volatility of Note Price."

  Certain of the Underwriters have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act or contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby and certain other legal matters in connection with the Offering are being passed upon for the Company by Steven A. McArthur, Senior Vice President and General Counsel of the Company, and by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

  The financial statements as of December 31, 1992 and 1993 and for each of the three years in the period ended December 31, 1993 included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  With respect to the unaudited interim financial information for the periods ended March 31, 1992 and 1993, and June 30, 1992 and 1993, and September 30, 1992 and 1993 which is incorporated herein by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                        CALIFORNIA ENERGY COMPANY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets as of December 31, 1993 and 1992.............. F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1993, 1992 and 1991...................................................... F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1993, 1992 and 1991......................................... F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1993, 1992 and 1991...................................................... F-6
Notes to Consolidated Financial Statements................................ F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
California Energy Company, Inc.
Omaha, Nebraska

  We have audited the accompanying consolidated balance sheets of California Energy Company, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of California Energy Company, Inc. and subsidiaries at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

  As discussed in Note 8, the consolidated financial statements give effect to the Company's adoption, effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

                                          Deloitte & Touche

Omaha, Nebraska
February 24, 1994

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1993 AND DECEMBER 31, 1992
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1993      1992
                                                             --------  --------
ASSETS
Cash and investments........................................ $127,756  $ 54,671
Joint venture cash and investments (Note 5).................   14,943     8,848
Restricted cash (Notes 4 and 5).............................   48,105    62,514
Accounts receivable.........................................   21,658    16,172
Transmission line deposit (Note 13).........................      --      7,684
Due from Joint Ventures.....................................    1,394       --
Geothermal power plant and development costs, net (Notes 4
 and 5).....................................................  458,974   389,646
Equipment, net of accumulated depreciation of $4,773 and
 $3,996.....................................................    4,540     4,312
Notes receivable--Joint Ventures (Note 13)..................   11,280     9,997
Deferred charges and other assets...........................   27,334    26,706
                                                             --------  --------
    Total assets............................................ $715,984  $580,550
                                                             --------  --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable.......................................... $    607  $  3,146
  Other accrued liabilities.................................   19,866    18,111
  Income taxes payable (Note 8).............................    4,000       --
  Project finance loans (Note 5)............................  246,880   263,604
  Due to Joint Ventures.....................................      --        469
  Senior notes (Note 6).....................................   35,730    35,730
  Convertible subordinated debentures (Note 7)..............  100,000       --
  Deferred income taxes.....................................   18,310    15,212
                                                             --------  --------
    Total liabilities.......................................  425,393   336,272
                                                             --------  --------
Deferred income (Note 4)....................................   20,288    21,164
                                                             --------  --------
Commitments and contingencies (Notes 3, 6,9, 13 and 16)
Redeemable preferred stock (Note 10)........................   58,800    54,350
                                                             --------  --------
Stockholders' equity (Notes 11 and 12):
  Preferred stock--authorized 2,000 shares, no par value
   (Note 10)................................................      --        --
  Common stock--authorized 60,000 shares, par value $0.0675
   per share issued and outstanding 35,446 and 35,258
   shares...................................................    2,404     2,380
  Additional paid in capital................................  100,965    97,977
  Retained earnings.........................................  111,031    68,407
  Treasury stock--157 common shares at cost.................   (2,897)      --
                                                             --------  --------
    Total stockholders' equity..............................  211,503   168,764
                                                             --------  --------
    Total liabilities and stockholders' equity.............. $715,984  $580,550
                                                             ========  ========

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    1993      1992      1991
                                                  --------  --------  --------
Revenue:
  Sales of electricity and steam................. $132,059  $117,342  $106,184
  Interest and other income......................   17,194    10,187     9,379
                                                  --------  --------  --------
    Total revenues...............................  149,253   127,529   115,563
                                                  --------  --------  --------
Cost and expenses:
  Plant operations...............................   25,362    24,440    23,525
  General and administration.....................   13,158    13,033    12,476
  Royalties......................................    8,274     7,710     5,505
  Depreciation and amortization..................   17,812    16,754    14,752
  Interest.......................................   30,205    20,459    29,814
  Less interest capitalized......................   (6,816)   (5,599)   (5,375)
                                                  --------  --------  --------
    Total expenses...............................   87,995    76,797    80,697
                                                  --------  --------  --------
Income before provision for income taxes.........   61,258    50,732    34,866
Provision for income taxes (Note 8)..............   18,184    11,922     8,284
                                                  --------  --------  --------
Income before change in accounting principle and
 extraordinary item..............................   43,074    38,810    26,582
Cumulative effect of change in accounting
 principle (Note 8)..............................    4,100       --        --
Extraordinary item (Note 15).....................      --     (4,991)      --
                                                  --------  --------  --------
Net income.......................................   47,174    33,819    26,582
Preferred dividends..............................    4,630     4,275       --
                                                  --------  --------  --------
Net income available to common stockholders...... $ 42,544  $ 29,544  $ 26,582
Income per share before change in accounting
 principle and extraordinary item................ $   1.00  $    .92  $    .75
                                                  --------  --------  --------
Cumulative effect of change in accounting
 principle (Note 8)..............................      .11       --        --
Extraordinary item (Note 15).....................      --      (0.13)      --
                                                  --------  --------  --------
Net income per share............................. $   1.11  $   0.79  $   0.75
                                                  --------  --------  --------
Average number of shares outstanding.............   38,485    37,495    35,471

   The accompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
                       (DOLLARS AND SHARES IN THOUSANDS)

                          OUTSTANDING        ADDITIONAL
                            COMMON    COMMON  PAID-IN   RETAINED  TREASURY
                            SHARES    STOCK   CAPITAL   EARNINGS   STOCK     TOTAL
                          ----------- ------ ---------- --------  --------  --------
Balance January 1, 1991.    23,218    $1,567  $ 39,353  $ 14,168  $   --    $ 55,088
  Exercise of stock
   options..............     2,329       157    14,959       --       --      15,116
  Sale and private
   placement of common
   stock (Note 12)......     6,505       439    43,237       --       --      43,676
  Exercise of warrants..       660        45     2,897       --       --       2,942
  Issue costs of sale of
   preferred stock......       --        --       (276)      --       --        (276)
  Net income............       --        --        --     26,582      --      26,582
Balance December 31,
 1991...................    32,712     2,208   100,170    40,750      --     143,128
  Exercise of stock
   options..............     1,544        67     2,764       --       --       2,831
  Exercise of warrants..       612        41     1,206       --       --       1,247
  Issue costs on stock..       --        --        (96)      --       --         (96)
  Purchases/issuances of
   treasury stock for
   exercise of options
   and warrants, net of
   proceeds of $797.....      (565)      --     (4,090)      --       --      (4,090)
  Preferred stock
   dividends, Series B &
   C, including cash
   distributions of
   $134.................       --        --        --     (6,162)     --      (6,162)
  Retirement of
   warrants.............       --        --    (11,716)      --       --     (11,716)
  Tax benefit from stock
   plan.................       --        --      3,420       --       --       3,420
  Net income before
   preferred dividends..       --        --        --     33,819      --      33,819
  Conversion of
   preferred stock to
   common stock.........       955        64     6,319       --       --       6,383
Balance December 31,
 1992...................    35,258     2,380    97,977    68,407      --     168,764
  Exercise of stock
   options..............       258        18       937       --       --         955
  Issuance of stock for
   purchase of Ben Holt
   Co...................        87         6     1,551       --       --       1,557
  Purchase of treasury
   stock................      (157)      --        --        --    (2,897)    (2,897)
  Preferred stock
   dividends, Series C,
   including cash
   distributions of
   $100.................       --        --        --     (4,550)     --      (4,550)
  Tax benefit from stock
   plan.................       --        --        500       --       --         500
  Net income before
   preferred dividends..       --        --        --     47,174      --      47,174
                            ------    ------  --------  --------  -------   --------
Balance December 31,
 1993...................    35,446    $2,404  $100,965  $111,031  $(2,897)  $211,503
                            ======    ======  ========  ========  =======   ========

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                                                    1993      1992      1991
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income..................................... $ 47,174  $ 33,819  $ 26,582
  Adjustments to reconcile net cash flow from op-
   erating activities:
  Depreciation and amortization..................   17,812    16,754    14,752
  Amortization of deferred financing costs.......    1,013       967     1,054
  Expense of previously deferred financing costs.      --      3,895       --
  Provision for deferred income taxes............    3,098     3,645     5,889
  Other..........................................      --        --       (639)
  Changes in other items:
    Accounts receivable..........................   (5,486)    1,279    (3,701)
    Accounts payable and other accrued liabili-
     ties........................................     (784)   (7,082)  (10,890)
    Deferred income..............................     (876)     (851)     (589)
    Income tax payable...........................    4,000    (1,202)      713
    Other assets.................................     (177)      814    (2,157)
                                                  --------  --------  --------
      Net cash flows from operating activities...   65,774    52,038    31,014
                                                  --------  --------  --------
Cash flows from investing activities:
  Capital expenditures relating to power plants..  (10,295)   (6,711)     (112)
  Well and resource development expenditures for
   existing projects.............................  (16,565)  (19,203)  (20,564)
  Acquisition of equipment.......................   (1,104)   (1,093)     (773)
  Acquisition of Nevada, Utah properties.........      --        --    (43,062)
  Pacific Northwest, Nevada, and Utah exploration
   costs.........................................  (19,060)   (4,145)   (3,866)
  Yuma--construction in progress.................  (40,167)   (1,294)      --
  Transmission line deposit......................    7,684      (118)   (1,404)
  Decrease (increase) in restricted cash.........   14,409     9,882    (2,217)
  Decrease (increase) in other investments.......      941   (14,503)      --
                                                  --------  --------  --------
      Net cash flows from investing activities...  (64,157)  (37,185)  (71,998)
                                                  --------  --------  --------
Cash flows from financing activities:
  Proceeds from sale of common, treasury and pre-
   ferred
  stocks and exercise of warrants and options....    2,912     8,065   111,458
  Repayment of project finance loans.............      --    (17,098)  (10,100)
  Repayment of project loans.....................  (16,724)   (6,277)      --
  Retirement of project finance loans............      --   (204,210)      --
  Payment of other senior notes..................      --        --     (6,000)
  Proceeds from refinancing......................      --    269,881     2,400
  Proceeds from issue of convertible subordinated
   debentures....................................  100,000       --        --
  Increase in restricted cash related to the re-
   financing.....................................      --    (65,670)      --
  Net change in short-term bank loan.............      --        --    (15,000)
  Deferred charges relating to debt financing....   (2,582)   (2,937)      (58)
  Decrease (increase) in amounts due from Joint
   Ventures......................................   (3,146)    6,198    (6,180)
  Purchase of warrants...........................      --    (11,716)      --
  Proceeds from pre-sale of steam................      --        --     20,317
  Purchase of treasury stock.....................   (2,897)   (4,887)      --
                                                  --------  --------  --------
      Net cash flows from financing activities...   77,563   (28,651)   96,837
                                                  --------  --------  --------
Net increase (decrease) in cash and investments..   79,180   (13,798)   55,853
Cash and investments at beginning of period......   63,519    77,317    21,464
                                                  --------  --------  --------
Cash and investments at end of period............ $142,699  $ 63,519  $ 77,317
                                                  --------  --------  --------
Interest paid (net of amounts capitalized)....... $ 20,136  $ 19,237  $ 24,435
                                                  --------  --------  --------
Income taxes paid................................ $  6,819  $  4,129  $  1,682
                                                  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BUSINESS

  California Energy Company, Inc. (the Company) was formed in 1971. It is primarily engaged in the exploration for and development of geothermal resources and conversion of such resources into electrical power and steam for sale to electric utilities, and the development of other environmentally responsible forms of power generation.

  The Company has organized several partnerships and joint ventures (herein referred to as Coso Joint Ventures) in order to develop geothermal energy at the China Lake Naval Air Weapons Station, Coso Hot Springs, China Lake, California. Collectively, the projects undertaken by the Coso Joint Ventures are referred to as the Coso Project. The Company is the operator and holds interests between 46.4% and 50.0% in the Coso Joint Ventures after payout. Payout is achieved when a Coso Joint Venture has returned the initial capital to the Coso Joint Venturers. In addition, the Company is exploring geothermal resources in Northern California, Washington and Oregon (collectively the Pacific Northwest). In January 1991, the Company acquired a power plant and an interest in steam fields in Nevada and Utah (See Note 4--Nevada and Utah Properties). In 1992, the Company entered into the natural gas-fired electrical generation market through the purchase of a development opportunity in Yuma, Arizona. Commercial operation of the Yuma project will commence in 1994. In 1993, the Company started developing a number of international power project opportunities where private power generating programs have been initiated, including the Philippines and Indonesia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and its proportionate share of the Coso Joint Ventures in which it has invested. All significant inter-enterprise transactions and accounts have been eliminated.

 Investments and Restricted Cash

  Investments other than restricted cash are primarily commercial paper and money market securities. The restricted cash balance includes such securities and mortgage backed securities, and is mainly composed of the Coso Joint Ventures' debt service reserve funds. The debt service reserve funds are legally restricted to their use and require the maintenance of specific minimum balances. The carrying amount of the investments approximates the fair value based on quoted market prices as provided by the financial institution which holds the investments.

 Well, Resource Development and Exploration Costs

  The Company follows the full cost method of accounting for costs incurred in connection with the exploration and development of geothermal resources. All such costs, which include dry hole costs and the cost of drilling and equipping production wells, as well as directly attributable administrative and interest costs, are capitalized and amortized over their estimated useful lives when production commences. The estimated useful lives of production wells are ten years each; exploration costs and development costs, other than production wells, are generally amortized over the weighted average remaining term of the Company's power and steam purchase contracts. For purposes of current period visibility and disclosure, all such costs are identified in the Consolidated Statements of Cash Flows as they are incurred.

 Deferred Well and Rework Costs

  Well rework costs are deferred and amortized over the estimated period between reworks. These deferred costs of $1,305 and $1,592 at December 31, 1993 and 1992, respectively are included in other assets. Currently, both production and injection well reworks are amortized over twelve months.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Fixed Assets and Depreciation

  The cost of major additions and betterments are capitalized, while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.

  Depreciation of the operating power plants is computed on the straight-line method over the estimated useful lives resulting in a composite rate of depreciation of approximately 2.67% per annum. Depreciation of furniture, fixtures and equipment, which are recorded at cost, is computed on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years.

 Capitalization of Interest and Deferred Financing Costs

  Prior to the commencement of operations, interest is capitalized on the costs of the plants and geothermal resource development to the extent incurred. Capitalized interest and other deferred charges are amortized over the lives of the related assets.

  Deferred financing costs are amortized over the term of the related financing. Loan fees are amortized using the implicit interest method; other deferred financing costs are amortized using the straight-line method. Accumulated amortization at December 31, 1993 and 1992 was approximately $1,954 and $950, respectively.

 Revenue Recognition

  Revenues are recorded based upon service rendered and electricity and steam delivered to the end of the month.

 Management Fee and Interest Revenue Recognition

  The Company charges the Coso Joint Ventures management fees, operator fees and interest on outstanding advances. Recognition of fees and interest relating to power plants and resource development of the Coso Joint Ventures in which the Company has invested is deferred until each Coso Joint Venture commences operations. Revenue previously deferred is amortized over the lives of the related assets of the Coso Joint Ventures as each Coso Joint Venture becomes operational.

 Deferred Income Taxes

  On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes". The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach.

 Net Income Per Common Share

  Earnings per common share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period computed using the treasury stock method.

 Cash Flows

  The statement of cash flows classifies changes in cash according to operating, investing or financing activities. Investing activities include capital expenditures incurred in connection with the power plants, wells, resource development and exploration costs. The Company considers all investment instruments purchased

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) with a maturity of three months or less to be cash equivalents. Restricted cash is not considered a cash equivalent.

 Reclassification

  Certain amounts in the fiscal 1992 and 1991 financial statements and supporting footnote disclosures have been reclassified to conform to the fiscal 1993 presentation. Such reclassification did not impact previously reported net income or retained earnings.

3. INTEREST RATE SWAP AGREEMENTS

  In January 1993, the Coso Joint Ventures entered into five year deposit interest rate swap agreements which effectively convert a notional deposit, the Company's portion of the balance is $20,300 (restricted cash and investments), from a variable rate to a fixed rate. The Company's proportion of the deposit amount accretes annually to a maximum amount of approximately $29,300 in 1996. Under the agreements, which mature on January 11, 1998, the Coso Joint Ventures make semi-annual payments to the counter party at variable rates based on LIBOR, reset and compounded every three months, and in return receive payments based on a fixed rate of 6.34%. The effective LIBOR rate ranged from 3.25% to 3.375% during 1993 and was 3.375% at December 31, 1993. The counter party to this agreement is a large multi-national financial institution. The Company's proportionate share of the carrying amount, representing accrued interest receivable, and the fair value of the swap agreements are $277 and $1,281, respectively. The fair value is based on quoted market prices provided by the counter party to the swap.

  In September 1993, the Company entered into a three year deposit interest rate swap agreement, which effectively converts a notional deposit balance of $75,000 from a variable rate to a fixed rate. The Company makes semi-annual payments to the counter party at effectively the LIBOR rate, reset every six months, and in return receives payments based on a fixed rate of 4.87%. The counter party to this agreement is the same counter party to the Coso Joint Ventures. The carrying amount is $286, representing accrued interest receivable. The fair value of the interest rate swap is currently negative in the amount of $642 which is based on quoted market prices provided by the counter party to the swap.

4. PROPERTIES AND PLANTS

  Properties and plants comprise the following at December 31:

                                                               1993      1992
                                                             --------  --------
   Project costs:
     Power plants........................................... $246,219  $235,924
     Well and resource development..........................  161,137   144,595
                                                             --------  --------
       Total operating facilities...........................  407,356   380,519
     Less accumulated depreciation and amortization.........  (67,813)  (51,054)
                                                             --------  --------
       Net operating facilities.............................  339,543   329,465
   Well and resource development in progress................      939       916
                                                             --------  --------
   Total project costs......................................  340,482   330,381
   Pacific Northwest geothermal exploration costs...........   41,539    25,882
   Nevada and Utah properties...............................   35,492    32,089
   Yuma--construction in progress...........................   41,461     1,294
                                                             --------  --------
       Total................................................ $458,974  $389,646
                                                             ========  ========

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Operating Facilities

  The Coso operating facilities comprise the Company's proportionate share of the assets of three of its Joint Ventures; Coso Finance Partners (Navy I Joint Venture), Coso Energy Developers (BLM Joint Venture), and Coso Power Developers (Navy II Joint Venture). With respect to the Coso Project, distributions from its project accounts are made semi-annually to each Coso Joint Venture partner for profit sharing under a prescribed calculation subject to mutual agreement by the partners and compliance with the Coso Joint Ventures' financing documents. As of December 31, 1993, payout had only been reached on Units 2 and 3 of the Navy I power plant.

 Navy I Plant

  The Navy I Plant consists of three turbines, of which one unit commenced delivery of firm power in August 1987, and the second and third units in December 1988. The 80 NMW power plant is located on land owned by and leased from the U.S. Navy through December 2009, with a 10 year extension at the option of the Navy. Under terms of the Navy I Joint Venture, profits and losses were allocated approximately 49% before payout of units 2 and 3 and approximately 46.4% thereafter to the Company.

 BLM Plant

  The BLM Plant consists of two turbines at one site (BLM East), which commenced delivery of firm power in March and May 1989, respectively, and one turbine at another site (BLM West) which commenced delivery of firm power in August 1989. The BLM Plant is situated on lands leased from the U.S. Bureau of Land Management under a geothermal lease agreement that extends until October 31, 2035. The lease may be extended to 2075 at the option of the BLM. Under the terms of the BLM Joint Venture agreement, the Company's share of profits and losses before and after payout is approximately 45% and 48%, respectively. During 1990, the Company upgraded the cooling tower and turbines to increase the plant's capacity to 80 NMW from the initial level of 70 NMW.

 Navy II Plant

  The Navy II Plant consists of three turbines, of which two units commenced delivery of firm power in January 1990, and the third in February 1990, respectively. The 80 NMW power plant is on the southern portion of the Navy lands. Under terms of the Joint Venture, all profits, losses and capital contributions for Navy II are divided equally by the two partners.

 Significant Customer

  All of the Company's sales of electricity from the Coso Project, which comprise approximately 94% of 1993 electricity and steam revenues, are to Southern California Edison (SCE) and are under long-term power purchase contracts. Under the terms of these contracts, SCE pays firm prices for the energy portion of the contract. The energy payment escalates pursuant to the contracts at an average rate of approximately 7.0% per year for the delivery of electricity for ten years, commencing with the initial delivery of electricity at firm power; thereafter, the energy payment adjusts to the actual avoided energy cost experienced by SCE at that time. The capacity payment, which initially represented approximately 25% of the Company's revenue, remains fixed during the entire period of the contract. In addition, the Company is eligible for bonus payments based on the amount by which the actual output exceeds the contract capacity of each power plant. Bonus payments aggregated $3,050, $3,257 and $2,635 in the years ended December 31, 1993, 1992 and 1991.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The Company has three contracts for terms of 24, 30 and 20 years, expiring in 2011, 2019 and 2010, respectively. Delivery of electricity by the Navy I Joint Venture, the BLM Joint Venture and the Navy II Joint Venture commenced under those contracts in 1987, 1989 and 1990, respectively.

  See Note 13 for a description of litigation involving SCE.

 Royalties

  Royalties comprise the following for the years ended:

                                                         1993   1992   1991
                                                        ------ ------ ------
   Navy I, Unit I...................................... $1,556 $2,014 $1,787
   Navy I, Units 2 and 3...............................  2,924  2,628  1,160
   BLM.................................................  1,868  1,268  1,033
   Navy II.............................................  1,717  1,509  1,486
   Other...............................................    209    291     39
                                                        ------ ------ ------
     Total............................................. $8,274 $7,710 $5,505
                                                        ====== ====== ======

  The amount of royalties paid by the Company to the U.S. Navy to develop geothermal energy for Navy I, Unit 1 on the lands owned by the Navy comprises
(i) a fee payable during the term of the contract based on the difference between the amounts paid by the Navy to SCE for specified quantities of electricity and the price as determined under the contract (which currently approximates 65% of that paid by the Navy to SCE), and (ii) $11,600 payable in December 2009. The $11,600 payment is secured by funds placed on deposit monthly, which funds, plus accrued interest, will aggregate $11,600. The monthly deposit is currently $23. As of December 31, 1993, the balance of funds deposited approximated $1,283, which amount is included in restricted cash and accrued liabilities.

  Units 2 and 3 of Navy I and the Navy II power plants are on Navy lands, on which the Navy receives a royalty based on electric sales revenue at the initial rate of 4% escalating to 22% by the end of the contract in December 2019. The BLM is paid a royalty of 10% of the value of steam produced by the geothermal resource supplying the BLM Plant.

 Pacific Northwest Geothermal Exploration Costs

  In the Pacific Northwest, the Company has acquired leasehold rights and has performed certain geological evaluations to determine the resource potential of the underlying properties. Recovery of those costs is ultimately dependent upon the Company's ability to prove geothermal reserves and sell geothermal steam, or to obtain financing, build power plants, gain access to high voltage transmission lines, and sell the resultant electricity at favorable prices or, sell its leaseholds. In the opinion of management, the Company will be able to realize its exploration costs through the generation of electricity for sale.

 Nevada and Utah Properties

  On May 3, 1990, the Company entered into a definitive purchase agreement with a subsidiary of Chevron Corporation (Chevron) for the acquisition of certain geothermal operations, including interests in approximately 83,750 acres of geothermal properties in Nevada and Utah, for an aggregate purchase price of approximately $51,100. These property interests consist largely of leasehold interests, including properties leased from the BLM and from private landowners.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  The property acquired from Chevron includes a 9 MW power plant at Desert Peak, Nevada ("Desert Peak"), and a 70% interest in a steam field at Roosevelt Hot Springs, Utah ("Roosevelt Hot Springs"). The facility at Desert Peak is currently selling electricity to Sierra Pacific Power Company under a contract that runs through 1995 and then may be extended on a year-to-year basis as agreed by the parties. The price for electricity under this contract is 6.5 cents per kWh, comprising an energy payment of 2.0 cents per kWh (which is adjustable pursuant to an inflation based index) and a capacity payment of 4.5 cents per kWh. The Roosevelt Hot Springs site has a contract to sell steam to a 25 MW power plant owned by Utah Power and Light Company (UP&L) and to dispose of the brine that is a by-product of the electricity production process.

  As part of the Nevada and Utah properties acquisition the Company acquired leasehold interests in an aggregate of approximately 20,000 acres at the Roosevelt site in Utah and approximately 63,750 acres at four sites in Nevada. The Roosevelt Hot Springs and Desert Peak properties have been the subject of exploration and testing by Chevron and its predecessors. Based on these tests and reports of independent engineering companies, the Company believes that there are significant geothermal resources available for commercial development at these sites. Other tests conducted by Chevron and its predecessors indicate that commercially viable amounts of geothermal resources may underlie the other Chevron properties.

  The Company financed the acquisition of Roosevelt Hot Springs through an equity offering, a $20,317 pre-sale of steam from the Roosevelt Hot Springs field to the utility-owned power plant located at the site, and seller financing. The acquisition of Roosevelt Hot Springs and certain of the Nevada properties closed on January 22, 1991 for an aggregate amount of approximately $35,000. The remainder of the transaction closed on March 28, 1991 and was financed with seller financing and the proceeds of the sale of common stock to Kiewit Energy Company (Kiewit Energy); see Note 12.

5. PROJECT LOANS

  Project loans, which are non-recourse to the Company, comprise the following at December 31:

                                                             1993     1992
                                                           -------- ---------
   PROJECT LOANS with fixed interest rates (weighted
    average interest rates of 8.04% and 7.88% at December
    31, 1993 and 1992, respectively) with scheduled
    repayments through December 2001.....................  $246,880 $ 263,604

  The project loans are from Coso Funding Corp. ("Funding Corp."). Funding Corp. is a single-purpose corporation formed to issue notes for its own account and as an agent acting on behalf of Navy I, BLM, and Navy II Joint Ventures, collectively the "Coso Joint Ventures." Pursuant to separate credit agreements executed between Funding Corp. and each Coso Joint Venture on December 16, 1992, the proceeds from Funding Corp.'s note offering were loaned to the Coso Joint Ventures. The proceeds of $560,245 were used by the Coso Joint Ventures to (i) purchase and retire project finance debt comprised of the term loans and construction loans in the amount of $424,500, (ii) fund contingency funds in the amount of $68,400, (iii) fund debt service reserve funds in the amount of $40,000, and (iv) finance $27,345 of capital expenditures and transaction costs. The contingency fund and debt service reserve fund were required by the project loan agreements.

  The contingency fund represented the approximate maximum amount, if any, which could theoretically have been payable by the Coso Joint Ventures to third parties to discharge all liens of record and other contract claims encumbering the Coso Joint Ventures' plant at the time of the project loans (See Note 13). The contingency fund was established in order to obtain investment-grade ratings to facilitate the offer and sale of the notes by Funding Corp., and such establishment did not reflect the Coso Joint Ventures' view as to the merits or likely disposition of such litigation or other contingencies. On June 9, 1993, MPE and the

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Mission Power Group, subsidiaries of SCECorp., and the Coso Joint Ventures reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project contingency fund and MPE agreed to release its mechanics' liens on the Coso Project. After making the $20,000 payment, the remaining balance of the Coso Project contingency fund (approximately $49,300) was used to increase the Coso Project debt reserve fund from approximately $43,000 to its maximum fully-funded requirement of $67,900. The remaining $24,400 balance of contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve fund, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, may be available for distribution to the Company in its proportionate share.

  The loans are collateralized by, among other things, the power plants, geothermal resource, debt service reserve funds, contingency funds, pledge of contracts, and an assignment of all such Coso Joint Ventures' revenues which will be applied against the payment of obligations of each Coso Joint Venture, including the project loans. Each Coso Joint Venture's assets will secure only its own project loan, and will not be cross-collateralized with assets pledged under other Coso Joint Venture's credit agreements. The project loans are non-recourse to any partner in the Coso Joint Ventures and Funding Corp. shall solely look to such Coso Joint Venture's pledged assets for satisfaction of such project loans. However, the loans are cross-collateralized by the available cash flow of each Coso Joint Venture. Each Coso Joint Venture after satisfying a series of its own obligations has agreed to advance support loans (to the extent of available cash flow and, under certain conditions, its debt service reserve funds) in the event revenues from the supporting Coso Joint Ventures are insufficient to meet scheduled principal and interest on their separate project loans.

  The annual repayments of the project loans for the five years beginning January 1, 1994 and thereafter are as follows:

              YEAR                              AMOUNT
              ----                             --------
              1994............................ $ 27,599
              1995............................   32,109
              1996............................   38,826
              1997............................   41,729
              1998............................   38,912
              Thereafter......................   67,705
                                               --------
                                               $246,880
                                               ========

  Based on quoted market rates of the Funding Corp. notes, the fair value of the project loan was approximately $260,276 at December 31, 1993.

  In connection with the aforementioned refinancing, the Company entered into an agreement with Community Energy Alternatives Incorporated ("CEA") for the Company to purchase at the close of the Coso Project refinancing CEA's interest in the Coso Project. Until the close of the Coso Project refinancing, CEA had been a partner in a partnership structure organized by the Company's Joint Venture Partner in the BLM Project. The Company purchased the CEA interest under certain terms and conditions which are designed to provide the Company with a 17% per annum return on the CEA interest purchase price of $9,800. The Company's 17% per annum return is secured in part by a pledge and assignment to the Company of certain cash flows to be received by the Company's Coso Project Joint Venture Partner (and certain affiliates) from

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Coso Project distributions. The Company has granted its Coso Project Joint Venture Partner the right to purchase the CEA interest for a price which will provide the Company a 17% per annum return for the duration the Company owns the CEA interest.

6. SENIOR NOTES

  The Senior Notes are due in March 1995, and bear interest at the rate of 12% per annum, plus 10% of the Company's share of the cash flow from the Coso Project, commencing July 1, 1989 and terminating December 31, 1994. The Senior Notes prohibit the payment of cash dividends unless the Company has a net worth of at least $50,000 after payment of such dividends, and dividends do not exceed 50% of accumulated net income subsequent to December 31, 1987. The Senior Notes also place restrictions on capital expenditures not related to the Coso Project. The fair value of the Senior Notes approximates the carrying value.

7. CONVERTIBLE SUBORDINATED DEBENTURES

  In June of 1993, the Company issued $100,000 principal amount of 5% convertible subordinated debentures (debentures) due July 31, 2000. The debentures are convertible into shares of the Company's common stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the debentures is payable semi-annually in arrears on July 31 and January 31 of each year, commencing on July 31, 1993. The debentures are redeemable for cash at any time on or after July 31, 1996 at the option of the Company. The redemption prices commencing in the twelve month period beginning July 31, 1996 (expressed in percentages of the principal amount) are 102%, 101%, 100% and 100% in 1996, 1997, 1998 and 1999, respectively. The debentures are unsecured general obligations of the Company and subordinated to all existing and future senior indebtedness of the Company. The fair value of the debentures as of December 31, 1993 was approximately $103,250, which is based on quoted market rates.

8. INCOME TAXES

  On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach. Under FAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4,100. This amount is reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represents the recognition of the Company's tax credit carryforwards as a deferred tax asset. There was no cash impact to the Company upon the required adoption of FAS 109. Under FAS 109, the effective tax rate increased to approximately 30% from 23.5% in 1992. This increase was due to the Company's tax credit carryforward being recognized as an asset and unavailable to reduce the current period's effective tax rate for computing the Company's provision for income taxes.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Provision for income tax was comprised of the following at December 31:

                                                          1993    1992    1991
                                                         ------- ------- -------
Currently payable:
  State................................................. $ 3,300 $ 2,300 $ 2,134
  Federal...............................................   7,686   4,444     261
                                                         ------- ------- -------
                                                          10,986   6,744   2,395
                                                         ------- ------- -------
Deferred:
  State.................................................     385   1,607     929
  Federal...............................................   6,813   2,038   4,960
                                                         ------- ------- -------
                                                           7,198   3,645   5,889
                                                         ------- ------- -------
    Total after benefit of extraordinary item...........  18,184  10,389   8,284
                                                         ------- ------- -------
    Tax benefit attributable to extraordinary item......     --    1,533     --
                                                         ------- ------- -------
    Total before benefit of extraordinary item.......... $18,184 $11,922 $ 8,284
                                                         ======= ======= =======

  The deferred expense is primarily temporary differences associated with depreciation and amortization of certain assets.

  A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                          1993    1992    1991
                                                          -----  ------  ------
Federal statutory rate................................... 35.00%  34.00%  34.00%
Percentage depletion in excess of cost depletion......... (6.70)  (6.81)  (6.89)
Investment and energy tax credits........................ (4.62) (10.52) (10.93)
State taxes, net of federal tax effect...................  3.90    5.83    6.32
Cumulative effect of change in federal tax rate..........  1.90     --      --
Other....................................................   .20    1.00    1.26
                                                          -----  ------  ------
                                                          29.68%  23.50%  23.76%
                                                          =====  ======  ======

  Deferred tax liabilities (assets) are comprised of the following at December
31:

                                                                         1993
                                                                       --------
       Depreciation and amortization, net............................. $111,117
       Other..........................................................    1,733
                                                                       --------
                                                                        112,850
       Deferred income................................................   (2,415)
       Loss carryforwards.............................................  (39,529)
       Energy and investment tax credits..............................  (40,106)
       Alternative minimum tax credits................................  (12,018)
       Other..........................................................     (472)
                                                                       --------
                                                                        (94,540)
                                                                       --------
       Net deferred taxes............................................. $ 18,310
                                                                       ========

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  In 1992, the significant components of the deferred tax liability were timing differences in the computation of depreciation and amortization of the power plants and exploration and development costs for financial reporting purposes versus income tax purposes.

  As of December 31, 1993, the Company has an unused net operating loss (NOL) carryover of approximately $113,000 for regular federal tax return purposes which expires primarily between 2001 and 2007. In addition, the Company has unused investment and geothermal energy tax credit carryforwards of approximately $40,106 expiring between 2002 and 2008. The Company also has approximately $12,018 of alternative minimum tax credit carryforwards which have no expiration date.

9. COMMITMENTS

  The Company's former office space lease, which requires annual rental of $660 through April 1994, has been partially sublet at annual rentals of $261 and remaining future rental costs were previously provided for in a restructuring charge. The Company also leases an aircraft under a lease that expires on August 1, 1995, at an annual rental of approximately $464. The aircraft has been subleased at an annual rental of approximately $300. Rental expense for the aircraft, vehicles, geothermal leases, and other equipment leases for the years ended December 31, 1993, 1992 and 1991 was approximately $1,143, $1,018 and $986 respectively.

  Total projected lease commitments (net of sublease contracts) at December 31, 1993, are as follows:

             YEAR ENDED
             DECEMBER 31,                       AMOUNT
             ------------                       ------
              1994.............................  $318
              1995.............................   186
              1996.............................     8
                                                 ----
              Total............................  $512
                                                 ====

10. PREFERRED STOCK

 SERIES A:

  On December 1, 1988, the Company distributed a dividend of one preferred share purchase right (right) for each outstanding share of common stock. The rights are not exercisable until ten days after a person or group acquires or has the right to acquire, beneficial ownership of 20% or more of the Company's common stock or announces a tender or exchange offer for 30% or more of the Company's common stock. Each right entitles the holder to purchase one one-hundredth of a share of Series A junior preferred stock for $52. The rights may be redeemed by the Board of Directors up to ten days after an event triggering the distribution of certificates for the rights. The rights plan was amended in February 1991 so that the agreement with Kiewit Energy (See Note 12) would not trigger the exercise of the rights. The rights will expire, unless previously redeemed or exercised, on November 30, 1998. The rights are automatically attached to, and trade with, each share of common stock.

 SERIES B:

  On November 15, 1990, the Company sold 357.5 shares of convertible preferred stock, Series B at $14 per share. Each share of the convertible preferred stock was convertible into two shares of common stock, and had a dividend rate of 15% through November 15, 1992, 10% from November 16, 1992 to November 15, 1994 and 5% from November 16, 1994 to November 15, 1996. The dividends were payable semi-annually in convertible preferred stock, Series B.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On November 15, 1992, the Company called the preferred stock for conversion into common stock. Each Series B preferred stock was converted into two shares of common stock; accordingly, the Company issued 954.9 shares of common stock.

 SERIES C:

  On November 19, 1991, the Company sold one thousand shares of convertible preferred stock, Series C at $50,000 per share to Kiewit Energy, in a private placement. Each share of the Series C preferred stock is convertible at any time at $18.375 per common share into 2,721 shares of common stock subject to customary adjustments. The Series C preferred stock has a dividend rate of 8.125%, commencing March 15, 1992 through conversion date or December 15, 2003. The dividends, which are cumulative, are payable quarterly in convertible preferred stock, Series C, through March 15, 1995 and in cash on subsequent dividend dates.

  The Company is obligated to redeem 20% of the outstanding preferred stock, Series C each December 15, commencing 1999 through 2003 at a price per share equal to $50,000, plus accrued and unpaid dividends.

  At any time after December 15, 1994, upon 20 days written notice, the Company may redeem all, or any portion consisting of at least $5,000, of the preferred stock, Series C, then outstanding, provided that the Company's common stock has traded at or above 150% of the then effective conversion price, for any 20 trading days out of 30 consecutive trading days ending not more than five trading days prior to notice of redemption.

  The Company may also exchange the preferred stock, Series C, in whole or part on any dividend date commencing December 15, 1994, for 9.5% Convertible Subordinated Debentures of the Company due 2003.

  Each share of preferred stock, Series C shall be entitled to the number of votes equal to $50,000 per share divided by the then effective conversion price. If cash dividends are in arrears six consecutive quarters, Kiewit Energy shall have the exclusive right, voting separately as a class, to elect two directors of the Company.

  No cash dividends shall be paid or declared on the Company's common stock unless all accumulated dividends on the Series C preferred stock have been paid.

11. STOCK OPTIONS AND WARRANTS

  The Company has issued various stock options and warrants. As of December 31, 1993, a total of 8,953 shares are reserved for stock options, of which 8,514 shares have been granted and remain outstanding at prices of $3.00 to $19.00 per share.

 Stock Options

  The Company has stock option plans under which shares were reserved for grant as incentive or non-qualified stock options, as determined by the Board of Directors. As of December 31, 1993, the total options granted for the non-1986 plan and the 1986 plan are 5,778 and 6,354, respectively. The plans allow options to be granted at 85% of their fair market value at the date of grant. Generally, options are issued at 100% of fair market value at the date of grant. Options granted under the 1986 Plan become exercisable over a period of three to five years and expire if not exercised within ten years from the date of grant or, in some instances a lesser term. Prior to the 1986 Plan, the Company granted 256 options at fair market value at date of grant which had terms of ten years and were exercisable at date of grant. In addition, the Company had issued

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) approximately 138 options to consultants on terms similar to those issued under the 1986 Plan. The non-1986 plan options are primarily options granted to Kiewit Energy; see Note 12.

 Transactions in Stock Options

                                                      OPTIONS OUTSTANDING
                          SHARES AVAILABLE FOR -----------------------------------
                            GRANT UNDER 1986              OPTION PRICE
                              OPTION PLAN      SHARES       PER SHARE      TOTAL
                          -------------------- ------   ----------------- --------
Balance January 1, 1991.             72         3,361   $ 3.00  - $13.096 $ 12,658
Options granted.........           (368)        8,268*  $ 8.063 - $14.875   89,193
Options terminated......            304          (331)  $ 3.00  - $ 9.708   (3,065)
Options exercised.......            --         (2,328)* $ 3.00  - $ 9.00   (15,116)
Additional shares
 reserved under 1986
 Option Plan............          1,230           --                  --       --
                                 ------        ------   ----------------- --------
Balance December 31,
 1991...................          1,238         8,970*  $ 3.00  - $14.875   83,670
Options granted.........           (551)          751   $11.90  - $15.938   11,262
Options terminated......            129          (780)  $ 3.00  - $11.625   (7,839)
Options exercised.......            --         (1,544)  $ 3.00  - $11.625   (7,072)
                                 ------        ------   ----------------- --------
Balance December 31,
 1992...................            816         7,397*  $ 3.00  - $15.938   80,021
Options granted.........         (1,396)        1,396   $17.75  - $19.00    26,209
Options terminated......             19           (20)  $ 3.00  - $14.875     (114)
Options exercised.......            --           (259)  $ 3.00  - $14.875   (1,185)
Additional shares
 reserved under 1986
 Option Plan............          1,000           --                  --       --
                                 ------        ------   ----------------- --------
Balance December 31,
 1993...................            439         8,514*  $ 3.00  - $19.00  $104,931
Options which became ex-
 ercisable during:
  Year ended December
   31, 1993.............                          592   $ 3.00  - $19.00  $ 10,180
  Year ended December
   31, 1992.............                          333   $ 3.00  - $15.938 $  3,693
  Year ended December
   31, 1991.............                        7,767*  $ 3.00  - $14.88  $ 79,890
Options exercisable at:
  December 31, 1993.....                        7,026*  $ 3.00  - $19.00  $ 78,644
  December 31, 1992.....                        6,708*  $ 3.00  - $15.938 $ 69,739
  December 31, 1991.....                        8,070*  $ 3.00  - $14.88  $ 73,481

* Includes Kiewit Energy options. See Note 12.

 Warrants

  The Company has granted warrants in connection with various financing activities to purchase shares of common stock as follows:

                                                   WARRANTS OUTSTANDING
                                    WARRANT SHARES   PRICE PER SHARE     TOTAL
                                    -------------- -------------------- -------
Balance January 1, 1991............      2,549        $2.04 - $6.67     $ 6,804
Warrants exercised.................       (660)       $2.04 - $6.67      (2,951)
                                        ------        -------------     -------
Balance December 31, 1991..........      1,889                $2.04       3,853
Warrants exercised.................       (612)               $2.04      (1,247)
Warrants repurchased...............     (1,277)               $2.04      (2,606)
                                        ------        -------------     -------
Balance December 31, 1992..........        --                           $   --
                                        ------                          -------

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  On October 13, 1992, the Company repurchased, and cancelled, certain warrants exercisable for 1,025 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.16 per share or $9,389 in aggregate. Separately, Kiewit Energy simultaneously purchased and exercised other warrants to purchase 600 shares of unregistered common stock at $2.04 per share, providing the Company with proceeds of $1,224.

  On October 27, 1992, the Company repurchased, and cancelled, certain warrants exercisable for 250 shares of unregistered common stock at $2.04 per share, for a purchase price of $9.316 per share or $2,329 in aggregate.

12. COMMON STOCK SALES & RELATED OPTIONS

  In January 1991, the Company sold 2,505 shares of unregistered common stock at $6.75 per share for an aggregate total of $16,909. The funds were used to repay a portion of the seller financing related to the Company's acquisition of Chevron's interest in Roosevelt Hot Springs, Utah.

  The Company and Kiewit Energy signed a stock purchase agreement and related agreements, dated as of February 18, 1991. Kiewit Energy is a subsidiary of Peter Kiewit Sons', Inc. of Omaha, Nebraska, a large construction and mining company with diversified operations. Under the terms of the agreements, Kiewit Energy purchased 4,000 shares of common stock at $7.25 per share and received options to buy 3,000 shares at a price of $9 per share exercisable over three years and an additional 3,000 shares at a price of $12 per share exercisable over five years (subject to customary adjustments).

  In connection with this initial stock purchase, the Company and Kiewit Energy also entered into certain other agreements pursuant to which (i) Kiewit Energy and its affiliates agreed not to acquire more than 34% of the outstanding common stock (the Standstill Percentage) for a five-year period, (ii) Kiewit Energy became entitled to nominate at least three of the Company's directors, and (iii) the Company and Kiewit Energy agreed to use their best efforts to negotiate and execute a joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah.

  On June 19, 1991, the board approved a number of amendments to the stock purchase agreement and the related agreements. Pursuant to those amendments, the Company reacquired from Kiewit Energy the rights to develop the Nevada and Utah properties, and Kiewit Energy agreed to exercise options to acquire 1,500 shares of Common Stock at $9.00 per share, providing the Company with $13,500 in cash. The Company also extended the term of the $9.00 and $12.00 options to seven years; modified certain of the other terms of these options; granted to Kiewit Energy an option to acquire an additional 1,000 shares of the outstanding Common Stock at $11.625 per share (closing price for the shares on the American Stock Exchange on June 18, 1991 for a ten year term); and increased the Standstill Percentage from 34% to 49%.

  On November 19, 1991, the Board approved the issuance by the Company to Kiewit Energy of one thousand shares of Series C Preferred Stock for $50,000 per share, as described in Note 10 above. In connection with the sale of the Series C Preferred Stock to Kiewit Energy, the Standstill Agreement was amended so that the 49% Standstill Percentage restriction would apply to voting stock rather than just common stock.

13. LITIGATION

 Settlement of Contractor Claims

  In June 1990, Mission Power Engineering Company (MPE), a subsidiary of SCECorp. and the general contractor for eight of the nine facilities at the Coso Project recorded mechanic's liens (the Liens) against two of the Coso Projects and filed suit to pursue claims for amounts allegedly due from the Coso Joint

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) Ventures in connection with the turnkey contracts for the design and construction on eight of the units. In July 1990, MPE, the Joint Venture Partners and the Company agreed to enter settlement discussions during which period the suit was suspended. In January 1991, MPE terminated settlement discussions and refiled its suit in the amount of approximately $70,900 in contract claims. The Coso Joint Ventures counterclaimed on January 10, 1991, for performance and equipment related and other damages arising under the turnkey contracts.

  On June 9, 1993, MPE and the Mission Power Group, subsidiaries of SCECorp, and the Coso Joint Ventures and the Company announced that the companies had reached a final settlement of all of their outstanding disputes relating to the construction of and the filing of mechanics' liens against the Coso Project.

  Under the settlement agreement, MPE agreed to dismiss with prejudice its $70,900 breach of contract suit against the Coso Joint Ventures and the Coso Joint Ventures agreed to dismiss with prejudice their counterclaims against MPE and related parties. As a result of the various payments and releases involved in such settlement, the Coso Joint Ventures agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project Contingency Fund and MPE agreed to release its mechanics' liens on the Coso Project.

 Settlement of Transmission Line Disputes

  In September 1990, the California Public Utilities Commission (CPUC) issued a decision which would fix at approximately $10,500 the Coso Joint Ventures' maximum exposure for the cost of the construction of a new 220kV electric transmission line (Line) on the SCE transmission system. The Coso Joint Ventures appealed the decision of the CPUC to the Federal district court and intended to petition the CPUC to reconsider its decision on the grounds that such line is not necessary. In a related proceeding involving the cost allocation for existing and ancillary interconnection facilities, the CPUC ruled that the Coso Joint Ventures' share would be approximately $7,000. The Coso Joint Ventures appeal of such decision to the California Supreme Court was denied in February 1993. In addition, SCE alleged certain line losses that SCE deemed applicable to the existing 115kV line utilized by two of the Coso Joint Ventures and deducted amounts from revenues payable under the power purchase contracts. The Coso Joint Ventures dispute SCE's allegations, methodology and alleged ability to deduct amounts under the interconnection contracts and filed a complaint alleging breach of contract in the California State Court.

  On May 3, 1993, SCE and the Coso Joint Ventures agreed to settle the transmission line loss contract dispute and certain related interconnection disputes involving the Coso Project under a separate agreement whereby, among other things, the parties made certain cash payments to each other and agreed to certain interconnection cost and historical line loss allocations and to the release to the Coso Joint Ventures of certain funds previously deducted from project revenues and held in escrow. The parties also agreed to jointly pursue appropriate rate treatment by the CPUC of certain SCE financed interconnection costs, including the one remaining cost allocation issue between them in the amount of $5,900. As a result of the various payments, allocations and releases involved in such partial settlement, SCE released $15,500 of Coso Project funds (the Company's share was approximately $7,800) held in escrow in respect of interconnection costs (transmission line deposit) and the Partners of Coso Joint Ventures' posted an irrevocable letter of credit to support their contingent obligation of $5,900 on the cost allocation matter to be jointly pursued with SCE at the CPUC.

 Settlement of Anti-Trust Lawsuit

  On January 31, 1991, the Company filed an antitrust lawsuit in San Francisco Federal Court against SCECorp., its subsidiaries (MPE, Mission Power Group and
SCE) and Kidder-Peabody & Co., and others alleging violations of the federal antitrust laws, unfair competition and tortious interference. This lawsuit was settled in conjunction with the transmission line disputes.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 Settlement with Joint Venture Partner

  The Company has served as managing partner, project manager and field operator for the Coso Project since its inception. It has been plant operator for the facilities since August 1988. In April 1990, the Company's principal Coso Joint Venture partner (the J.V. Partner) served the Company and certain of the Company's subsidiaries with a demand for arbitration arising out of disagreements concerning primarily the operating budgets and the allocation to the Joint Ventures of certain expenses incurred by the Company.

  On March 19, 1991, the Company and its J.V. Partner executed a settlement agreement which resolved all their outstanding disputes. The terms of the settlement provide that if the Coso Project performs at capacity level in the future so that certain formula-based contingencies related to the productivity of the power plants are satisfied in any of the following eight years, then, out of the excess cash flow generated from such performance levels, up to $1.4 million may be paid in each such year to the J.V. Partner by the Company. During 1992, the Company purchased the J.V. Partner's contingent payment for $5,000; which will be amortized over the remaining seven years of the agreement.

  In return for the original settlement, the J.V. Partner agreed to the conversion of all prior advances made by the Company on behalf of the partnership into a Coso Joint Venture note payable to the Company due on or before March 19, 1999. The note bore interest at an adjustable rate tied to LIBOR and was subordinated to the prior payment in full of all the senior bank debt on the project as well as to the foregoing contingent payments to the J.V. Partner. On December 16, 1992 the Coso Joint Ventures paid $5,133 of their note payable plus accrued interest to the Company. A new promissory note was then signed on December 16, 1992 for the remaining principal balance. This note bears a fixed interest rate of 12.5% and is payable on or before March 19, 2002. This note continues to be subordinated to the senior project loan on the project. The fair value of this note approximates the carrying value.

14. RELATED PARTY TRANSACTIONS

  The Company charged and recognized a management fee and interest on advances to its Coso Joint Ventures, which aggregated approximately $5,354, $4,246 and $5,664 in the years ended December 31, 1993, 1992 and 1991.

15. EXTRAORDINARY ITEM

  The refinancing of the Coso Joint Ventures' project financing debt in 1992 resulted in an extraordinary item in the amount of $4,991, after the tax effect of $1,533. The extraordinary item represents the unamortized portion of the deferred financing costs and related repayment costs associated with the original Coso Joint Ventures' project financing debt.

16. SUBSEQUENT EVENT

  The Company is currently in the process of arranging a proposed offering of $400,000 Senior Discount Notes (Notes). The interest rate will be between approximately 9% and 10%, with cash interest payment commencing in 1997. The Notes will be senior unsecured obligations of the Company. The Company intends to use the proceeds from the offering to: (i) fund equity commitments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the Indenture, and (iv) for general corporate purposes.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
17. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Following is a summary of the Company's quarterly results of operations for the years ended December 31, 1993 and December 31, 1992.

                                                THREE MONTHS ENDED*
                                   ---------------------------------------------
                                   MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                                     1993      1993       1993          1993
                                   --------- -------- ------------- ------------
Revenue:
  Sales of electricity and steam.   $27,617  $31,996     $41,433      $31,013
  Other income...................     3,544    3,926       4,824        4,900
                                    -------  -------     -------      -------
Total revenue....................    31,161   35,922      46,257       35,913
Total costs and expenses.........    20,314   21,833      22,087       23,761
                                    -------  -------     -------      -------
Income before provision for
 income taxes and change in
 accounting principle............    10,847   14,089      24,170       12,152
Provision for income taxes.......     3,363    3,439       7,493        3,889
                                    -------  -------     -------      -------
Net income before change in
 accounting principle............     7,484   10,650      16,677        8,263
Cumulative effect of change in
 accounting principle............     4,100      --          --           --
                                    -------  -------     -------      -------
Net income.......................    11,584   10,650      16,677        8,263
Preferred dividends..............     1,107    1,143       1,179        1,201
                                    -------  -------     -------      -------
Net income attributable to common
 shares..........................   $10,477  $ 9,507     $15,498      $ 7,062
                                    -------  -------     -------      -------
Net income per share before
 change in accounting principle..   $  0.16  $  0.25     $  0.41      $  0.18
Cumulative effect of change in
 accounting principle............   $  0.11      --          --           --
                                    -------  -------     -------      -------
Net income per share.............   $  0.27  $  0.25     $  0.41      $  .018
                                    =======  =======     =======      =======

- --------
* The Company's operations are seasonal in nature with a disproportionate percentage of income earned in the second and third quarters.

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS ENDED*
                                   ---------------------------------------------
                                   MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                                     1992      1992       1992          1992
                                   --------- -------- ------------- ------------
Revenue:
Sales of electricity and steam...   $24,147  $28,173     $37,977      $27,045
Other income.....................     1,995    2,609       3,160        2,423
                                    -------  -------     -------      -------
Total revenue....................    26,142   30,782      41,137       29,468
Total costs and expenses.........    18,541   18,779      20,583       18,894
                                    -------  -------     -------      -------
Income before provisions for in-
 come taxes and extraordinary
 item............................     7,601   12,003      20,554       10,574
Provision for income taxes.......     1,806    2,852       4,884        2,380
                                    -------  -------     -------      -------
Net income before extraordinary
 item............................     5,795    9,151      15,670        8,194
Extraordinary item...............       --       --          --        (4,991)
                                    -------  -------     -------      -------
Net income.......................     5,795    9,151      15,670        3,203
Preferred dividends..............     1,020    1,056       1,089        1,110
                                    -------  -------     -------      -------
Net income attributable to common
 shares..........................   $ 4,775  $ 8,095     $14,581      $ 2,093
                                    -------  -------     -------      -------
Net income per share before ex-
 traordinary item................   $  0.13  $  0.22     $  0.39      $  0.19
Extraordinary item...............       --       --          --         (0.13)
                                    -------  -------     -------      -------
Net income per share.............   $  0.13  $  0.22     $  0.39      $  0.06
                                    =======  =======     =======      =======

- --------
* The Company's operations are seasonal in nature with a disproportionate percentage of income earned in the second and third quarters.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by the Prospectus. If given or made, such information or representations must not be relied upon as having been autho-rized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the Notes offered by this Prospectus, nor does it constitute an offer to sell, or a solicitation of an offer to buy the Notes by anyone in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the deliv-ery of this Prospectus nor any sale made hereunder shall, under any circum-stances, create any implication that there has not been any change in the in-formation set forth in this Prospectus or in the affairs of the Company since the date hereof.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    4
Investment Considerations.................................................   11
Use of Proceeds...........................................................   15
Capitalization............................................................   16
Selected Historical Consolidated Financial and Operating Data.............   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   25
Management................................................................   45
Security Ownership of Significant Stockholders and Management.............   49
Certain Transactions and Relationships....................................   50
Description of the Notes..................................................   51
Certain Federal Income Tax Considerations.................................   82
Underwriting..............................................................   85
Legal Matters.............................................................   86
Experts...................................................................   86
Index to Consolidated Financial Statements................................  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    $

                          (LOGO OF CALIFORNIA ENERGY
                          COMPANY, INC. APPEARS HERE)


                        CALIFORNIA ENERGY COMPANY, INC.

                         % SENIOR DISCOUNT NOTES  DUE 2004

                               -----------------

                                   PROSPECTUS
                                March    , 1994

                               -----------------


                                LEHMAN BROTHERS

                              SALOMON BROTHERS INC

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                            BEAR, STEARNS & CO. INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee:

   SEC Registration Fee................................................ $137,931
   Trustee Fees and Expenses...........................................    4,000
   Printing and Engraving Expenses.....................................  150,000
   Legal Fees and Expenses.............................................  500,000
   Accounting Fees and Expenses........................................   80,000
   Blue Sky Fees and Expenses..........................................   20,000
   Miscellaneous Expenses..............................................  100,000
                                                                        --------
     Total............................................................. $991,931
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liabilities for certain of their acts. Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-Laws provides for indemnification of directors and officers of the Company to the extent permitted by the DGCL. Article V of the Company's By-Laws further provides that the Registrant may enter into contracts providing indemnification to the full extent authorized or permitted by the DGCL and that the Company may create a trust fund, grant a security interest and/or use other means to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

  Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article EIGHTH of the Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the full extent permitted by the DGCL.

  The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-laws.

ITEM 16. EXHIBITS

    1.1 Form of Underwriting Agreement
    4.1 Form of Indenture
    5.1 Opinion of Willkie Farr & Gallagher regarding the legality of the Notes
    8.1 Opinion of Willkie Farr & Gallagher regarding certain tax matters
   11.1 Statement regarding computation of earnings per share*
   12.1 Statement regarding computation of ratio of earnings to fixed charges*
   23.1 Consent and report on schedules of Deloitte & Touche
   23.2 Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)
   24.1 Power of Attorney
   25.1 Statement of eligibility of trustee*
   27.1 Financial Data Schedule*

- --------
* Previously filed.

     FINANCIAL STATEMENT SCHEDULES

   II  Amounts Receivable from Related Parties and Underwriters, Promoters and
        Employees other than Related Parties
   III Parent Company only Financial Statements
   V   Property, Plant and Equipment
   VI  Accumulated Depreciation and Amortization of Property, Plant and
        Equipment
   IX  Short-Term Borrowings
   X   Supplementary Income Statement Information

  Other financial statement schedules are either not required or the information is included in the Notes to the Consolidated Financial Statements.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OMAHA, STATE OF NEBRASKA, ON MARCH 17, 1994.

                                          California Energy Company, Inc.
                                           (Registrant)

                                          By     /s/ David L. Sokol
                                             ----------------------------------
                                                     David L. Sokol
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS, IN THE CAPACITIES AND ON THE DATE INDICATED.

                NAME                            TITLE                DATE
                ----                            -----                ----
       /s/ David L. Sokol               President, Chief        March 17, 1994
- -------------------------------------    Executive Officer
           DAVID L. SOKOL                and Director
                                         (Principal
                                         Executive Officer)

       /s/ John G. Sylvia               Vice President,         March 17, 1994
- -------------------------------------    Chief Financial
           JOHN G. SYLVIA                Officer and
                                         Treasurer
                                         (Principal
                                         Financial Officer
                                         and Principal
                                         Accounting Officer)

                  *                     Director                March 17, 1994
- -------------------------------------
          EDGAR D. ARONSON

                  *                     Director                March 17, 1994
- -------------------------------------
           JUDITH E. AYRES

                  *                     Director                March 17, 1994
- -------------------------------------
           HARVEY F. BRUSH


                NAME                            TITLE                DATE
                ----                            -----                ----
                  *                     Director                March 17, 1994
- -------------------------------------
           JAMES Q. CROWE

                  *                     Director                March 17, 1994
- -------------------------------------
         RICHARD K. DAVIDSON

                  *                     Chairman of the         March 17, 1994
- -------------------------------------    Board of Directors
          RICHARD R. JAROS

                  *                     Director                March 17, 1994
- -------------------------------------
             BEN M. HOLT

                  *                     Director                March 17, 1994
- -------------------------------------
        EVERETT B. LAYBOURNE

                  *                     Director                March 17, 1994
- -------------------------------------
          DANIEL J. MURPHY

                  *                     Director                March 17, 1994
- -------------------------------------
        HERBERT L. OAKES, JR.

                  *                     Director                March 17, 1994
- -------------------------------------
          WALTER SCOTT, JR.

                  *                     Director                March 17, 1994
- -------------------------------------
       BARTON W. SCHACKELFORD

                  *                     Director                March 17, 1994
- -------------------------------------
            DAVID E. WIT


*By  /s/ Steven A. McArthur                                     March 17, 1994
  ---------------------------------
        STEVEN A. MCARTHUR
         ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                        CALIFORNIA ENERGY COMPANY, INC.

    AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS, AND
                      EMPLOYEES OTHER THAN RELATED PARTIES
         AS OF DECEMBER 31, 1993, 1992, AND 1991 (DOLLARS IN THOUSANDS)

                             BALANCE AT
                            BEGINNING OF
                               PERIOD    ADDITIONS COLLECTED CURRENT NONCURRENT
                            ------------ --------- --------- ------- ----------
Year ended December 31,
 1993......................     $--        $--       $--      $--       $--
Year ended December 31,
 1992......................      --         --        --       --        --
Year ended December 31,
 1991
 Robert D. Tibbs*..........      100        --        100      --        --

- --------
* Relocation Loan, repaid January 2, 1991

                                                                    SCHEDULE III

                        CALIFORNIA ENERGY COMPANY, INC.

                       PARENT COMPANY ONLY BALANCE SHEETS
 AS OF DECEMBER 31, 1993 AND 1992 (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER
                                 SHARE AMOUNTS)

                                                               1993      1992
                                                             --------  --------
                           ASSETS
Cash and investments........................................ $126,824  $ 53,321
Restricted cash.............................................   13,535       634
Development projects in progress............................   44,272    21,428
Investment in and advances to subsidiaries and joint ven-
 tures......................................................  215,660   168,949
Equipment, net of accumulated depreciation..................    2,587     1,575
Notes receivable--joint ventures............................   21,558    19,098
Deferred charges and other assets...........................   16,458    17,214
                                                             --------  --------
    Total assets............................................ $440,894  $282,219
                                                             ========  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable.......................................... $     86  $    937
  Other accrued liabilities.................................   10,550     5,061
  Income taxes payable......................................    4,000       --
  Senior notes..............................................   35,730    35,730
  Convertible subordinated debenture........................  100,000       --
  Deferred income taxes.....................................   18,310    15,212
                                                             --------  --------
    Total liabilities.......................................  168,676    56,940
                                                             --------  --------
Deferred income relating to joint ventures..................    1,915     2,165
                                                             --------  --------
Redeemable preferred stock..................................   58,800    54,350
                                                             --------  --------
Stockholders' equity:
  Preferred stock--authorized 2,000 shares no par value.....      --        --
  Common stock--authorized 60,000 shares par value $0.0675
   per share; issued and outstanding 35,446 and 35,258
   shares...................................................    2,404     2,380
  Additional paid-in capital................................  100,965    97,977
  Retained earnings.........................................  111,031    68,407
  Treasury stock, 157 common shares at cost.................   (2,897)      --
                                                             --------  --------
    Total stockholders' equity..............................  211,503   168,764
                                                             --------  --------
    Total liabilities and stockholders' equity.............. $440,894  $282,219
                                                             ========  ========

   The accompanying notes are an integral part of these financial statements.

                                                                    SCHEDULE III

                        CALIFORNIA ENERGY COMPANY, INC.

                  PARENT COMPANY ONLY STATEMENTS OF OPERATIONS
       FOR THE THREE YEARS ENDED DECEMBER 31, 1993 (DOLLARS IN THOUSANDS)

                                                        1993    1992     1991
                                                       ------- -------  -------
Revenues:
  Equity in earnings of subsidiary companies and joint
   ventures before extraordinary items................ $61,412 $53,685  $38,364
  Interest and other income...........................   8,756   4,557    4,923
                                                       ------- -------  -------
    Total revenues....................................  70,168  58,242   43,287
                                                       ------- -------  -------
Expenses:
  General and administration..........................   6,564   6,796    5,585
  Interest, net of capitalized interest...............   2,346     714    2,836
                                                       ------- -------  -------
    Total expenses....................................   8,910   7,510    8,421
                                                       ------- -------  -------
Income before provision for income taxes..............  61,258  50,732   34,866
Provision for income taxes............................  18,184  11,922    8,284
                                                       ------- -------  -------
Income before change in accounting principle and ex-
 traordinary item.....................................  43,074  38,810   26,582
                                                       ------- -------  -------
Cumulative effect of change in accounting principle...   4,100     --       --
Equity in extraordinary item of joint ventures (Less
 applicable income taxes of $1,533)...................     --   (4,991)     --
                                                       ------- -------  -------
  Net income..........................................  47,174  33,819   26,582
Preferred dividends...................................   4,630   4,275      --
                                                       ------- -------  -------
Net income available to common stockholders........... $42,544 $29,544  $26,582
                                                       ======= =======  =======

   The accompanying notes are an integral part of these financial statements.

                                                                    SCHEDULE III

                        CALIFORNIA ENERGY COMPANY, INC.

             PARENT COMPANY ONLY CONDENSED STATEMENTS OF CASH FLOWS
       FOR THE THREE YEARS ENDED DECEMBER 31, 1993 (DOLLARS IN THOUSANDS)

                                                    1993      1992      1991
                                                  --------  --------  --------
Cash flows from operating activities............. $ 45,671  $ 22,597  $    631
                                                  --------  --------  --------
Cash flows from investing activities:
  Increase in development projects in progress...  (22,844)   (4,218)   (3,458)
  Decrease (increase) in advances to and invest-
   ments in subsidiaries and joint ventures......  (36,812)   12,155   (41,162)
  Other..........................................   (9,945)  (15,711)      251
                                                  --------  --------  --------
Cash flows from investing activities.............  (69,601)   (7,774)  (44,369)
                                                  --------  --------  --------
Cash flows from financing activities:
  Proceeds from sale of common, treasury and pre-
   ferred stocks, and exercise of warrants and
   stock options.................................    2,912     8,065   111,458
  Payment of senior notes........................      --        --     (6,000)
  Purchase of treasury stock.....................   (2,897)   (4,887)      --
  Net change in short-term bank loan.............      --        --    (15,000)
  Proceeds from issue of convertible subordinated
   debentures....................................  100,000       --        --
  Purchase of warrants...........................      --    (11,716)      --
  Deferred charges relating to debt financing....   (2,582)      --        --
                                                  --------  --------  --------
Cash flows from financing activities.............   97,433    (8,538)   90,458
                                                  --------  --------  --------
Net increase in cash and investments.............   73,503     6,285    46,720
Cash and investments at beginning of period......   53,321    47,036       316
                                                  --------  --------  --------
Cash and investments at end of period............ $126,824  $ 53,321  $ 47,036
                                                  ========  ========  ========
Interest paid (net of amounts capitalized)....... $   (897) $    464  $  3,342
                                                  ========  ========  ========
Income taxes paid................................ $  6,819  $  4,129  $  1,682
                                                  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                                                                    SCHEDULE III

                        CALIFORNIA ENERGY COMPANY, INC.

         PARENT COMPANY ONLY SUPPLEMENTAL NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

RELATED PARTY TRANSACTIONS

  The Company bills the Coso Project partnership and joint ventures for management, professional and operational services. Billings for the years ended December 31, 1993, 1992 and 1991 were $18,285, $19,629 and $18,316, respectively. Dividends received from subsidiaries for the years ended December 31, 1993, 1992 and 1991 were $49,053, $33,524 and $18,935 respectively.

RECLASSIFICATION

  Certain amounts in the fiscal 1992 and 1991 financial statements have been reclassified to conform to the fiscal 1993 presentation. Such reclassifications do not impact previously reported net income or retained earnings.

                                                                      SCHEDULE V

                        CALIFORNIA ENERGY COMPANY, INC.

                   CONSOLIDATED PROPERTY, PLANT AND EQUIPMENT
         AS OF DECEMBER 31, 1993, 1992 AND 1991 (DOLLARS IN THOUSANDS)

                           BALANCE AT                                    BALANCE AT
                          BEGINNING OF ADDITIONS              OTHER        END OF
    ASSET DESCRIPTION        PERIOD     AT COST  RETIREMENTS CHANGES       PERIOD
    -----------------     ------------ --------- ----------- -------     ----------
YEAR ENDED DECEMBER 31,
 1993
 Power plant and gather-
  ing system............    $235,924    $10,295     $ --     $   --       $246,219
 Wells and resource de-
  velopment costs.......     144,595     16,542       --         --        161,137
                            --------    -------     -----    -------      --------
 Total operating facili-
  ties..................     380,519     26,837       --         --        407,356
Wells and resource con-
 struction in progress..         916         23       --         --            939
                            --------    -------     -----    -------      --------
 Total project costs....     381,435     26,860       --         --        408,295
Pacific Northwest prop-
 erties costs...........      25,882     15,657       --         --         41,539
Nevada and Utah proper-
 ties costs.............      32,089      3,403       --         --         35,492
Yuma-construction in
 progress...............       1,294     40,167       --         --         41,461
Equipment...............       8,308      1,104       --         (99)(1)     9,313
                            --------    -------     -----    -------      --------
                            $449,008    $87,191     $ --     $   (99)(1)  $536,100
                            ========    =======     =====    =======      ========
YEAR ENDED DECEMBER 31,
 1992
 Power plant and gather-
  ing system............    $229,213    $ 6,711     $ --     $   --       $235,924
 Wells and resource de-
  velopment costs.......     124,416     19,029       --       1,150 (1)   144,595
                            --------    -------     -----    -------      --------
 Total operating facili-
  ties..................     353,629     25,740       --       1,150 (1)   380,519
Wells and resource con-
 struction in progress..       1,892        174       --      (1,150)(1)       916
                            --------    -------     -----    -------      --------
 Total project costs....     355,521     25,914       --         --        381,435
Pacific Northwest prop-
 erties costs...........      22,627      3,255       --         --         25,882
Nevada and Utah proper-
 ties costs.............      31,199        890       --         --         32,089
Yuma-construction in
 progress...............         --       1,294       --         --          1,294
Equipment...............       7,215      1,093       --         --          8,308
                            --------    -------     -----    -------      --------
                            $416,562    $32,446     $ --     $   --       $449,008
                            ========    =======     =====    =======      ========
YEAR ENDED DECEMBER 31,
 1991
 Power plant and gather-
  ing system............    $221,991    $ 7,784     $ --     $  (562)(1)  $229,213
 Wells and resource de-
  velopment costs.......      92,280     31,574       --         562 (1)   124,416
                            --------    -------     -----    -------      --------
 Total operating facili-
  ties..................     314,271     39,358       --         --        353,629
Wells and resource con-
 struction in progress..       1,812         80       --         --          1,892
                            --------    -------     -----    -------      --------
 Total project costs....     316,083     39,438       --         --        355,521
Pacific Northwest prop-
 erties costs...........      18,761      3,866       --         --         22,627
Nevada and Utah proper-
 ties costs.............       8,028     23,171       --         --         31,199
Equipment...............       6,898      1,027      (710)       --          7,215
                            --------    -------     -----    -------      --------
                            $349,770    $67,502     $(710)   $   --       $416,562
                            ========    =======     =====    =======      ========

- --------
(1) Other reclassification

                                                                     SCHEDULE VI

                        CALIFORNIA ENERGY COMPANY, INC.

 CONSOLIDATED ACCUMULATED DEPRECIATION AND AMORTIZATION OF PROPERTY, PLANT AND
                                   EQUIPMENT
         AS OF DECEMBER 31, 1993, 1992, AND 1991 (DOLLARS IN THOUSANDS)

                           BALANCE AT  DEPRECIATION                        BLANACE AT
                          BEGINNING OF     AND                   OTHER       END OF
                             PERIOD    AMORTIZATION RETIREMENTS CHANGES      PERIOD
                          ------------ ------------ ----------- -------    ----------
YEAR ENDED DECEMBER 31,
 1993
 Power plant and gather-
  ing system............    $21,947      $ 6,844       $ --      $(276)(1)  $28,515
 Wells and resource de-
  velopment costs.......     29,107       10,191         --        --        39,298
                            -------      -------       -----     -----      -------
 Total operating facili-
  ties..................     51,054       17,035         --       (276)      67,813
Equipment...............      3,996          777         --        --         4,773
                            -------      -------       -----     -----      -------
                            $55,050      $17,812       $ --      $(276)     $72,586
                            =======      =======       =====     =====      =======
YEAR ENDED DECEMBER 31,
 1992
 Power plant and gather-
  ing system............    $15,812      $ 6,135       $ --      $ --       $21,947
 Wells and resource de-
  velopment costs.......     19,587        9,520         --        --        29,107
                            -------      -------       -----     -----      -------
 Total operating facili-
  ties..................     35,399       15,655         --        --        51,054
Equipment...............      2,897        1,099         --        --         3,996
                            -------      -------       -----     -----      -------
                            $38,296      $16,754       $ --      $ --       $55,050
                            =======      =======       =====     =====      =======
YEAR ENDED DECEMBER 31,
 1991
 Power plant and gather-
  ing system............    $ 9,885      $ 5,927       $ --      $ --       $15,812
 Wells and resource de-
  velopment costs.......     11,684        7,903         --        --        19,587
                            -------      -------       -----     -----      -------
 Total operating facili-
  ties..................     21,569       13,830         --        --        35,399
Equipment...............      2,251          922        (276)      --         2,897
                            -------      -------       -----     -----      -------
                            $23,820      $14,752       $(276)    $ --       $38,296
                            =======      =======       =====     =====      =======

- --------
(1) Reclassification

                                                                     SCHEDULE IX

                        CALIFORNIA ENERGY COMPANY, INC.

                             SHORT-TERM BORROWINGS
                   AS OF DECEMBER 31, 1993, 1992, AND 1991
                            (DOLLARS IN THOUSANDS)

                                                       MAXIMUM     AVERAGE     WEIGHTED
                                                       AMOUNT      AMOUNT       AVERAGE
                                         WEIGHTED    OUTSTANDING OUTSTANDING INTEREST RATE
 CATEGORY OF AGGREGATE    BALANCE AT      AVERAGE    DURING THE  DURING THE   DURING THE
 SHORT-TERM BORROWINGS   END OF PERIOD INTEREST RATE   PERIOD      PERIOD       PERIOD
 ---------------------   ------------- ------------- ----------- ----------- -------------
Year ended December 31,
 1993...................     $--            --         $   --      $  --          --
Year ended December 31,
 1992...................     $--            --             --         --          --
Year ended December 31,
 1991...................     $--           7.21%       $15,000     $8,125         8.5%

  The short-term borrowing payable to a bank was under a $15,000 multi-year Credit Agreement. The average amount outstanding during the period was computed based on month-end balances. The weighted average interest rate during the period was the effective rate incurred.

                                                                      SCHEDULE X

                        CALIFORNIA ENERGY COMPANY, INC.

            CONSOLIDATED SUPPLEMENTARY INCOME STATEMENT INFORMATION
       FOR THE THREE YEARS ENDED DECEMBER 31, 1993 (DOLLARS IN THOUSANDS)

                                                            1993   1992   1991
                                                           ------ ------ ------
Maintenance and repairs................................... $3,465 $3,337 $2,283
Amortization of deferred financing cost...................  1,031  1,232    964
Taxes, other than payroll and income taxes................  3,902  3,572  3,603
Royalties.................................................  8,274  7,710  5,505
Advertising costs.........................................   *      *      *

- --------
* Less than amounts required to be reported pursuant to Securities and Exchange Commission

                            Graphics Appendix List


Page of Registration Statement
where graphic appears                      Description of Graphic
- ------------------------------             ----------------------

Page 28 Schematic diagram demonstrating how geothermal energy is extracted from the earth


Page 35                                    Map of the earth depicting areas
                                           of potential geothermal activity


Page 38                                    Map of the Philippines indicating
                                           proposed project sites


Page 42 Map of Indonesia indicating proposed project sites and location of CE regional office

                                 EXHIBIT INDEX

 EXHIBIT                                                                                  PAGE
   NO.                                         EXHIBIT                                    NO.
 -------                                       -------                                    ----
   1.1      Form of Underwriting Agreement
   4.1      Form of Indenture
   5.1      Opinion of Willkie Farr & Gallagher regarding the legality of the Notes
   8.1      Opinion of Willkie Farr & Gallagher regarding certain tax matters
  11.1      Statement regarding computation of earnings per share*
  12.1      Statement regarding computation of ratio of earnings to fixed charges*
  23.1      Consent and report on schedules of Deloitte & Touche
  23.2      Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)
  24.1      Power of Attorney
  25.1      Statement of eligibility of trustee*
  27.1      Financial Data Schedule*

- --------
* Previously filed.